      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998



                                                      REGISTRATION NO. 333-42053

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                  FORM SB-2/A
                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 AYURCORE, INC.
                 (Name of Small Business Issuer in Its Charter)
                         ------------------------------

                DELAWARE                                    2834                                   77-0341892
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                        1737 N. FIRST STREET, SUITE 290
                           SAN JOSE, CALIFORNIA 95112
                                 (408) 441-6380
  (Address, including zip code, and telephone number, including area code, of registrant's executive offices)
                         ------------------------------

                               DEEPA CHITRE, M.D.
                            CHIEF EXECUTIVE OFFICER
                                 AYURCORE, INC.
                        1737 N. FIRST STREET, SUITE 290
                           SAN JOSE, CALIFORNIA 95112
                                 (408) 441-6380
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                With copies to:


       IRWIN M. ROSENTHAL, ESQ.                 VIRGINIA K. SOURLIS, ESQ.
 Rubin Baum Levin Constant & Friedman              192 Kingsley Street
         30 Rockefeller Plaza                 Long Branch, New Jersey 07740
       New York, New York 10112                 Telephone: (732) 758-9001
       Telephone: (212) 698-7700                Facsimile: (732) 758-6671
       Facsimile: (212) 698-7825


                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /


    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL SUCH REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED MAY 27, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                 AYURCORE, INC.



                        1,350,000 SHARES OF COMMON STOCK



    AyurCore, Inc. (the "Company") hereby offers 1,350,000 shares (the "Shares") of its common stock, $.001 par value (the "Common Stock"), at an initial public offering price of $6.00 per share (the "Offering"). The Offering price of the Shares was established by negotiation between the Company and Network 1 Financial Securities, Inc., the representative (the "Representative") of the underwriters of the Offering (the "Underwriters") and does not necessarily bear any direct relationship to the Company's assets, book value, net worth or any other recognized criteria of value. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting."



    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop upon completion of the Offering or, if developed, be sustained. The Company has applied for quotation of the Common Stock on the Nasdaq SmallCap Market ("Nasdaq") under the proposed symbol "AYUR."



THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
      AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON
                              PAGE 8 AND "DILUTION" ON PAGE 20.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                                 PUBLIC          COMMISSIONS(1)        COMPANY(2)
Per Share................................................        $6.00                $.60               $5.40
Total(3).................................................      $8,100,000           $810,000           $7,290,000



(1) In addition, the Company has agreed to pay to the Representative, (i) a nonaccountable expense allowance equal to 3% of the gross proceeds of the Offering, (ii) warrants (the "Representative's Warrants") to purchase up to 135,000 shares of Common Stock, and (iii) a 24-month financial advisory and investment banking agreement for an aggregate payment of $120,000 payable in full at the closing of the Offering. The Company has also agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."



(2) Before deducting expenses of the Offering payable by the Company, estimated at $900,000 (including the Representative's nonaccountable expense allowance). See "Underwriting."



(3) The Company has granted the Representative an option, exercisable during the 45 days following the date of this Prospectus, to purchase up to 202,500 additional shares of Common Stock on the same terms and conditions as set forth above, solely for the purpose of covering over-allotments, if any. If the Representative's over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $9,315,000, $931,500 and $8,383,500, respectively. See "Underwriting."


                            ------------------------


    The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel and certain other conditions. The Representative reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock offered hereby will be made against payment therefor at the offices of the Representative, The Galleria, Building 2, Penthouse, 2 Bridge Avenue, Red Bank, New Jersey
07701-1106, on or about            , 1998.


                                     [LOGO]

                The date of this Prospectus is            , 1998

                                 AYURCORE, INC.
             Discovery & Development of Novel Phyto-Pharmaceuticals
--------------------------------------------------------------------------------
      * Targeting difficult-to-treat human diseases-Designed to save time-

(Picture of four plants used to make     (Picture of Company's laboratory in
  ARTREX-TM-)                            India)
Identification of Non-Toxic Medicinal    Leading to Standardization
  Plants                                   Optimization and Clinical Testing

                     (Picture of two ARTREX boxes w/pills)
              Resulting in Novel Proprietary Phyto-Pharmaceuticals


While certain of the Company's products are currently being marketed in India and Singapore, none of them have yet received United States FDA approval, and the Company does not expect to receive any such approval until, at the earliest, the year 2001.


                             AVAILABLE INFORMATION

    As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING PLACING STABILIZING BIDS OR EFFECTING PURCHASES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS, INCLUDING PER SHARE DATA AND INFORMATION RELATING TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING: (i) GIVES RETROACTIVE EFFECT TO THE RECLASSIFICATION OF THE COMPANY'S CLASS A COMMON STOCK AND CLASS B COMMON STOCK INTO ONE CLASS OF COMMON STOCK, AN INCREASE IN THE COMPANY'S AUTHORIZED CAPITAL STOCK, AND AN 18,333.486-FOR-1 SPLIT OF THE COMMON STOCK, EACH OF WHICH WAS EFFECTED ON NOVEMBER 26, 1997, AND (ii) ASSUMES NO EXERCISE OF THE REPRESENTATIVE'S OVER-ALLOTMENT OPTION TO PURCHASE UP TO 202,500 ADDITIONAL SHARES OF COMMON STOCK. SEE "UNDERWRITING" AND NOTE K OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                  THE COMPANY


    The Company is engaged primarily in the discovery, development, clinical testing and marketing of proprietary plant-based pharmaceuticals (phyto-pharmaceuticals) for the treatment of chronic, difficult-to-treat human diseases. The Company currently has three phyto-pharmaceuticals in various stages of clinical and preclinical development. RA-11, the Company's lead phyto-pharmaceutical, recently completed a six month test-marketing program in India, is currently being sold in Singapore and, on a limited basis, India, and is scheduled to be launched for sale on a national basis in India in June 1998; IM-10, which is undergoing preclinical animal pharmacology testing in India, has been indicated for the stimulation and restoration of bone marrow and the immune system in cancer patients being treated with chemotherapy; and HP-11, an early-stage product candidate, is undergoing laboratory testing in India for the treatment of hepatitis. The Company has an exclusive license under a United States patent relating to RA-11 and its use in treating degenerative musculoskeletal diseases. In addition, the Company has a United States patent application pending relating to BV-6, a pharmaceutical derived from a single animal cell component, which is undergoing early pharmacological studies at Emory University for the treatment of degenerative diseases of the central nervous system.



    A key element of the Company's strategy is to apply the principles of Ayurveda, an ancient science native to India, to reduce the time and costs associated with the drug discovery process. Generations of Ayurveda scholars have studied and documented the uses and efficacy of specific plants as medicinal therapies over a period of several hundreds of years. Their findings, preserved and detailed in Ayurvedic literature, provide valuable information for modern day scientists. Through the study of Ayurveda, the Company's scientific team seeks to rapidly identify plants, or combinations of plants, that have been successfully used to treat symptoms and ailments characteristic of the diseases targeted by the Company. In addition, because Ayurvedic literature has also documented the safety of over 300 plant extracts for human use, once an Ayurvedic plant candidate has been identified by the Company's researchers, they are, in many instances, able to conduct early development activities in parallel, rather than sequentially, when determining the candidate's safety and efficacy. The Company believes that focusing its screening process on plants whose safety and efficacy in medicinal use have been documented in Ayurvedic literature will result in faster and more effective screening methods for the discovery of new phyto-pharmaceuticals. The Company further believes that, based on their long histories of safe use, these phyto-pharmaceuticals will have a greater potential for safety and, as a result, may achieve more rapid regulatory approval. See "Business--The AyurCore Model of Drug Discovery and Development."



    The Company's research and development activities are primarily conducted by the Company's Indian subsidiary at laboratories located in Pune, India, which are staffed with 19 full time employees and 12 consultants. There, the Company's India-based scientists are able to study the Ayurvedic literature (primarily written in the ancient Sanskrit language) to accelerate the plant screening process. In addition, by conducting operations in India, the Company is able to access highly skilled scientific talent and other resources at an estimated one-tenth of the cost of comparable labor and resources in the United States. Although the Company's clinical trials to date have only been conducted in India, they have been administered in accordance with protocols designed to be consistent with the standards of the United States Food and Drug Administration (the "FDA") and in laboratories that are designed to operate in accordance with guidelines consistent with FDA Good Laboratory Practices ("GLP"). In addition, the Company's proprietary plant extraction process is conducted for it by Kancor Flavours & Extracts Pvt. Ltd., a third-party Indian supplier with an ISO-9000 certification (a worldwide industry manufacturing standard). The Company has thus established, and continues to enhance, a network infrastructure in India designed to identify phyto-pharmaceuticals through an accelerated process and in a low-cost, high quality environment.


    RA-11, the Company's lead product, has been derived, initially through Ayurvedic studies, from a combination of four different plant species. The Company holds an exclusive license on two Indian patents relating to its proprietary plant extraction and RA-11 formulation processes, as well as a United States patent relating to RA-11 and its use in treating degenerative musculoskeletal diseases, such as rheumatoid arthritis and osteoarthritis. Incidence of rheumatoid arthritis is reported to be approximately 2% of the world population and the incidence of clinically symptomatic osteoarthritis is reported to be between 10-15% worldwide. Moreover, in 1996, arthritis in general was reported by the American College of Rheumatology ("ACR") to be the number one cause of disability in the United States and the total market for prescription arthritis drug therapy was estimated to be over $6 billion. Based on clinical trials conducted in India (where RA-11 has been approved for commercial sale by India's FDA equivalent) under protocols consistent with FDA guidelines and ACR criteria, the Company believes that RA-11 may prove to be an effective and safe drug for long-term treatment of osteoarthritis and may be classified as a disease modifying, anti-rheumatic drug for the long-term treatment of rheumatoid arthritis.


    Effective September 1997, the Company entered into a three-year distribution agreement with a Singapore-based pharmaceutical marketing and distribution company, MD Pharmaceuticals Laboratories Ltd., for the distribution of RA-11 in certain Pacific Rim countries. Marketing commenced under such agreement in May 1998. In March 1998, a six month test-marketing program of RA-11 in India was completed. The test-marketing program was conducted by Alembic Chemical Works Co. Limited, an Indian pharmaceutical company ("Alembic"). The Company is in discussions with Alembic regarding a definitive agreement, and, subject to finalization of an agreement, the Company anticipates a national launch of RA-11 in India in June 1998. Subject to successful completion of additional animal pharmacology studies being conducted in India, the Company intends to file an investigational new drug ("IND") application for RA-11 with the FDA in the United States by the first quarter of 1999. Subject to approval of its IND application, of which there can be no assurance, the Company will seek to by-pass Phase I clinical trials (preliminary trials which focus on healthy human subjects) in the United States, proceeding directly to Phase II clinical studies (intermediate level trials, focused on a limited target patient population), since it has already conducted two large, well-documented efficacy and safety Phase II clinical trials in India using protocols prepared in the United States consistent with FDA guidelines. The Company does not, however, anticipate completing clinical trials or filing a new drug application ("NDA") with the FDA for RA-11 (approval of which must be obtained prior to the commencement of its commercial sale in the United States) until, at the earliest, the year 2001.



    In addition to its activities related to RA-11, during the 12-month period following the Offering the Company intends to focus its research and development efforts (i) with respect to IM-10 and HP-11, on continued preclinical testing in India and the United States and, subject to obtaining successful results, the commencement of clinical trials in India, and (ii) with respect to BV-6, on continued preclinical studies in the United States. The proceeds of the Offering will not be sufficient to complete development efforts of any of these proposed products and the Company will require substantial additional financing to continue development efforts in these areas.


    The Company is in the development stage and has not yet had any of its products approved by the FDA. The Company's long-term viability, profitability and growth will depend upon successful commercialization of products resulting from its research and development activities. To date, the Company has recorded only limited product sales ($101,000 in net product sales from inception through March 31, 1998), and these have been derived primarily from sales in India of SA-12, a proprietary anti-bacterial surgical scrub acquired by the Company from its inventor in 1995. As a result, the Company has incurred significant operating losses since its inception, including net losses of $1,432,000 and $1,327,000 for the years ended December 31, 1997 and 1996, respectively, and $281,000 for the quarter ended March 31, 1998. The Company expects that its losses will increase as the Company expands its research and development activities and that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company believes that its ability to generate sufficient revenues primarily depends on the success of the Company in completing development, and obtaining regulatory approvals in the United States and other major markets for the commercial sale, of RA-11 and other product candidates. There can be no assurance that any of such events will occur or that the Company will ever achieve profitable operations. See "Risk Factors."



    Set forth below is a summary of the Company's products and product candidates.



  PRODUCT       TARGETED INDICATIONS        OWNERSHIP STATUS        STAGE OF DEVELOPMENT
------------------------------------------------------------------------------------------

RA-11         Treatment of rheumatoid   Exclusive licensee        Two large Phase II level
              arthritis and                                       clinical trials have
              osteoarthritis                                      been completed in India
                                                                  using protocols
                                                                  consistent with FDA
                                                                  guidelines; test-
                                                                  marketing successfully
                                                                  completed in India;
                                                                  marketed in Singapore;
                                                                  pre-IND in United States
------------------------------------------------------------------------------------------

IM-10         Immunostimulation in      Exclusive licensee        Pre-clinical
              cancer patients
------------------------------------------------------------------------------------------

HP-11         Treatment of hepatitis,   Owner (by assignment)     Early pre-clinical
              including hepatitis A,
              B, C and chemically
              induced hepatitis
------------------------------------------------------------------------------------------

BV-6          Treatment of central      Owner (by assignment)     Early pre-clinical
              nervous system
              degenerative diseases
              such as seizure
              disorders, strokes,
              multiple sclerosis and
              Alzheimer's disease
------------------------------------------------------------------------------------------

SA-12         Topical antibacterial     Owner (by assignment)     Marketed in India
              surgical scrub and
              general disinfectant for
              use on hands and other
              skin surfaces



    The Company is a Delaware corporation which was organized on January 11, 1993 under the name Bio-Ved, Inc. The Company changed its name to AyurCore, Inc. on September 27, 1995. The Company has one substantially wholly-owned subsidiary, Bio-Ved Pharmaceuticals Private Limited, a company organized in India ("Bio-Ved"). Unless the context otherwise requires, all references herein to the "Company" shall be deemed to include and refer to AyurCore, Inc. and Bio-Ved. The Company's principal executive office is located at 1737 N. First Street, Suite 290, San Jose, California 95112 and its telephone number is (408) 441-6380.

                                  THE OFFERING


Common Stock offered.........................  1,350,000 shares

Common Stock to be outstanding after the
  Offering...................................  3,569,702 shares (1)

Use of Proceeds..............................  The Company intends to use the net proceeds of the Offering for research and development,
                                               repayment of indebtedness, manufacturing and
                                               marketing, and working capital.

Risk Factors.................................  The Company is a development stage company and has incurred substantial losses since
                                               inception. An investment in the securities
                                               offered hereby is speculative in nature and
                                               involves a high degree of risk and immediate
                                               substantial dilution. See "Risk Factors" and
                                               "Dilution."

Proposed Nasdaq symbol.......................  "AYUR"


------------------------


(1) Does not include: (i) 70,000 shares of Common Stock reserved for issuance upon exercise of stock options granted, and 157,986 shares of Common Stock reserved for issuance upon exercise of stock options available for future grant, under the Company's 1997 Stock Option Plan (the "Option Plan"); (ii) 300,970 shares of Common Stock reserved for issuance upon exercise of currently outstanding non-Option Plan options; (iii) 475,000 shares of Common Stock reserved for issuance upon exercise of currently outstanding warrants; and (iv) 135,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Stock Options," "Certain Transactions," "Description of Securities" and "Underwriting."

                             SUMMARY FINANCIAL DATA
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


    The following sets forth certain summary historical financial data for the Company as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 and for the period January 11, 1993 (inception) through December 31, 1997, which have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The summary historical financial data set forth as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 and for the period January 11, 1993 (inception) through March 31, 1998, have been derived from the unaudited consolidated financial data of the Company included elsewhere herein. The summary historical financial data should be read in conjunction with such consolidated financial statements and the notes thereto. Operating results for the interim periods are not necessarily indicative of results of the full fiscal year.


STATEMENT OF OPERATIONS DATA:


                                 YEAR ENDED          JANUARY 11, 1993       THREE MONTHS ENDED    JANUARY 11, 1993
                                DECEMBER 31,            (INCEPTION)             MARCH 31,            (INCEPTION)
                           ----------------------  THROUGH DECEMBER 31,   ----------------------  THROUGH MARCH 31,
                              1997        1996             1997              1998        1997           1998
                           ----------  ----------  ---------------------  ----------  ----------  -----------------
Revenue:
  Net product sales......   $      91                    $      91        $       10                  $     101
  Royalty income.........          12                           12                                           12
  Government grant.......         100                          100                    $       56            100
                           ----------                      -------        ----------  ----------       --------
Total revenue............         203                          203                10          56            213
                           ----------                      -------        ----------  ----------       --------
                           ----------                      -------        ----------  ----------       --------
Costs and expenses:
  Cost of sales..........   $     100                    $     100        $        6                  $     106
  Research and
    development..........         272   $     401            1,312                34  $       89          1,346
  General and
    administrative.......         735         844            3,012               225         183          3,237
                           ----------  ----------          -------        ----------  ----------       --------
Total operating
expenses.................       1,107       1,245            4,424               265         272          4,689
                           ----------  ----------          -------        ----------  ----------       --------
Loss from operations.....        (904)     (1,245)          (4,221)             (255)       (216)        (4,476)
  Net interest income
    (expense)............        (528)        (82)            (632)              (26)        (27)          (658)
                           ----------  ----------          -------        ----------  ----------       --------
  Net loss...............   $  (1,432)  $  (1,327)       $  (4,853)       $     (281) $     (243)     $  (5,134)
                           ----------  ----------          -------        ----------  ----------       --------
                           ----------  ----------          -------        ----------  ----------       --------

Basic and Diluted loss
per share(1).............   $    (.70)  $    (.66)                        $     (.13) $     (.12)
                           ----------  ----------                         ----------  ----------
                           ----------  ----------                         ----------  ----------

Weighted average number
  of shares outstanding--
  Basic and Diluted(1)...   2,034,945   1,999,994                          2,219,702   1,999,994
                           ----------  ----------                         ----------  ----------
                           ----------  ----------                         ----------  ----------


BALANCE SHEET DATA:


                                                                                                MARCH 31, 1998
                                                                         DECEMBER 31,   ------------------------------
                                                                             1997        ACTUAL     AS ADJUSTED(2)(3)
                                                                         -------------  ---------  -------------------
Working capital (deficit)..............................................    $  (2,050)   $  (2,355)      $   5,111
Total assets...........................................................          508          565           6,074
Total current liabilities..............................................        2,098        2,412             888
Long-term debt.........................................................       --           --                 514
Deficit accumulated during development stage...........................       (4,963)      (5,244)         (5,244)
Total stockholders' equity (capital deficiency)........................       (1,590)      (1,847)          4,672


------------------------


(1) See Note B [6] to the Company's Consolidated Financial Statements.



(2) Gives effect to the reclassification of approximately $605,000 in principal amount of short-term debt ($250,000 of which was borrowed after March 31, 1998), plus accrued interest thereon ($38,000 as of March 31, 1998), to long-term debt upon consummation of the Offering.



(3) As adjusted to give effect to the sale of the 1,350,000 shares of Common Stock offered hereby at the Offering price of $6.00 per share and the anticipated application of the estimated net proceeds therefrom and the repayment of certain indebtedness (approximately $778,000 in outstanding principal and interest). See "Use of Proceeds."

                                  RISK FACTORS

    THE SECURITIES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH IN THIS PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT IN THE SHARES. THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS ARE NOT INTENDED TO BE AN EXHAUSTIVE LIST OF THE GENERAL OR SPECIFIC RISKS INVOLVED, BUT MERELY IDENTIFY CERTAIN RISKS THAT ARE NOW FORESEEN BY THE COMPANY. IT MUST BE RECOGNIZED THAT OTHER RISKS, NOT NOW FORESEEN, MIGHT BECOME SIGNIFICANT IN THE FUTURE AND THAT THE RISKS WHICH ARE NOW FORESEEN MIGHT AFFECT THE COMPANY TO A GREATER EXTENT THAN IS NOW FORESEEN OR IN A MANNER NOT NOW CONTEMPLATED.

    EARLY STAGE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT. None of the Company's products or product candidates have been approved for sale in the United States or Europe or in other countries with comparable regulatory approval processes. The Company's products and product candidates are in various stages of development and will require significant additional development, clinical testing and investment prior to commercialization in the United States and other countries. Products for use in human healthcare must be evaluated in extensive human clinical trials to determine their safety and efficacy as part of a lengthy process to obtain government approval. Clinical trials may be terminated at any time for many reasons, including safety or lack of efficacy. There can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend any trials which it may conduct. Further, there can be no assurance that the Company's research and development efforts will be successful or that any products developed will be safe, effective, capable of being manufactured in commercial quantities at an economical cost, approved by appropriate regulatory authorities, accepted for coverage and reimbursement by third party payers or successfully marketed in quantities sufficient to generate operating revenue. Failure of any of the Company's product candidates to successfully complete any of the steps necessary for their successful commercialization would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."


    DEVELOPMENT STAGE COMPANY; HISTORY OF SIGNIFICANT LOSSES; ANTICIPATED FUTURE LOSSES; ACCOUNTANT'S EXPLANATORY PARAGRAPH REGARDING THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. The Company is in the development stage and, as such, has generated only limited revenue and has incurred significant losses, including net losses of $1,432,000 and $1,327,000 for the years ended December 31, 1997 and 1996, respectively, and $281,000 for the quarter ended March 31, 1998. As of March 31, 1998, the Company had an accumulated deficit of $5,244,000. The Company expects to incur operating losses and negative cash flow for the next several years and that its losses will increase as the Company expands its research and development activities. The likelihood of the Company's success must be considered in light of the problems, delays, expenses and difficulties frequently encountered by enterprises in the early stage of development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, preclinical and clinical testing, the obtainment of regulatory approvals for the manufacture and sale of products, competition, manufacturing, marketing, and the political, economic and regulatory problems associated with engaging in business in India and other countries. These and other problems may result in additional costs and expenses that exceed current estimates. There can be no assurance that the Company will ever achieve significantly increased revenues or profitable operations. In addition, the Company's independent auditors have included an explanatory paragraph in their report stating that the Company's accumulated deficit and its dependence, to date, upon equity financings and advances and loans from stockholders and others raise substantial doubts about the Company's ability to continue as a going concern. The Offering is an integral part of the Company's plan to continue as a going concern. See "Management's Disccusion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Consolidated Financial Statements.

    SIGNIFICANT CAPITAL REQUIREMENTS; DEPENDENCE ON OFFERING PROCEEDS; WORKING CAPITAL DEFICIT; NEED FOR ADDITIONAL FINANCING. The Company's capital requirements have been and will continue to be significant. To date, the Company has been dependent primarily upon equity investments and advances and loans from, or guaranteed by, stockholders to fund its capital requirements. As of March 31, 1998, the Company had a working capital deficit of $2,355,000, and it is dependent upon the proceeds of the Offering to fund its continuing research and development and other working capital requirements. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the nature and extent of research and development required in connection with the regulatory approval process, the timing of obtaining regulatory approvals, if any, market acceptance, the competitive position of the Company's products, and the ability of the Company to continue to secure adequate manufacturing and distribution relationships) that the net proceeds of the Offering will be sufficient to fund the Company's contemplated capital requirements for at least 12 months following the consummation of the Offering. In the event the Company's plans change or its assumptions change or prove to be incorrect, the Company could be required to seek additional financing sooner than currently anticipated. In addition, the Company will need to raise substantial additional capital to fund its future operations. There can be no assurance that additional financing will be available when needed on terms acceptable to the Company, or at all. Any inability to obtain additional financing when needed would have a material adverse effect upon the Company and could prevent it from implementing its business strategy and require it to significantly curtail its operations. In addition, if additional funds are raised by issuing equity securities, dilution to then existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    DEPENDENCE UPON KEY PERSONNEL AND CONSULTANTS. The Company's success depends in large part on the continued services of its executive management team and other key personnel. The Company's success also depends on its ability to retain and attract highly skilled personnel, both in the United States and India. There can be no assurance that the Company will be able to continue to attract or retain such persons. In addition, the Company relies to a large extent on scientific consultants to assist it in the drug discovery and development process. The Company's success is substantially dependent upon the efforts of these third parties and the continued availability of their services to the Company. Many of the Company's arrangements with its consultants are relatively short-term or are informal. There is, therefore, no assurance that the Company will be able to retain or continue to retain such consultants or other qualified consultants on commercially reasonable terms, or at all. In addition, the time and resources devoted to the Company's business by its consultants will generally be controlled by them and not by the Company, and many of these consultants may have commitments to other entities that could limit their availability to the Company. Some of these consultants may also provide consulting services to companies that may be competitors of the Company. The loss of existing executive management or key personnel, or the failure to recruit additional highly skilled personnel, could significantly impede the Company's attainment of its objectives and have a material adverse effect on the Company's business, financial condition and result of operations. See "Business--Consultants" and "Management."


    UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS. The Company's success depends in part on its ability to obtain patent protection for its products and to preserve its trade secrets. The Company holds an exclusive license on a United States patent relating to RA-11 and its use in treating degenerative musculoskeletal diseases, including rheumatoid arthritis and osteoarthritis, which patent expires in 2014. The Company also holds an exclusive license on two Indian patents, one of which relates to the Company's proprietary plant extraction process and the other of which relates to the Company's proprietary process for formulating RA-11, both of which Indian patents expire in 2001. In addition, the Company has a pending United States patent application related to BV-6. No assurance can be given that the Company's pending patent application or future patent applications will issue as patents, that any patents will provide the Company with competitive advantages for its products or that they will not be successfully challenged or circumvented by the Company's competitors. The Company has not conducted an exhaustive patent search and no assurance can be given that patents do not exist or could not be filed which would have an adverse effect on the Company's ability to market its products. If other companies were to successfully bring legal actions against the Company claiming patent or other intellectual property right infringements, then, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to use the affected process or to manufacture or use the affected product and, if enjoined by a court, the Company could be required to cease using such process or product. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, or at all. There is significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's financial and other resources, regardless of the outcome of such litigation. There can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement action. The Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or independently developed by competitors. See "Business--Patents, Licenses, and Proprietary Rights."


    At present, India only grants process patents for pharmaceutical products. Although India is not a signatory of the Paris Convention, it is a member of the World Trade Organization ("WTO"). As a signatory of WTO, India is required to comply with its obligations under Trade-Related Aspects of Intellectual Property Rights ("TRIPS"). TRIPS requires India to grant product patents for pharmaceutical products after a certain transition period. During the transition period, participating countries must establish a means for filing patent applications relating to pharmaceutical products and agricultural chemicals and also grant exclusive marketing rights for certain periods. In response to claims raised by other countries, WTO ruled that India has not been abiding by its transition period commitments under TRIPS. India appealed the WTO decision, but lost the appeal. As a result, India is supposed to conform its patent rules to WTO requirements. Failure to do so could result in economic or other retaliation by member countries. In addition, as an aftermath of the Convention on Biological Diversity, India is planning to enact a law on national bio-diversity. This law may place restrictions and/or conditions for obtaining patents or other intellectual property relating to biological material or products derived therefrom. See "Business--Patents, Licenses and Proprietary Rights."


    NO ASSURANCE OF REGULATORY APPROVALS. The Company's research, preclinical development, clinical trials, and manufacturing and marketing of its products in the United States and other countries are subject to extensive regulation by numerous governmental authorities including, but not limited to, the FDA. The Company has no products approved by the FDA and does not expect to achieve profitable operations until products receive FDA approval, are commercialized successfully, and become eligible for reimbursement by third party payers. Any potential therapeutic product developed by the Company will be subject to rigorous preclinical and clinical testing and approval pursuant to regulations administered by the FDA and comparable agencies in other countries. The approval process for the Company's drug candidates is lengthy and is likely to involve significant expenditures. No assurance can be made that the Company will be able to file any NDAs or that any such filings will result in FDA approval. Furthermore, the Company cannot predict with any degree of certainty when it might be in a position to file any NDA or the length of time involved between the filing of an NDA and obtaining FDA approval, if at all. The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. The Company may have difficulty obtaining sufficient patient populations, clinicians or support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly.

    The effect of government regulation may be to delay marketing of the Company's proposed products for a considerable period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to companies that compete with the Company. There can be no assurance that FDA or other regulatory authority approval for any product candidates developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals would materially and adversely affect the marketing of the Company's drug candidates and the Company's business, financial position and results of operations. In addition, legislation may be enacted in the future which might adversely affect the Company's ability to develop, manufacture or market its drug candidates. Any FDA approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in withdrawal of products from marketing. Moreover, if and when such approval is obtained, the marketing and manufacture of the Company's products would remain subject to extensive regulatory requirements administered by the FDA and other regulatory bodies. Failure to comply with these regulatory requirements could, among other things, result in fines, suspensions or withdrawal of regulatory approvals, operating restrictions and criminal prosecution. The Company intends, either on its own or in collaboration with others, to market its products in major markets outside of the United States. There can be no assurance that the Company will be successful in establishing marketing relationships, conducting clinical testing in foreign countries or obtaining required foreign regulatory approvals in a timely manner, if at all. To market its products abroad, the Company must comply with numerous and varying foreign regulatory requirements implemented by foreign health authorities, governing, among other things, the design and conduct of clinical trials, pricing regulations and marketing approval. The approval procedure may vary among countries and can involve, for example, additional testing, and the time required to obtain approval may differ from the time required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval. However, approval by the FDA of any drug candidate does not ensure approval by the regulatory agencies of other countries. See "Business--The Regulatory Approval Process" and "--Products and Product Candidates."


    OPERATIONS CONDUCTED IN INDIA AND DEPENDENCE ON POLITICAL AND ECONOMIC STABILITY OF INDIA AND OTHER COUNTRIES. Substantially all the Company's research and development operations are currently conducted, and most of the Company's limited sales are currently generated, in India. To effectively manage its operations in India, the Company requires, and will continue to require, the engagement of persons with appropriate managerial skills and the implementation of an effective supervisory program which will include a continual and current flow of reliable information to the Company's officers in the United States and frequent reports from, and visits to, its operations in India. Additional administrative costs and greater security and operational risks, accordingly, will be incurred than if the operations were conducted solely in the United States. No assurance can be given that persons with the required managerial skills can continue to be located and employed by the Company in India or that an effective supervisory program can be maintained. Furthermore, the Company's operations are, and will be, dependent on the political and economic stability of India and other countries in which the Company may do business, as well as such countries' laws, rules and regulations, particularly with respect to licenses, permits, government controls, investments and conduct of operations by foreign-owned entities, patents and other intellectual property protections, taxes, customs, trade restrictions and exchange and currency controls. These considerations may also apply to each of the individual states within India in which the Company conducts or may conduct its operations. In May 1998, underground nuclear explosions were detonated in India as part of a government testing program. The action triggered condemnation by a number of countries including the United States. The United States has imposed sanctions against India in accordance with the provisions of the 1994 Nuclear Proliferation Prevention Act. The Act, which reportedly has never before been used, provides sanctions which cut off virtually all United States non-humanitarian aid to India, bar American banks from making loans to the Indian government and restrict exports of computers and other equipment that might have military uses. The Act also requires the United States to oppose loans to India by the

World Bank and the International Monetary Fund. The Company cannot predict the effect, if any, the sanctions will have on the Company's operations.



    A significant portion of the Company's activities have been, and for the forseeable future are expected to continue to be, conducted in India. As a result, the Company is exposed to risks associated with currency exchange. Devaluation of the rupee against the dollar would reduce the dollar value of revenue generated in India, and the Company's rupee-denominated assets. Devaluation of the rupee would also reduce the dollar value of expenses incurred in India, including research, development and manufacturing costs, and of the Company's rupee-denominated liabilities. Strengthening of the rupee versus the dollar would have the opposite effect. To the extent the Company engages in business in other foreign countries, the Company may be exposed to currency exchange risks involving other currencies. To date, currency fluctuations have not had a material effect on the Company's financial condition or results of operations. The Company's business strategy includes marketing its products in certain Pacific Rim countries. The economies and financial markets of many of these countries, including Singapore where one of the Company's distributors is based, have recently experienced significant turmoil. This may have an adverse effect on the marketing of the Company's products in those countries. See "--Foreign Trade Risks."



    INABILITY TO REPATRIATE CERTAIN FUNDS. Foreign investments in India are subject to regulation under the Foreign Exchange Regulation Act, 1973. Under existing Indian law, foreign investments in Indian companies can either be made on a repatriation or non-repatriation basis. Investments made on a repatriation basis permit return out of India of the full capital amount invested, together with interest, dividends and other amounts earned thereon. Investments made on a non-repatriation basis do not permit return out of India of any of the capital amount invested. Interest, dividends and other income earned on the capital amount, however, are currently repatriable out of India, subject to a corporate income tax and dividend distribution tax imposed by the Government of India in the amount of 35% and 10%, respectively. Foreign investments made on a repatriation basis require prior approval of the Foreign Investment Promotion Board ("FIPB"), Government of India and Reserve Bank of India ("RBI"). Investments made on a non-repatriation basis require no governmental approval if made by non-resident Indians or overseas corporate bodies owned at least 60% by non-resident Indians (collectively, "NRIs"). However, these investments are required to be declared in a filing made with the RBI. Prior to the Offering, the Company has been considered an NRI. As of March 31, 1998, an aggregate of approximately $744,000 had been provided by the Company to fund the Company's operations in India. Of such amount, approximately $301,000 was provided to Bio-Ved, approximately $263,000 of which has been registered as a contribution to Bio-Ved's capital on a non-repatriation basis and cannot be repatriated from India. Effective December 8, 1997, the FIPB approved an application submitted by the Company to permit future investment in Bio-Ved on a repatriation basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    DEPENDENCE ON SOURCES OF SUPPLY. The plant materials from which the Company's products are being developed are currently located primarily in India. The ability of the Company to secure an adequate supply of cultivated plant materials will be affected by factors such as location, seasonality and weather. Plant materials used in the production of RA-11 are purchased from one supplier, Kancor Flavours & Extracts Pvt. Ltd. ("Kancor"), a supplier of plant extracts located in India. Although the Company has entered into a supply agreement with Kancor, there can be no assurance that this supplier will continue to be able to supply the Company with all of the Company's requirements. The Company is also dependent on Kancor and another supplier for plant materials used in connection with the Company's other phyto-pharmaceutical research and development activities. In addition, a continued source of plant supply is subject to the risks inherent in international trade. Those risks include unexpected changes in regulatory requirements, exchange rates, tariffs and barriers, difficulties in coordinating and managing foreign operations, potentially adverse tax consequences and disruptions in the political and economic stability of India and other regions in which the plants are grown. The Indian government presently prohibits the export of certain plants, plant portions and their derivatives and extracts. Although none of the Company's products or product candidates are produced utilizing any of these plant materials, there can be no assurance that the Indian government will not, in the future, prohibit the export of plant materials used in the Company's products. There can be no assurance of a continual source of supply of plant materials. Interruptions in supply or material increases in the cost of the supply could have a material adverse affect on the Company's business, financial condition and results of operations. See "Business--Manufacturing and Supply."


    LIMITED MANUFACTURING CAPACITY. The Company does not have the staff or facilities necessary to manufacture its products on a commercial scale. The Company has entered into a manufacturing agreement with a pharmaceutical company located in India for the production of RA-11, and the Company will seek similar manufacturing agreements as additional products are developed and commercialized. SA-12 is manufactured under an agreement with another pharmaceutical company located in India. In 1997, the Company became dissatisfied with the performance of a former SA-12 manufacturer and began the process of changing to the present manufacturer. Due to unanticipated delays, related to transferring the right to use the trade name associated with SA-12, which delays have been resolved, the Company was forced to suspend sales of SA-12 during the first quarter of 1998. Although the Company intends to monitor production at its manufacturers' facilities to assure their compliance with the Company's product specifications, the Company will be dependent upon its manufacturers to, among other things, satisfy performance and quality specifications and dedicate sufficient production capacity to meet scheduled delivery times. There can be no assurance that any manufacturer will devote the resources necessary to meet any demand for the Company's products. Failure or delay by the Company's manufacturers in supplying products would adversely affect the Company's ability to deliver products on a timely and competitive basis. Moreover, to the extent the Company engages manufacturers to manufacture products to be sold in the United States, such manufacturers must comply with the FDA's current good manufacturing practice ("cGMP") regulations and pass pre-approval inspections by the FDA and periodic cGMP inspections. In the future, the Company may decide to manufacture certain of its proposed products on its own. This will require extensive investment in facilities and equipment and will require experienced personnel. There can be no assurance that the Company will be able to obtain the funds or other resources necessary to establish its own manufacturing capabilities. See "Business--The Regulatory Approval Process" and "Business--Manufacturing and Supply."



    LIMITED MARKETING CAPABILITIES AND EXPERIENCE. The Company currently has no marketing or sales staff and does not have the resources necessary to undertake extensive marketing activities. Achieving market acceptance for the Company's products will require substantial marketing efforts and the expenditure of significant funds to inform potential customers of the perceived benefits of the Company's products. Accordingly, the Company currently intends to rely on others for the sale and marketing of its products. In March 1998, a six-month test-marketing program of RA-11 in India was completed by Alembic Chemical Works Co. Limited ("Alembic"), an Indian pharmaceutical company. Although the Company is in discussions with Alembic regarding a definitive marketing agreement, there can be no assurance that a definitive marketing agreement will be entered into with Alembic or other potential marketers. Effective September 1997, the Company entered into a distribution agreement with MD Pharmaceuticals Laboratories Ltd., a Singapore-based pharmaceutical company, covering the sale and marketing of RA-11 and SA-12 in certain Pacific Rim countries. The Company has also entered into a distribution agreement covering the sale and marketing of SA-12 in India. The Company will continue to seek to market and distribute its products through others pursuant to contractual arrangements, such as distribution agreements, joint ventures or other strategic arrangements. To the extent the Company relies on the efforts of others to market and distribute its products, the Company will lose a degree of control over an important aspect of its business. While the Company believes that third party distributors with which it enters into distribution agreements will have an economic motivation to commercialize the Company's products, the time and resources devoted to these activities will generally be contributed and controlled by such entities and not by the Company. A decline in the financial prospects of particular distributors could have an adverse effect on the Company. There can be no assurance that the Company will be able to maintain its relationships with existing distributors or enter into additional distribution arrangements or that any such arrangements will result in the successful commercialization of any of the Company's products. See "Business--Business Strategy" and "Business --Marketing."



    RISKS RELATING TO LICENSED OR PURCHASED TECHNOLOGIES. The Company has entered into license agreements pursuant to which it acquired exclusive worldwide rights to RA-11. One agreement relates to India and the other agreement relates to the rest of the world. However, the Company's licensor does not have any patent rights relating to RA-11 outside of the United States and India. The Company has also entered into a license agreement pursuant to which it acquired exclusive worldwide rights to IM-10. However, the Company's licensor does not have any patent rights relating to IM-10. The Company's rights under these agreements are dependent upon its paying royalties at agreed upon rates and commencing marketing within agreed upon periods of time. Although the Company is presently in compliance with its obligations under the agreements, there can be no assurance that it will continue to be able to comply with such obligations. The Company has also entered into an agreement pursuant to which it has been assigned a United States patent application related to BV-6, in exchange for royalties. Failure by the Company to comply with the terms of any of these agreements could result in the forfeiture by the Company of the technologies. Such forfeiture could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Patents, Licenses and Proprietary Rights."



    RAPID TECHNOLOGICAL CHANGE AND SUBSTANTIAL COMPETITION. The pharmaceutical industry is subject to rapid and substantial technological change. Technological competition from pharmaceutical companies, biotechnology companies and universities is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities, as well as substantial marketing, manufacturing, financial and managerial resources, and represent significant competition for the Company. Some of the major pharmaceutical companies, as well as several smaller companies, are seeking to develop pharmacological products from plant derivatives. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or that the Company will be able to keep pace with technological developments. In addition, competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic effect and may be more effective and less costly than the products developed by the Company. The Company is aware of a number of companies engaged in research and development of pharmaceuticals based on plants. The Company is also aware of a number of local companies in India which sell traditional ayurvedic products, some of which products are used to treat diseases targeted by the Company such as arthritis. Other forms of medical treatment may also offer competition to the Company's products. There can be no assurance that the Company will be able to compete successfully. See "Business-- Competition."



    PRODUCT LIABILITY EXPOSURE. The Company faces an inherent risk of exposure to product liability claims in the event that the investigation or use of products manufactured by the Company results in illness or injury. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company currently has product liability insurance coverage in India, the country in which most of its sales are generated. The Company is seeking to obtain product liability insurance to cover sales in other foreign countries in amounts consistent with industry practice in the countries in which its products are to be marketed. There can be no assurance that the Company's current insurance coverage is adequate or that adequate insurance coverage will be available at an acceptable cost, if at all. In the event of a partially or completely uninsured successful claim against the Company, the business and financial condition of the Company could be materially adversely affected. See "Business--Product Liability."


    COMPLIANCE WITH ENVIRONMENTAL REGULATIONS. In connection with the performance of its research and development activities and the manufacturing of materials for its clinical trials, the Company is subject to standards imposed by India and, to the extent the Company conducts operations or maintains facilities in the United States, the Company will be subject to United States federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes (which activities involve the controlled handling and disposal of hazardous and regulated materials such as tissue samples, live viruses and chemicals). Although the Company believes that its safety procedures comply with applicable standards in India and, when performed in the United States, will comply with standards prescribed by United States federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for the damages that result and any such liability could exceed the resources of the Company. Moreover, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. See "Business--Other Government Regulation--Environmental Regulation."

    UNCERTAINTY OF HEALTHCARE REIMBURSEMENT; PRICING. In both domestic and foreign markets, sales of the Company's products, if any, will be dependent in part on coverage and reimbursement by third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for pharmaceutical products and services. There can be no assurance that the Company's products will be considered cost effective, that reimbursement will be available, or if available, that the payer's reimbursement policies will not adversely affect the Company's ability to sell its products with an appropriate return on its investment. See "Business--Other Government Regulation--Coverage and Reimbursement by Third Party Payers."


    FOREIGN TRADE RISKS. To date, substantially all of the Company's sales have been made in India and the Company intends to continue to rely on sales to foreign markets for a significant portion of its revenues. If, and to the extent that, the Company is able to successfully market its products in foreign markets, the Company will become increasingly subject to the risks inherent in foreign trade, including shipping delays, increased collection risks, trade restrictions, export duties and tariffs, fluctuations in foreign currencies and international political, regulatory and economic developments, all of which could have an adverse effect on the Company's operating margins and results of operations and exacerbate the risks inherent in the Company's business. While the Company believes that the products it currently markets have all necessary governmental clearances required for the importation and sale of such products in the foreign countries in which its products are currently marketed, there can be no assurance that this is actually the case or that governmental authorities in such foreign countries will not, in the event of noncompliance, suspend distribution of the Company's products. See "Business--Marketing."



    CONTROL BY EXISTING STOCKHOLDERS; POSSIBLE DEPRESSIVE EFFECT ON THE COMPANY'S SECURITIES. Immediately following the consummation of the Offering, the Company's existing stockholders will, in the aggregate, beneficially own approximately 68% of the outstanding Common Stock (including 698,802 shares underlying options and warrants exercisable within 60 days of the date of this Prospectus). As a result, the Company's existing stockholders will be able to elect all of the Company's directors, dissolve, merge or sell all of the Company's assets and otherwise control the Company. Such concentration of control of the Company may also have the effect of delaying, deferring or preventing a third party from acquiring control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price and may adversely affect the market price of the Common Stock. See "Principal Stockholders."



    IMMEDIATE AND SUBSTANTIAL DILUTION. A purchaser in the Offering will experience immediate and substantial dilution of approximately $4.69 per share or 78.2% from the initial public offering price per share (based on the Offering price of $6.00 per share). See "Dilution."


    BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS. Upon the consummation of the Offering, the current stockholders of the Company will receive substantial benefits, including the creation of a public trading market for their securities and the corresponding facilitation of sales by such stockholders of their shares of Common Stock in the secondary market (although such shares are subject to 12-month "lock-up" agreements with the Representative and to certain limitations on resale imposed upon officers, directors and affiliates of the Company under the Federal securities laws), as well as an immediate increase in net tangible book value of $2.34 per share to such stockholders based upon the adjusted net tangible book value per share after the consummation of the Offering and the application of the estimated net proceeds of the Offering (based upon the Offering price of $6.00 per share). If, at the time the existing stockholders are able to sell their shares of Common Stock in the public market, the market price per share remains at the initial public offering price, of which there can be no assurance, such stockholders would realize an average gain of $4.83 per share on the sale of their existing shares (again, based upon the Offering price of $6.00 per share). In addition, the Company intends to use proceeds from the Offering to repay its outstanding bank debt, all of which is personally guaranteed by Sanjeev and Deepa Chitre, each a principal stockholder, director and officer of the Company, and secured by collateral pledged by a trust for the benefit of their daughter. This repayment will result in a benefit to such individuals, as their guarantees and security will be released. See "Use of Proceeds," "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Principal Stockholders," "Certain Transactions," "Shares Eligible for Future Sale" and "Underwriting."


    NO DIVIDENDS ANTICIPATED. The Company has never paid any dividends on its securities and does not anticipate the payment of dividends in the foreseeable future. See "Description of Securities--Dividend Policy."

    ANTI-TAKEOVER PROVISIONS; POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation and By-Laws and Delaware's General Corporation Law contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. Furthermore, the Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock on terms which may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, redemption rights and terms and liquidation preferences could adversely affect the rights of holders of the Common Stock. The issuance of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock. See "Description of Securities."


    NO ASSURANCE OF PUBLIC MARKET; NEGOTIATED OFFERING PRICE; POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK. Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that any trading market for the Common Stock will develop or that, if any such market develops, it will be sustained. The initial public offering price of the Common Stock has been established by negotiation between the Company and the Representative and may not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or other established criteria of value. The market price of the Common Stock following the Offering may be highly volatile as has been the case with the securities of other development stage companies and many emerging companies. Factors such as the Company's operating results, announcements by the Company or its competitors of technological innovations or new products, and various factors affecting the pharmaceutical industry generally, may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. Accordingly, purchasers of the Common Stock may experience difficulty selling or otherwise disposing of their Common Stock. See "Underwriting."


    POSSIBLE NASDAQ DELISTING; LOW STOCK PRICE. It is currently anticipated that the Common Stock will be eligible for listing on Nasdaq upon the consummation of the Offering. For continued listing on NASDAQ, a company, among other things, must have (i) net tangible assets of at least $2,000,000, net income of at least $500,000 in two of the three most recent fiscal years, or a market capitalization of at least $35,000,000, (ii) a minimum bid price of $1.00 per share, (iii) a public float of at least 500,000 shares, (iv) a market value of public float of at least $1,000,000 and (v) adhere to certain corporate governance provisions. If, in the future, the Company should fail any of these maintenance tests or requirements, the Common Stock could be delisted from trading on Nasdaq and trading, if any, in the Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatile stock prices and possible delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock were delisted from trading on Nasdaq and the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Exchange Act which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction. If the Company's securities were also deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in the Offering to sell their securities in the secondary market.



    FUTURE SALES OF RESTRICTED SECURITIES; REGISTRATION RIGHTS. Upon the consummation of the Offering, the Company will have 3,569,702 shares of Common Stock outstanding, of which the 1,350,000 shares of Common Stock offered hereby will be freely tradable by persons other than affiliates of the Company, without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 2,219,702 shares of Common Stock (the "Restricted Shares") outstanding were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" as defined in Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption therefrom, including an exemption afforded by Rule 144, is available. Under Rule 144 (and subject to the conditions thereof), 619,850 of the Restricted Shares are eligible for sale as of the date of this Prospectus, 1,380,144 of the Restricted Shares will become eligible for sale beginning 90 days after the date of this Prospectus, and substantially all of the remaining 219,708 Restricted Shares will become eligible for sale as of October 31, 1998. The Company's officers, directors and existing stockholders have entered into agreements which prohibit them from selling any securities of the Company without the prior written consent of the Representative for a period of 12 months following the date of this Prospectus. The holders of the Representative's Warrants and October 1997 Warrants will also be entitled to certain registration rights with respect to such securities. The sale of a substantial number of shares of Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale" and "Underwriting."



    EFFECT OF PREVIOUSLY ISSUED OPTIONS AND WARRANTS AND OF THE REPRESENTATIVE'S WARRANTS ON STOCK PRICE. The Company has reserved from the authorized, but unissued, Common Stock 845,970 shares of Common Stock for issuance upon exercise of outstanding options and warrants (375,970 of which have exercise prices of $4.00 or less) and 157,986 shares of Common Stock for issuance upon exercise of options available for future grant under the Option Plan. In addition, upon the consummation of the Offering, the Company will sell to the Representative, for nominal consideration, the Representative's Warrants to purchase an aggregate of up to 135,000 shares of Common Stock at a price per share equal to 125% of the initial offering price per share. The existence of these options and warrants may prove to be a hindrance to future financings, since the holders of such securities may be expected to exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. In addition, the holders of the Representative's Warrants will have certain registration rights, and the sale of the shares issuable upon exercise of such securities or the availability of such shares for sale could adversely affect the market price of the Common Stock. See "Description of Securities" and "Underwriting."


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    Certain statements contained or incorporated by reference in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "plans" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks identified above under "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the 1,350,000 shares of Common Stock offered hereby are estimated to be approximately $6,390,000 (approximately $7,447,050 if the Representative's over-allotment option is exercised in full), and after deducting underwriting discounts and estimated offering expenses. The Company expects to use the net proceeds as follows:



                                                                                    APPROXIMATE
                                                                   APPROXIMATE     PERCENTAGE OF
ANTICIPATED USE OF NET PROCEEDS                                   DOLLAR AMOUNT    NET PROCEEDS
----------------------------------------------------------------  --------------  ---------------
Research and development(1).....................................   $  4,350,000           68.1%
Repayment of indebtedness(2)....................................        755,000           11.8%
Manufacturing and marketing(3)..................................        300,000            4.7%
Working capital(4)..............................................        985,000           15.4%
                                                                  --------------         -----
  Total.........................................................   $  6,390,000          100.0%
                                                                  --------------         -----
                                                                  --------------         -----


------------------------


(1) Includes estimated costs and expenses relating to (i) completion of animal pharmacology studies necessary for, and filing of, an IND and, if IND approval is obtained, commencing a Phase II clinical trial in the United States and a Phase III clinical trial in India, all relating to RA-11; (ii) continued preclinical testing of IM-10, BV-6 and HP-11 and, subject to obtaining successful preclinical results, the commencement of clinical trials for IM-10 and HP-11 in India; and (iii) establishing and equipping additional laboratory facilities in India. Also includes $140,000 representing accounts payable related to research and development activities. See "Business--Products and Product Candidates" and "--Facilities."



(2) Includes $575,000 aggregate principal amount borrowed at various times from November 1996 through February 1998 from the Atlantic Bank of New York under three-month term notes at prime plus 2% per annum. The notes have been consolidated and are presently due on August 4, 1998. Also includes $150,000 principal amount borrowed from two individual investors in March and July 1996 (plus accrued interest of approximately $30,000). The proceeds of all such loans were used for research and development, marketing and working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


(3) Represents manufacturing expenditures relating to RA-11 and SA-12 for the build-up of product inventory and marketing expenditures relating to RA-11 and SA-12 for promotional materials and samples, medical symposia, product educational programs and various related activities. See
    "Business--Marketing."


(4) Working capital will be used for general corporate purposes, including approximately $330,000 in aggregate annual base compensation for the Company's three executive officers. Also includes costs for (i) seeking collaborative arrangements with pharmaceutical companies, (ii) establishing and enhancing management and information systems needed to monitor, control and coordinate the Company's activities and (iii) patent and trademark filings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."


    The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering during the next 12 months. This estimate is based on certain assumptions, including that development, testing and regulatory requirements relating to the Company's products can be completed at budgeted costs and that commercial sales of the Company's products will increase significantly from results previously achieved by the Company. Projected expenditures are estimates or approximations only. Future events, including the problems, delays, expenses, difficulties and complications frequently encountered by companies in an early stage of development, changes in economic, regulatory or competitive conditions or in the Company's planned business, and the success or lack thereof of the Company's development and sales and marketing efforts during the 12-month period following the consummation of the Offering may make shifts in the allocation of funds and curtailment of certain planned expenditures necessary or desirable. Any such shifts will be at the discretion of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    If the Representative exercises the over-allotment option in full, the Company will realize additional net proceeds of $1,057,050. Such additional proceeds are expected to be added to the Company's working capital.


    Proceeds not immediately required for the purposes described above will be invested principally in short-term interest bearing securities, money market funds, certificates of deposit or direct or guaranteed obligations of the United States government.

                                    DILUTION

    The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after the Offering constitutes the dilution to investors in the Offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.


    At March 31, 1998, net negative tangible book value of the Company was $(2,280,000) or $(1.03) per share. After also giving retroactive effect to the sale of the 1,350,000 shares of Common Stock offered hereby at a price of $6.00 per share and the receipt and anticipated application of the estimated net proceeds therefrom, the as adjusted net tangible book value of the Company at March 31, 1998 would have been $4,672,000 or $1.31 per share, representing an immediate increase in net tangible book value of $2.34 per share to existing stockholders and an immediate dilution of $4.69 (78.2%) per share to investors in the Offering.


    The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:


Initial public offering price................................             $    6.00

  Net negative tangible book value before Offering...........  $   (1.03)
  Increase attributable to investors in the Offering.........       2.34
                                                               ---------

Adjusted net tangible book value after the Offering..........                  1.31
                                                                          ---------
Dilution to investors in the Offering........................             $    4.69
                                                                          ---------
                                                                          ---------

    The following table sets forth, with respect to existing stockholders and the investors in the Offering, a comparison of the number of shares of Common stock purchased from the Company, the percentage ownership of such shares, the aggregate consideration paid, the percentage of total consideration paid, and the average price paid per share.



                                               SHARES ACQUIRED        TOTAL CONSIDERATION
                                            ----------------------  -----------------------
                                                                                               AVERAGE
                                                                                                PRICE
                                             NUMBER      PERCENT      AMOUNT      PERCENT     PER SHARE
                                            ---------  -----------  ----------  -----------  -----------
Existing stockholders.....................  2,219,702        62.2%  $2,601,000        24.3%   $    1.17
Investors in the Offering.................  1,350,000        37.8%   8,100,000        75.7%   $    6.00
                                            ---------       -----   ----------       -----
                                            3,569,702       100.0%  $10,701,000      100.0%
                                            ---------       -----   ----------       -----
                                            ---------       -----   ----------       -----



    The foregoing table assumes no exercise of the Representative's over-allotment option. If such option is exercised in full, the new investors will have paid $9,315,000 (based upon the Offering price of $6.00 per share) for 1,552,500 shares of Common Stock, representing approximately 78.2% of the total consideration for 41.2% of the total number of shares outstanding. In addition, computations set forth in the above table exclude an aggregate of 845,970 shares of Common Stock reserved for issuance upon the exercise of currently outstanding stock options and warrants, at various prices ranging from $.34 per share to 130% of the initial public offering price per share, and 135,000 shares of Common Stock reserved for issuance upon the exercise of the Representative's Warrants. See "Management--Stock Options," "Description of Securities" and "Underwriting."

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the Company as of March 31, 1998: (i) on a historical or actual basis and (ii) as adjusted, to reflect the issuance and sale of the 1,350,000 shares of Common Stock offered hereby at a price of $6.00 per share and the anticipated application of the estimated net proceeds therefrom.



                                                                        MARCH 31, 1998
                                                                   -------------------------
                                                                                    AS
                                                                     ACTUAL     ADJUSTED(2)
                                                                   ----------  -------------
Short-term debt:
  Due to bank....................................................  $   10,000   $    10,000
  Bank debt......................................................     600,000       --
  Notes payable to stockholders..................................     405,000       --
  Other notes payable............................................     100,000       --
  Accrued interest...............................................      66,000       --
                                                                   ----------  -------------
    Total short-term debt........................................  $1,181,000   $    10,000
                                                                   ----------  -------------
                                                                   ----------  -------------

Long-term debt (net of unamortized discount of $129,000).........  $   --       $   514,000
                                                                   ----------  -------------
Stockholders' equity:
  Preferred Stock, $.001 par value; 5,000,000 shares authorized;
    none issued..................................................      --           --
  Common Stock, $.001 par value: 25,000,000 shares authorized;
    2,219,702 shares issued and outstanding actual, and 3,569,702
    shares issued and outstanding as adjusted (1)................       2,000         4,000
Additional paid-in capital.......................................   3,564,000    10,081,000
Unearned compensatory stock options..............................    (166,000)     (166,000)
Foreign currency translation adjustment..........................      (3,000)       (3,000)
Deficit accumulated during development stage.....................  (5,244,000)   (5,244,000)
                                                                   ----------  -------------
    Total stockholders' equity (capital deficiency)..............  (1,847,000)    4,672,000
                                                                   ----------  -------------
                                                                   ----------  -------------
      Total capitalization.......................................  $(1,847,000)  $ 5,186,000
                                                                   ----------  -------------
                                                                   ----------  -------------


------------------------


(1) Does not include: (i) 70,000 shares of Common Stock reserved for issuance upon exercise of stock options granted, and 157,986 shares of Common Stock reserved for issuance upon exercise of options available for future grant, under the Option Plan; (ii) 300,970 shares of Common Stock reserved for issuance upon exercise of outstanding non-Option Plan options; (iii) 475,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; and (iv) 135,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations"--Liquidity and Capital Resources," "Management--Stock Options," "Certain Transactions," "Description of Securities" and "Underwriting."



(2) Includes the repayment of approximately $750,000 in principal plus accrued interest thereon of $28,000 and the reclassification of approximately $605,000 in principal amount of short-term debt ($250,000 of which was borrowed after March 31, 1998), plus accrued interest thereon ($38,000 as of March 31, 1998), to long-term debt upon consummation of the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)



    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements included elsewhere in this Prospectus. The statement of operations data as set forth below for each of the years in the two-year period ended December 31, 1997 and for the period from January 11, 1993 (inception) through December 31, 1996 and the balance sheet data as of December 31, 1997, are derived from the audited consolidated financial statements of the Company. The summary historical financial data set forth as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 and for the period January 11, 1993 (inception) through March 31, 1998, have been derived from the unaudited consolidated financial data of the Company included elsewhere herein. The summary historical financial data should be read in conjunction with such consolidated financial statements and the notes thereto. Operating results for interim periods are not necessarily indicative of results of the full fiscal year.


STATEMENT OF OPERATIONS DATA:


                                             YEAR ENDED         JANUARY 11, 1993      THREE MONTHS ENDED    JANUARY 11, 1993
                                            DECEMBER 31,           (INCEPTION)            MARCH 31,            (INCEPTION)
                                        --------------------  THROUGH DECEMBER 31,   --------------------   THROUGH MARCH 31,
                                          1997       1996             1997             1998       1997            1998
                                        ---------  ---------  ---------------------  ---------  ---------  -------------------
Revenue:
  Net product sales...................  $      91                   $      91        $      10                  $     101
  Royalty income......................         12                          12                                          12
  Government grant....................        100                         100                   $      56             100
                                        ---------                     -------        ---------  ---------         -------
Total revenue.........................        203                         203               10         56             213
                                        ---------                     -------        ---------  ---------         -------
Costs and expenses:
  Cost of sales.......................  $     100  $                $     100        $       6                  $     106
  Research and development............        272        401            1,312               34  $      89           1,346
  General and administrative..........        735        844            3,012              225        183           3,237
                                        ---------  ---------          -------        ---------  ---------         -------
Total operating expenses..............      1,107      1,245            4,424              265        272           4,689
                                        ---------  ---------          -------        ---------  ---------         -------
Loss from operations..................       (904)    (1,245)          (4,221)            (255)      (216)         (4,476)
  Net interest income (expense).......       (528)       (82)            (632)             (26)       (27)           (658)
                                        ---------  ---------          -------        ---------  ---------         -------
  Net loss............................  $  (1,432) $  (1,327)       $  (4,853)       $    (281) $    (243)      $  (5,134)
                                        ---------  ---------          -------        ---------  ---------         -------
                                        ---------  ---------          -------        ---------  ---------         -------

Basic and diluted loss per share(1)...  $    (.70) $    (.66)                        $    (.13) $    (.12)
                                        ---------  ---------                         ---------  ---------

Weighted average number of shares
  outstanding--basic and diluted(1)...  2,034,945  1,999,994                         2,219,702  1,999,994
                                        ---------  ---------                         ---------  ---------
                                        ---------  ---------                         ---------  ---------


BALANCE SHEET DATA:


                                                                                             MARCH 31, 1998
                                                                     DECEMBER 31,   --------------------------------
                                                                         1997         ACTUAL      AS ADJUSTED(2)(3)
                                                                     -------------  -----------  -------------------
Working capital (deficit)..........................................    $  (2,050)    $  (2,355)       $   5,111
Total assets.......................................................          508           565            6,074
Total current liabilities..........................................        2,098         2,412              888
Long-term debt.....................................................       --            --                  514
Deficit accumulated during development stage.......................       (4,963)       (5,244)          (5,244)
Total stockholders' equity (capital deficiency)....................       (1,590)       (1,847)           4,672


------------------------------


(1) See Note B[6] to the Company's Consolidated Financial Statements.



(2) Gives effect to the reclassification of approximately $605,000 in principal amount of short-term debt ($250,000 of which was borrowed after March 31, 1998), plus accrued interest thereon ($38,000 as of March 31, 1998), to long-term debt upon consummation of the Offering.



(3) As adjusted to give effect to the sale of 1,350,000 shares of Common Stock offered hereby at the Offering price of $6.00 per share and the anticipated application of the estimated net proceeds therefrom, including repayment of certain indebtedness (approximately $778,000 in outstanding principal and interest).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


HISTORY


    The Company was organized in January 1993. The Company's initial efforts were focused on assembling a high quality and diverse network of scientists and institutions in the United States and India to support the Company's drug discovery and development efforts in India. In 1994 and 1995, the Company entered into license agreements pursuant to which it acquired exclusive worldwide rights to RA-11 and IM-10, respectively. In 1995, the Company also obtained exclusive licenses under a United States patent and two Indian patents related to RA-11 and acquired SA-12 and a pending United States patent application related to BV-6. The Company's research efforts led to the identification of HP-11. The Company has been engaged in the development and testing of all of these products. The Company has also devoted significant resources to securing intellectual property protection with respect to certain of these products. It is part of the Company's strategy to seek early revenue on its products in India and other countries where plant-based pharmaceuticals are more commonly known, and are generally subject to a more simplified regulatory approval process. The Company began selling SA-12 through a distributor in India in early 1997. In March 1998, the Company successfully completed a test-marketing program of RA-11 in India. In May 1998, the Company initiated commercial sales of RA-11 in Singapore through a distributor, and the Company anticipates commencing sales of RA-11 in India on a national basis through a distributor in June 1998. See "Business--Products and Product Candidates," "Business--Marketing" and "Business--Patents, Licenses and Proprietary Rights."



    The Company's initial activities in India were conducted through a liaison office in India. In November 1995, Bio-Ved was formed to facilitate the Company's activities in India. Since the formation of Bio-Ved, substantially all of the Company's India-based activities have been conducted by Bio-Ved under the direction of the Company. As of March 31, 1998, the Company had provided an aggregate of approximately $744,000 in connection with its operations in India. Of such amount, approximately $301,000 was provided to Bio-Ved, approximately $263,000 of which has been registered as a contribution to Bio-Ved's capital on a non-repatriation basis. Effective December 8, 1997, the Company received approval for future investment in Bio-Ved on a repatriation basis. The Company expects to continue to devote significant financial and other resources to its research and development and other operations. See "Business--Research and Development."



    As a development stage company, the Company has generated only limited revenue and has incurred significant losses since its inception. As a result, as of March 31, 1998, the Company had an accumulated deficit of $5,244,000. The Company expects to incur operating losses and negative cash flow for the next several years and that its losses will increase as the Company expands its research and development activities. In addition, the Company's independent auditors have included an explanatory paragraph in their report stating that the Company's accumulated deficit and its dependence, to date, upon advances and loans from stockholders raise substantial doubts about the Company's ability to continue as a going concern. The Offering is an integral part of the Company's plan to continue as a going concern. See Consolidated Financial Statements.



    A significant portion of the Company's activities have been, and for the forseeable future are expected to continue to be, conducted in India. As a result, the Company is exposed to risks associated with currency exchange. Devaluation of the rupee against the dollar would reduce the dollar value of revenue generated in India, and the Company's rupee-denominated assets. Devaluation of the rupee would also reduce the dollar value of expenses incurred in India, including research, development and manufacturing costs, and of the Company's rupee-denominated liabilities. Strengthening of the rupee versus the dollar would have the opposite effect. To the extent the Company engages in business in other foreign countries, the Company may be exposed to currency exchange risks involving other currencies. To date, currency fluctuations have not had a material effect on the Company's financial condition or results of operations.

The Company's business strategy includes marketing its products in certain Pacific Rim countries. The economies and financial markets of many of these countries, including Singapore where one of the Company's distributors is based, have recently experienced significant turmoil. This may have an adverse effect on the marketing of the Company's products in those countries.



RESULTS OF OPERATIONS



    THREE MONTHS ENDED MARCH 31, 1998 V. THREE MONTHS ENDED MARCH 31, 1997



    The Company earned revenue of $10,000 during the three months ended March 31, 1998 (the "1998 Three Months"), with a gross margin of $4,000. All of the revenue was attributable to sales of RA-11 in India under a test-marketing program conducted through Alembic. The Company is in discussions with Alembic regarding a definitive distribution agreement and, subject to finalization of an agreement, the Company anticipates a national launch of RA-11 in India in June 1998. Sales of SA-12 were suspended in India during the 1998 Three Months due to a change in contract manufacturers and related delays in transferring the right to use the trade name "Multicidal." The cause of the delays has been resolved. Also during the 1998 Three Months, both RA-11 and SA-12 were registered for sale in Singapore, and the initial order for RA-11 was placed with the Company by its distributor, MD Pharmaceuticals. Although the Company now has two products approved or eligible for sale in two countries and is pursuing approvals in additional countries, the Company does not expect margins from product sales to be significant in comparison to the Company's anticipated expenses during the near term. One of the Company's primary goals is to achieve approved regulatory status for its products as prescription pharmaceuticals in the United States and other major world markets. See "Business Strategy," "Business-Manufacturing and Supply" and "Business-Marketing."



    The Company had no revenue from product sales during the three months ended March 31, 1997 (the "1997 Three Months"). However, during that period, the Company earned income of $56,000, representing an installment payment on a $100,000 Small Business Innovative Research ("SBIR") grant awarded by the National Institutes of Health ("NIH") in September, 1996 related to BV-6. See "Business-Research and Development."



    The Company incurred research and development expenses of $34,000 and $89,000 during the 1998 Three Months and 1997 Three Months, respectively. The higher expenditure in 1997 was the result of BV-6-related activities conducted in the United States, which activities were funded by the above-mentioned SBIR grant. Research and development expenses consist primarily of compensation to employees and consultants conducting the Company's research activities, laboratory expenses, and testing fees for clinical and preclinical trial work. Much of these activities is conducted in India, where compensation and other expenses are significantly lower than in the United States.



    Selling, general and administrative expenses were $225,000 and $183,000 during the 1998 Three Months and 1997 Three Months, respectively. The increase primarily resulted from higher professional fees incurred by the Company during the 1998 Three Months. Selling, general, and administrative expenses include compensation to the Company's officers and administrative employees in the United States and India, legal, accounting and other professional fees and costs related to seeking and establishing commercial partnerships.



    Interest expense remained unchanged at $27,000 for the 1998 Three Months and the 1997 Three Months. During the second quarter of 1998, the Company will expense a non-cash charge of $201,000, representing the fair value attributable to the extension in that quarter of the expiration date of expired warrants. In addition, in April 1998, a note payable was discounted by $129,000, which amount will be amortized as interest expense over the period of the note.



    During the 1998 Three Months, the Company had a net loss of $281,000, as compared to a net loss of $243,000 for the 1997 Three Months. The increase is primarily attributable to the lack of grant revenue and higher selling, general and administrative expenses in the 1998 Three Months, partially offset by lower research and development expenses.



    YEAR ENDED DECEMBER 31, 1997 V. YEAR ENDED DECEMBER 31, 1996



    The Company earned revenue of $203,000 during 1997, consisting of $91,000 in net product sales of RA-11 and SA-12, $12,000 in royalty income attributable to sales of SA-12 and $100,000 in government grant income for the BV-6-related SBIR grant. The Company initiated commercial sale of SA-12 in India, and test-marketing of RA-11 in India, in 1997. The Company had no revenue during 1996.



    The Company incurred research and development expenses of $272,000 and $401,000 during 1997 and 1996, respectively. The decrease is primarily attributable to (i) clinical trials of RA-11 in India moving into the less-expensive open label phase as compared to the placebo-controlled trial completed in 1996, (ii) the Company's suspension of research activities related to certain dermatological product; and (iii) the completion in 1996 of SA-12 development activities.



    Selling, general, and administrative expenses during 1997 were $735,000, as compared to $844,000 during 1996. The decrease reflects the Company's efforts to contain costs due to a shortage of liquidity, and is primarily attributable to a net decrease in officer compensation and a decrease in legal fees.



    The Company incurred net interest expense of $528,000 and $82,000 during 1997 and 1996, respectively. The increase is primarily attributable to (i) increased average debt during 1997, (ii) a $384,000 non-cash interest charge in connection with the conversion into Common Stock on October 31, 1997 of approximately $839,000 in principal and accrued interest under certain promissory notes at the rate of $4.00 per share (the "Note Commission") and
(iii) a non-cash charge of $90,000 relating to the granting at October 31, 1997 of warrants exercisable at $4.00 per share. See "Certain Transactions."



    During the year ended December 31, 1997, the Company had a net loss of $1,432,000, as compared to a net loss of $1,327,000 during the year ended December 31, 1996. The increase is primarily attributable to higher interest expense, partially offset by lower operating expenses and grant revenue.


LIQUIDITY AND CAPITAL RESOURCES


    The Company's capital requirements have been and will continue to be significant. As of March 31, 1998, the Company had a working capital deficit and accumulated deficit of $2,355,000 and $5,244,000, respectively, and the Company is dependent upon the proceeds of the Offering to fund its continuing research and development and other working capital requirements. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the nature and extent of research and development required in connection with the regulatory approval process, the timing of obtaining regulatory approvals, if any, market acceptance, the competitive position of the Company's products, and the ability of the Company to secure adequate manufacturing and distribution relationships) that the net proceeds of Offering will be sufficient to fund the Company's contemplated capital requirements for at least 12 months following the consummation of the Offering. In the event the Company's plans change or its assumptions change or prove to be incorrect, the Company could be required to seek additional financing sooner than currently anticipated. In addition, the Company will need to raise substantial additional capital to fund its future operations. There can be no assurance that additional financing will be available when needed on terms acceptable to the Company, or at all.



    The Company's operations have been funded primarily through a combination of approximately $2,307,000 in equity (including the conversion into equity of $700,000 principal amount of, and $139,000 in accrued interest on, certain debt in connection with the Note Conversion) and $1,380,000 in principal amount of debt ($50,000 of which principal amount has been repaid). In addition, the Company has received an aggregate of $100,000 through SBIR grant funding from the NIH. See "Business--Products and Product Candidates--BV-6."

    At various times from June 1993 through February 1995 the Company sold an aggregate of 412,866 shares of Common Stock to a limited number of investors for an aggregate purchase price of $1,465,000. These shares were sold at varying valuations ranging from $.55 to $6.00 per share. In addition, in connection with the Note Conversion, effective October 31, 1997, $700,000 principal amount of, and $138,830 in accrued interest on, certain of the Company's then outstanding notes were converted into Common Stock at the rate of $4.00 per share.


    As of the date of this Prospectus, the Company has $1,330,000 in principal amount of loan obligations outstanding, $150,000 (plus accrued interest of approximately $30,000) of which is currently due and payable on demand, $575,000 of which is scheduled to become due and payable in August 1998, and $605,000 of which is scheduled to become due and payable on demand commencing one year following the consummation of the Offering. Other than such $605,000, all presently outstanding loans are anticipated to be repaid from the proceeds of the Offering.



    The debt (including debt converted into equity in connection with the Note Conversion) incurred by the Company since its inception includes the following:



    In October 1994, the Company borrowed $250,000 from Fred Kassner, a principal stockholder of the Company, under a two-year convertible promissory note bearing interest at prime plus 2% per annum convertible into 61,050 shares of Common Stock. In April 1996, the Company borrowed an additional $250,000 from this stockholder under a 90-day promissory note bearing interest at prime plus 2% per annum. In connection with the April 1996 loan, Mr. Kassner was granted two-year warrants to purchase up to 125,000 shares of Common Stock at 130% of the initial public offering price per share, which warrants expired in April 1998. In May 1998, the expiration date of the warrants was extended to May 2000. Effective October 31, 1997, pursuant to the Note Conversion, all principal and accrued interest owing under these notes (a total of $620,000) were converted by Mr. Kassner into 154,967 shares of Common Stock at the rate of $4.00 per share. In connection with this transaction, Mr. Kassner was also granted October 1997 Warrants to purchase up to 45,000 shares of Common Stock at $4.00 per share. See "Certain Transactions."



    At various times from January 1996 through March 1998, the Company borrowed an aggregate principal amount of approximately $280,000 from Sanjeev Chitre, Chairman of the Board of Directors and a principal stockholder of the Company. The loan is represented by a promissory note bearing interest at prime plus 2% per annum payable semi-annually. Originally, the note was to become due on demand, in stages. The terms of the note have been revised to provide that no amounts will become due and payable thereunder until one year following the consummation of the Offering, provided the Offering is consummated by August 1, 1998. The Company has allocated no proceeds of the Offering to repayment of the loan. See "Certain Transactions."



    In January 1996, the Company borrowed $25,000 from Irwin Rosenthal, the Secretary of the Company and husband of a director of the Company, under a promissory note bearing interest at prime plus 2% per annum. Originally, the note was to become due on demand commencing January 1997. Mr. Rosenthal was a director of the Company at the time of the loan. The terms of the loan have been revised to provide that no amounts will become due and payable thereunder until one year following the consummation of the Offering, provided the Offering is consummated by August 1, 1998. The Company has allocated no proceeds of the Offering to repayment of this loan. See "Certain Transactions."



    In March 1996, the Company borrowed $50,000 from a stockholder and former director of the Company under a promissory note bearing interest at prime plus 2% per annum. The note is currently due and payable on demand and is anticipated to be repaid out of the proceeds of the Offering. In connection with the loan, the Company granted the individual two-year warrants to purchase up to 25,000 shares of Common Stock at 130% of the initial public offering price per share, which warrants expired in March 1998. In May, 1998, the expiration date of the warrants was extended to May 2000.

    In each of March 1996 and August 1997, the Company borrowed $100,000 from Michael Splinter, who subsequently became a director of the Company, and his wife, under promissory notes each bearing interest at prime plus 2% per annum. In connection with the loans, these individuals were granted two-year warrants to purchase up to an aggregate of 100,000 shares of Common Stock at 130% of the initial public offering price per share. In May 1998, the expiration date of the warrants granted in March 1996 (which warrants expired in March 1998) was extended to May 2000. Effective October 31, 1997, pursuant to the Note Conversion, all principal and accrued interest owing under these notes were converted by the holder into 54,741 shares of Common Stock at the rate of $4.00 per share. In December 1997, the Company borrowed an additional $50,000 from these individuals under a promissory note bearing interest at prime plus 2% per annum. The promissory note is payable on demand commencing December 23, 1998 or, if the Offering is consummated by August 1, 1998, one year from consummation of the Offering. See "Certain Transactions."



    In July 1996, the Company borrowed $100,000 from an unrelated individual under a promissory note bearing interest at 10% per annum. The note is currently due and payable on demand and is anticipated to be repaid out of the proceeds of the Offering. See "Use of Proceeds."



    At various times from November 1996 through January 1998, the Company borrowed an aggregate principal amount of $625,000 from the Atlantic Bank of New York ("Atlantic Bank") under three-month term notes bearing interest at Atlantic Bank's prime rate plus 2% per annum, payable monthly. In January and May 1998, the Company repaid a total of $50,000 in principal, and notes evidencing the $575,000 principal balance have been consolidated and are presently due on August 4, 1998. The Atlantic Bank loan is guaranteed by Sanjeev and Deepa Chitre and secured by a pledge of common stock of another company, which stock is owned by the Avantika Sanjeev Chitre Irrevocable Trust, dated July 8, 1991, Bruce W. McRoy, trustee (the "Avantika Trust"), a trust for the benefit of Sanjeev and Deepa Chitre's minor daughter. See "Certain Transactions."



    In April 1998, the Company borrowed $250,000 principal amount from an individual under a promissory note bearing interest at prime plus 2% per annum payable on demand commencing April 1, 1999 or, if the Company consummates the Offering by September 30, 1998, commencing one year following consummation of the Offering. In connection with the loan, the Company granted the lender two-year warrants to purchase up to 125,000 shares of Common Stock at 130% of the initial public offering price per share. The Company has allocated no proceeds of the Offering to repayment of this loan.

                                    BUSINESS

GENERAL


    The Company is engaged primarily in the discovery, development, clinical testing and marketing of proprietary plant-based pharmaceuticals (phyto-pharmaceuticals) for the treatment of chronic, difficult-to-treat human diseases. The Company currently has three phyto-pharmaceuticals in various stages of clinical and preclinical development. RA-11, the Company's lead phyto-pharmaceutical, recently completed a six month test-marketing program in India, is currently being sold in Singapore and, on a limited basis, India, and is scheduled to be launched on a national basis in India in June 1998; IM-10, which is undergoing preclinical animal pharmacology testing in India, has been indicated for the stimulation and restoration of bone marrow and the immune system in cancer patients being treated with chemotherapy; and HP-11, an early-stage product candidate, is undergoing laboratory testing in India for the treatment of hepatitis. The Company has an exclusive license under a United States patent relating to RA-11 and its use in treating degenerative musculoskeletal diseases. In addition, the Company has a United States patent application pending relating to BV-6, a pharmaceutical derived from a single animal cell component, which is undergoing early pharmacological studies at Emory University for the treatment of degenerative diseases of the central nervous system.



    A key element of the Company's strategy is to apply the principles of Ayurveda, an ancient science native to India, to reduce the time and costs associated with the drug discovery process. Generations of Ayurveda scholars have studied and documented the uses and efficacy of specific plants as medicinal therapies over a period of several hundreds of years. Their findings, preserved and detailed in Ayurvedic literature, provide valuable information for modern day scientists. Through the study of Ayurveda, the Company's scientific team seeks to rapidly identify plants, or combinations of plants, that have been successfully used to treat symptoms and ailments characteristic of the diseases targeted by the Company. In addition, because Ayurvedic literature has also documented the safety of over 300 plant extracts for human use, once an Ayurvedic plant candidate has been identified by the Company's researchers, they are, in many instances, able to conduct early development activities in parallel, rather than sequentially, when determining the candidate's safety and efficacy. The Company believes that focusing its screening process on plants whose safety and efficacy in medicinal use have been documented in Ayurvedic literature will result in faster and more effective screening methods for the discovery of new phyto-pharmaceuticals. The Company further believes that, based on their long histories of safe use, these phyto-pharmaceuticals will have a greater potential for safety and, as a result, may achieve more rapid regulatory approval. See "-- The AyurCore Model of Drug Discovery and Development."



    The Company's research and development activities are primarily conducted by the Company's Indian subsidiary at laboratories located in Pune, India, which are staffed with 19 full time employees and 12 consultants. There, the Company's India-based scientists are able to study the Ayurvedic literature (primarily written in the ancient Sanskrit language) to accelerate the plant screening process. In addition, by conducting operations in India, the Company is able to access highly skilled scientific talent and other resources at an estimated one-tenth of the cost of comparable labor and resources in the United States. Although the Company's clinical trials to date have only been conducted in India, they have been administered in accordance with protocols designed to be consistent with the standards of the United States Food and Drug Administration (the "FDA") and in laboratories that are designed to operate in accordance with guidelines consistent with FDA Good Laboratory Practices ("GLP"). In addition, the Company's proprietary plant extraction process is conducted for it by a third-party Indian supplier with an ISO-9000 (a worldwide industry manufacturing standard) certification. The Company has thus established, and continues to enhance, a network infrastructure in India designed to identify phyto-pharmaceuticals through an accelerated process and in a low-cost, high quality environment.


    The Company is in the development stage and does not anticipate completing clinical trials or filing a new drug application ("NDA") with the FDA for any of its products (approval of which must be obtained prior to the commencement of their commercial sale in the United States) until, at the earliest, the year

2001. The Company's long-term viability, profitability and growth will depend upon successful commercialization of products resulting from its research and development activities. To date, the Company has recorded only limited product sales revenues, and these have been derived primarily from sales in India of SA-12, a proprietary anti-bacterial surgical scrub acquired by the Company from its inventor in 1995. The Company believes that its ability to generate sufficient revenues to support its operations primarily depends on the success of the Company in completing development, and obtaining regulatory approvals for the commercial sale, of RA-11 and other product candidates. There can be no assurance that any of such events will occur or that the Company will ever achieve profitable operations.

INDUSTRY OVERVIEW

    According to an industry survey published in May 1997, the total worldwide sales of prescription and over-the-counter pharmaceutical products in 1996 were over $285 billion, of which the United States market represented over 33%. Although growth in pharmaceutical sales has generally remained constant over the past few years, future growth rates are expected to rise due to projected population trends. Because a disproportionately large amount of pharmaceuticals are prescribed for middle-aged and elderly people, expansion in these demographic sectors bodes well for drug companies. Based on estimates by the United States Department of Commerce, the over-65 segment and the 45- to 64-year-old segment of the population is expected to expand 16% and 46%, respectively, from 1996 through 2010 as the baby boomers age. The influence of these demographic trends should be especially pronounced for treatments targeting chronic conditions that often afflict people as they age, such as hypertension and arthritis.

    Currently, the incidence of rheumatoid arthritis is reported to be approximately 2% of the world population and the incidence of clinically symptomatic osteoarthritis is reported to be between 10-15% worldwide. Moreover, in 1996, arthritis in general was reported by the American College of Rheumatology ("ACR") to be the number one cause of disability in the United States and the total market for prescription arthritis drug therapy was estimated to be over $6 billion. For arthritis and other chronic, difficult-to-treat conditions, such as viral hepatitis (of major medical importance worldwide today and yet the only available treatments for which are usually symptomatic and involve costly injectibles with numerous side effects), plant-based pharmaceuticals with their natural attributes have potential to be an efficient and cost-effective therapy.

    Plant-based pharmaceuticals have historically been a significant source of therapy in Europe and other countries outside of the United States. In 1993, as estimated by the Herbal Medical database, the phyto-pharmaceutical market was approximately $12.4 billion worldwide of which $6.5 billion was attributed to Europe. According to that publication, the industry had grown at an approximate annual rate of 10-15% from 1985 through 1993, and it was estimated that such growth rate would continue through at least 1998.

BUSINESS STRATEGY

    The Company's business strategy is to capitalize on what it perceives to be an ever growing market for phyto-pharmaceutical therapies by developing (using Ayurvedic principles as a means of potentially accelerating both the discovery and the regulatory approval processes) and commercializing safe and effective plant-based pharmaceuticals for the treatment of difficult-to-treat, chronic diseases in humans. In furtherance of its strategy, the Company intends to:


    - OBTAIN FDA APPROVAL FOR RA-11 -- RA-11 has been approved for sale in India and is exempt from licensing in Singapore. Following successful completion of additional animal pharmacology studies being conducted in India, the Company intends to file an investigational new drug ("IND") application with the FDA in the United States, relating to the use of RA-11 for the treatment of rheumatoid arthritis, osteoarthritis and other forms of non-infectious, inflammatory arthritis, by the first quarter of 1999. The Company has already completed two large, double blind, placebo controlled Phase II clinical trials in India relating to RA-11 and based upon the results of such trials, the Company believes that RA-11 may prove to be an effective and safe drug for long-term treatment of osteoarthritis and may be classified as a disease modifying anti-rheumatic in the long-term treatment of rheumatoid arthritis. Subject to approval of its IND application, of which there can be no assurance, the Company will seek to by-pass Phase I clinical trials (preliminary trials which focus on healthy human subjects) in the United States, proceeding directly to Phase II clinical studies (intermediate level trials, focused on a limited target patient population), since it has already conducted two large, well-documented efficacy and safety Phase II level clinical trials in India using protocols consistent with FDA guidelines. Concurrently, the Company will seek to conduct a Phase III clinical trial in India and, subject to successful results, the Company would then conduct a Phase III clinical trial in the United States. Two Phase III trials are required in connection with the United States FDA approval process, one of which must be conducted in the United States. The Company does not anticipate completing clinical trials or filing an NDA until, at the earliest, the year 2001. See "--The Regulatory Approval Process" and "--Products and Product Candidates -- RA-11."



    - EXPAND INTERNATIONAL MARKETING EFFORTS FOR RA-11 AND SA-12 -- The Company has begun to recognize initial revenue from sales of SA-12 in India. In addition, limited sales of RA-11 commenced in India in November 1997 under a test-marketing program. The test-marketing program was successfully completed in March 1998. The Company is in discussions with the Indian pharmaceutical company which conducted the test-marketing program regarding entering into a definitive marketing agreement. Subject to finalization of an agreement, the Company anticipates a national launch of RA-11 in India in June 1998. The Company has begun to sell RA-11 in Singapore through a distributor. The Company anticipates the commencement of marketing of SA-12 in certain countries in the Pacific Rim through a pharmaceutical distributor in Singapore during the second quarter of 1998. Pending regulatory approval of RA-11 by the FDA, the Company will continue to target national pharmaceutical marketing companies in markets outside Japan, Europe and the United States. See "--Marketing."


    - ESTABLISH CORPORATE PARTNERSHIPS WITH MULTI-NATIONAL PHARMACEUTICAL COMPANIES -- To assist the Company in conducting clinical trials, the Company is actively seeking collaborations or partnerships with major pharmaceutical companies or research companies whereby such strategic partners would provide the resources to continue clinical trials, obtain regulatory approvals and provide marketing capabilities relating to a particular product candidate, in exchange for the receipt of exclusive marketing rights to the product in designated geographical areas or for designated therapeutic uses. The Company would retain proprietary rights to the product and receive royalties based on sales. As of the date hereof, however, the Company has not entered into any such agreements or arrangements, and no assurance can be given that the Company will be able to successfully negotiate collaborative agreements or that if concluded, they will not eliminate or substantially reduce the Company's proprietary rights in the applicable product. In addition to providing financing, the Company believes such strategic partners could be instrumental in promoting product penetration in key markets such as Europe, the United States and Japan, if and when applicable regulatory approvals are received. See "--Marketing."

    - CONTROL MANUFACTURING -- For the foreseeable future, the Company intends to have its products manufactured on a contract basis. All agreements will contain provisions enabling the Company to maintain quality control over the extraction, formulation and manufacturing processes (most of which are proprietary to the Company). The Company's principal supplier of plant extracts and raw material has achieved ISO-9000 certification (a worldwide industry manufacturing standard), and the two formulation and finished product manufacturers used by the Company in India have applied for GMP-certification from the World Health Organization. The Company provides personnel to each of the foregoing to support and supervise the extraction and manufacturing processes. In connection with United States clinical trials, the Company intends to import active plant ingredients in bulk and contract with third-party manufacturers who have obtained GMP-certification from the FDA to produce the finished and packaged product necessary for clinical trials. There are fewer requirements applicable to the importation of bulk substances than to finished pharmaceutical products. The Company's long-term goal is to operate its own FDA GMP-certified manufacturing facilities in India. See "--Manufacturing and Supply."

    - EXPAND PIPELINE OF PHYTO-PHARMACEUTICALS -- The Company has a number of products in various stages of research and development. The Company will continue to apply the principles of Ayurveda in an effort to discover and develop new phyto-pharmaceuticals for the treatment of chronic, difficult-to-treat diseases. The Company believes that the application of such principles will enable it to rapidly identify new phyto-pharmaceuticals for potential new applications. The Company's goal is to screen many sources through an accelerated development process in a low-cost, high-quality location. See "--The AyurCore Model of Drug Discovery and Development."

THE AYURCORE MODEL OF DRUG DISCOVERY AND DEVELOPMENT

    AYURVEDA

    Ayurveda is a medical science whose literature documents the study and use of plants for medicinal purposes. Ayurveda comes from one of the most advanced civilizations of the ancient world, India. In Sanskrit, the language in which Ayurveda is documented, AYUR means life and VEDA means knowledge. Treatises, written as early as 4,000 years ago, give essential information on the use, safety and efficacy of certain medicinal plants for specific therapies. Safety parameters were a primary goal in Ayurvedic medicine. Considerable work has been done over the centuries in this science to define specific therapies for specific symptoms and ailments. However, even with a documented history of safety and efficacy, very little Ayurveda testing has been conducted in accordance with United States standards in the past.

    The Company believes that by applying the knowledge gained from the study of Ayurveda, it can rapidly identify the specific plant species to be utilized for targeted indications. Because the safety and efficacy of the plants included in Ayurveda have been documented, the Company believes it can make a significant leap in the early drug discovery process, thereby accelerating the entire development cycle and reducing pre-clinical costs.

    DRUG DISCOVERY & DEVELOPMENT PROCESS

    The Company has focused its efforts on several difficult-to-treat disease/treatment areas. In India, the Company has assembled a multidisciplinary team of scientists which plays an important role in the Company's drug discovery and development process. These scientists include, but are not limited to, biochemists, ethnobotanists, phytochemists, toxicologists, pharmacologists, immunologists, and pharmaceutical chemists.

    This scientific team, along with Ayurveda specialists, search the Ayurvedic literature to identify potential plant applications. The results of the search are compared to modern medicine parameters, in terms of both diagnosis and treatment. Once an Ayurveda/modern medicine interface is established, a plant species is recommended for further evaluation in the treatment of a specific disease condition. Identification of a plant lead is confirmed through the testing of the plant's pharmacological activities, and subsequent investigation of Ayurvedic and other scientific literature determines whether phytochemical analysis of the plant has been undertaken by others previously. Based upon these findings, purified extracts of the plant species are completed for phyto-pharmaceutical applications. The resulting phyto-pharmaceutical candidate must retain the desired characteristics of the original plant, yet be purified and standardized to the level of pharmaceutical preparation quality. Once this is accomplished, animal and human pharmacological screens are developed and implemented using these standardized extracts or fractions thereof to establish the efficacy of the drug for human therapeutic use.


    The Company's research and development team in India conducts activities consisting of, but not limited to: (i) toxicology studies; (ii) further phytochemical analysis/fractionation; (iii) any other applicable preclinical studies; (iv) Phase I pharmacokinetic and pharmaco-dynamic studies in human volunteers; and (v) Phase II-type dose ranging/efficacy studies. Given the history of use of ayurvedic treatments in humans, these activities can, in some instances, be conducted in parallel.



    Results of the above activities are intended to form the basis of the data required to file an IND application with the FDA. With this approach, the Company believes it can significantly reduce both the discovery and development time of phyto-pharmaceuticals in the treatment of difficult-to-treat diseases.

THE REGULATORY APPROVAL PROCESS

    GENERAL

    Pharmaceutical products, including phyto-pharmaceuticals, are significantly regulated by a number of governmental entities, especially by the FDA in the United States and by comparable authorities in other countries. These entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, promotion, distribution and sale of such products. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or do not demonstrate efficacy during the testing required by the regulatory process. In addition, there can be no assurance that this regulatory framework will not change or that additional regulation will not arise at any stage of a product's development that may affect approval, delay an application or require additional expenditures. Moreover, even if approval is obtained, failure to comply with present or future regulatory requirements, or new information adversely reflecting on the safety or effectiveness of the approved product, can lead to the FDA's withdrawal of approval to market the product or other sanctions, including fines, recall or seizure of products, injunctions and criminal prosecutions.

    UNITED STATES REGULATION

    In the United States, plant-derived pharmaceuticals are subject to FDA review and approval as "drugs" under the Federal Food, Drug, and Cosmetic Act. In most cases, the steps required before a new pharmaceutical can be commercially distributed in the United States include: preclinical laboratory and animal studies; the filing of an investigational new drug application, or IND, with the FDA summarizing preclinical development work; controlled clinical trials in humans to determine safety and efficacy; filing a new drug application, or NDA, with the FDA; and FDA approval of the product for commercial sale and of the product manufacturing facility for commercial manufacturing.

    PRECLINICAL STUDIES AND GLP. The initial testing of a pharmaceutical product before it may be marketed in the United States is called preclinical testing. Preclinical tests include formulation development, laboratory evaluation of product chemistry and other end points and animal studies to assess the potential safety and efficacy of the product as formulated. Many preclinical studies are regulated by the FDA under a series of regulations called the "Good Laboratory Practice" regulations. Violations of GLP regulations can, in some cases, lead to invalidation of the studies, requiring them to be replicated. The results of preclinical trials are submitted to the FDA as part of the IND and are reviewed by the FDA prior to authorizing the sponsor to conduct clinical trials in human subjects.

    THE IND. FDA regulations provide that human clinical trials may begin 30 days following the submission and receipt of an IND, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the IND submission. There is no assurance that the submission of an IND will eventually allow a company to commence clinical trials. Once trials have commenced, the FDA may stop the trials, or particular types of trials, by placing a "clinical hold" on such trials because of concerns about, for example, the safety of the product being tested or the adequacy of the trial design. Such holds can cause substantial delay and in some cases may require abandonment of a product. There can be no assurance that the FDA's acquiescence in an IND constitutes any indication that the FDA will find the protocol satisfactory for a clinical trial or that authorization of one phase of clinical trials will result in authorization of other phases or that the FDA will accept any data generated from a clinical trial.

    CLINICAL TRIALS. Clinical trials involve the administration of the investigational drug product to human subjects. Each protocol indicating how the clinical trial will be conducted must be submitted for review to the FDA. The FDA's review of a study protocol does not necessarily mean that, if the study is successful, it will constitute proof of efficacy or safety. Further, each clinical trial must be conducted under the auspices of an institutional review board ("IRB"), which must be constituted and operated in conformance with FDA regulations. The IRB considers, among other factors, ethical concerns and informed consent requirements. The FDA or the IRB may require changes in a protocol both prior to and after the commencement of a trial.

    Clinical trials are typically conducted in three sequential phases, although in certain cases, the phases may overlap. In Phase I trials (which constitute the initial introduction of the pharmaceutical into human subjects) the pharmaceutical is tested in healthy subjects, as opposed to patients, primarily for safety (adverse effects), side effects, metabolism, clinical pharmacology and optimal dosage. Phase II trials involve studies in a limited target patient population to (i) further evaluate optimal dosage, (ii) identify possible adverse effects and safety risks and (iii) determine the efficacy of a drug for a specific indication. These can be further classified into Phase IIa trials, which study dose ranging and schedule optimization from the perspective of efficacy, and Phase IIb trials, which study (in parallel or individually) one dose and one schedule (the frequency of dose administration) to determine length of therapy and safety versus efficacy. When a product is found to have an acceptable safety profile in Phase II evaluation, Phase III clinical trials are undertaken to evaluate clinical efficacy and to further test for safety within an expanded target patient population at geographically dispersed multiple clinical study sites. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time for any reason. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's products.

    THE NDA. Upon completion of clinical trials, the results of the preclinical studies and the human clinical trials are submitted to the FDA in an NDA, approval of which must be obtained prior to commencement of commercial sales. The NDA also includes information pertaining to the preparation of drug substances, analytical methods, drug product formulation, details on the manufacture of finished product and proposed product packaging and labeling. The interval between the filing of the IND and the filing of an NDA application can be lengthy. In general, the FDA requires at least two properly conducted and well-controlled Phase III clinical trials demonstrating efficacy. The FDA may deny an NDA if, among others reasons, clinical trial protocols are not adequate or appropriate. The FDA also may deny an NDA or require additional testing or information to assess the safety of the product if the FDA does not view the NDA as containing adequate evidence of the product's safety and efficacy. Notwithstanding the submission of such data, the FDA may ultimately decide that the application does not satisfy its regulatory criteria for approval and, even if the NDA is approved, the product may be required to undergo post-licensure testing and surveillance to continue to monitor its safety and effectiveness (Phase IV studies).

    POST-MARKETING APPROVAL REQUIREMENTS. Once an NDA has been approved, the NDA applicant remains subject to post-marketing requirements. These include manufacturing, record keeping, and reporting obligations. For instance, any adverse experiences relating to the use of the product must be reported to the FDA. Failure to comply with the FDA's post-marketing obligations can result in the FDA's withdrawal of approval, seizures, injunctions, and/or civil or criminal penalties.

    In the United States, in addition to patent protection, drug products containing new chemical entities ("pioneer drugs") approved through the NDA process may be subject to periods of marketing exclusivity. After the applicable patents and periods of exclusivity expire, however, those pioneer drugs are subject to competition from generic versions (duplicate or related versions) of themselves. The FDA may approve an abbreviated NDA for the marketing of a generic drug (I.E., a duplicated or related version of an approved pioneer drug) that has been shown to be as safe and effective as a pioneer drug whose patents have expired, without requiring the submission of "full reports" of safety and effectiveness.

    MANUFACTURING REGULATIONS. The FDA mandates that drugs be manufactured in conformity with current Good Manufacturing Practice ("cGMP") regulations. In complying with the cGMP regulations, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure that the product meets applicable specifications and other requirements. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply subjects the manufacturer to possible FDA action, such as suspension of manufacturing, seizure of the product, voluntary recall of a product, fines, injunctions, failure to approve a product, or withdrawal of approval of a product.

    FOREIGN REGULATIONS


    To market its products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing, among other things, the design and conduct of human clinical trials, product pricing and reimbursement, and marketing approval criteria. The approval procedure currently varies among countries and can involve additional testing. As a result, the time required to obtain foreign approvals may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although within the European Union certain uniform registration procedures are available to companies wishing to market a product in more than one member country. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. However, approval by the FDA does not ensure approval by other countries.



    INDIA REGULATION



    In India, pharmaceuticals, including plant-derived pharmaceuticals, are subject to review and approval by the India Food and Drug Administration (the "Indian FDA"), under the Drugs and Cosmetics Act of 1940, as amended, and the regulations promulgated thereunder. The Indian FDA is a national administrative authority which also includes separate departments having jurisdiction over each state. The Indian FDA is headed at the national level by the Drugs Controller General of India (the "Controller General"), and at each state level by separate Commissioners. The scope of activities regulated by the Indian FDA is comparable to that regulated by the US FDA, encompassing pre-clinical and clinical testing, manufacture, safety, effectiveness, labeling, record-keeping, advertising, marketing and sale of pharmaceuticals.



    The approval process for new drugs, which are generally defined to include drugs which have not been previously marketed in India, generally requires the submission of comprehensive pre-clinical and clinical data regarding safety and efficacy. The nature and extent of the required data can, under certain circumstances, be limited if the drug has been approved for marketing in certain countries other than India. Since Ayurvedic drugs have been available in India for centuries, they are not considered "new drugs" and, as such, are generally subject to a less burdensome approval process. Ayurvedic drugs which are produced in accordance with formulation specifications described in Ayurvedic literature do not require pre-marketing approval by the Indian FDA. If, however, Ayurvedic drugs are produced using formulations not specifically described in Ayurvedic literature, such as is the case with the Company's novel phyto-pharmaceuticals, pre-marketing approval is required. Although the regulatory approval process for new Ayurvedic drugs has become more strict in recent years, it remains significantly less burdensome than the approval process for new non-Ayurvedic drugs. Unlike new non-Ayurvedic drugs, new Ayurvedic formulations require no pre-clinical data and generally require only limited clinical data to demonstrate safety and efficacy.



    Applications for approval of new Ayurvedic drugs are reviewed by a technical advisory board of the Indian FDA at the state level (which has authority to request additional safety or efficacy data). Unlike new non-Ayurvedic drugs which require approval at the national level by the Controller General, a final approval determination with respect to new Ayurvedic drugs is made by a state commissioner. RA-11 has been approved for commercial sale in India by the Indian FDA.


PRODUCTS AND PRODUCT CANDIDATES

    RA-11

    GENERAL. RA-11, the Company's lead phyto-pharmaceutical, is derived from a combination of four different plant species. The Company holds an exclusive license on two Indian patents relating to its proprietary plant extraction and RA-11 formulation processes, as well as a United States patent relating to RA-11 and its use in treating degenerative musculoskeletal diseases, such as rheumatoid arthritis and osteoarthritis. Incidence of rheumatoid arthritis is reported to be approximately 2% of the world population and the incidence of clinically symptomatic osteoarthritis is reported to be between 10-15% worldwide. Based on clinical trials conducted in India under protocols consistent with FDA guidelines and ACR criteria, the Company believes that RA-11 may prove to be an effective and safe drug for long-term treatment of osteoarthritis and may be classified as a disease modifying, anti-rheumatic drug for the long-term treatment of rheumatoid arthritis. Additional animal pharmacology studies are being conducted in India pursuant to an arrangement entered into in November 1997 between Bio-Ved and the National Institute of Immunology in New Delhi. The Company anticipates completing these studies by the first quarter of 1999, at which time the Company plans to file an IND application with the FDA. See "--The Regulatory Approval Process" and "--Patents, Licenses and Proprietary Rights."


    RHEUMATOID ARTHRITIS. Rheumatoid arthritis is an immunological disease characterized by inflammatory arthritis of peripheral joints and associated with a number of other manifestations. Treatments available today include steroids, non-steroidal anti-inflammatory drugs ("NSAIDs")(eg. Diclofenac and Naproxen), and disease modifying anti-rheumatic drugs (E.G. Methotrexate and gold salts). All of these treatments can be accompanied by serious side effects, and the duration of the therapeutic effects associated with steroid and NSAID treatment is relatively brief. Newer agents under development include specific target-oriented monoclonal antibodies and the cyclo-oxygenase-2 inhibitors.


    RA-11 was initially evaluated for use in treating rheumatoid arthritis in a small clinical trial in India. During 1994 and 1995, the Company conducted a large Phase IIb trial in India of RA-11's efficacy and safety using ACR criteria and FDA guidelines. This study was comprised of two parts: a 16 week, double-blind, placebo-controlled, parallel trial, followed by a crossover study in these patients. Out of a total of 1,445 arthritis patients screened, 182 patients participated in the study. Of these 182 patients, 165 patients completed the full 16 weeks of the study. The treatment groups were matched with respect to demographics at study entry. The protocol for both the double-blind phase and the 16-week open label phase of the trial were prepared for the study by Dr. Richard Polisson, the Clinical Director of Massachusetts General Hospital's arthritis unit; statistics were performed by Boston Biostatistics, Inc.; and Dr. Arvind Chopra, a rheumatologist associated with the Interdisciplinary School of Health Sciences at the University of Pune, served as the Chief Investigator for the trial. See "--Consultants."


    Results obtained at the conclusion of the 16-week study, indicated that patients on the drug did better than the placebo group in several clinical and lab parameters. Statistical significance, however, as defined by the ACR and FDA, was obtained in only two important clinical parameters--joint count and score for swelling--and two lab indicators--rheumatoid factor and hemoglobin count.

    After 32 weeks of participation in the study, however, patients showed statistically significant improvements from baseline, as defined by the ACR and FDA, in all clinical criteria and, most importantly, in the latest laboratory blood testing criteria: Interleukin-6, C-Reactive protein and Erythrocyte sedimentation rate. These patients were further followed for 54 weeks in an open label phase and RA-11 continued to have persistent efficacy results in both clinical and lab criteria. The Company believes that the safety of RA-11 is demonstrated by the fact that the incidence of minor side effects was similar in placebo and active groups through the course of the study. Based on the data obtained from the study, the Company believes that RA-11 has shown promising results as a safe disease-modifying anti-rheumatic drug which can be indicated in the long-term therapy of rheumatoid arthritis. A total of 111 patients from the original study have now been followed for more than 3 1/2 years, and all have remained in clinical remission (free from clinical signs and symptoms of arthritis), free of significant side effects and with stable, normal blood counts, serum electrolytes, and renal and liver function tests.

    Concurrent with the clinical trials, the Company completed acute, subacute and chronic toxicity studies in albino rats. These studies were not performed in a United States GLP-certified laboratory. The animals were tested for all typical potential toxic effects such as gastrointestinal, central nervous system, respiratory, food consumption, abnormal secretions and alteration of fur. The drug was administered in several multiples of therapeutic doses. In the chronic model (6 months) there was mild incidence of bronchopneumonia (which the Company believes can be explained by force feeding of drug/placebo and hence aspiration) equal in both active and placebo groups. Also noted were mild, cloudy changes in the kidneys of certain of the animals, in both placebo and active groups, and which the Company does not believe is significant. Part of the proceeds of the Offering will be used to repeat these studies as well as carcinogenicity and mutagenicity studies at a United States GLP-certified and AALAC (American Association for Laboratory Animal Certification) accredited laboratory.

    OSTEOARTHRITIS. Osteoarthritis, also known as degenerative joint disease, is believed to be the most common human joint disease. With the significant increase in age expectancy in both developed and developing countries, it is anticipated that the incidence of osteoarthritis will increase significantly over the next decade.

    Therapy in osteoarthritis is primarily with NSAIDs, but limited due to lack of efficacy over long periods of time and/or side effects and toxicity. Steroid injections provide temporary relief, and may be used in conjunction with physical therapy. The patient may require surgical replacement of the affected joints as a last resort.

    During 1995 and 1996, the Company conducted a large 32-week Phase IIb double-blind, placebo-controlled clinical trial using patients with established osteoarthritis of the knee. As in the rheumatoid arthritis trial, the protocol and study design were prepared by Dr. Polisson, statistics were performed at Boston Biostatistics, Inc., and Dr. Chopra served as the Chief Investigator. The drug dosing was twice that of the rheumatoid arthritis trial. Patients in this trial were also matched with respect to demographic characteristics at study entry. At the end of the study, patients receiving RA-11 performed better with respect to almost all of the parameters used in this trial. Statistical significance, as determined by the ACR and FDA, was achieved in several important efficacy variables including scientific standards or criteria for stiffness, pain and difficulty and scores for pain. Low incidence of minor side effects was equal in the treatment and placebo groups.

    IM-10

    IM-10 is an oral phyto-pharmaceutical candidate derived from a single plant. Extracts of this plant have demonstrated both immunosuppressive and immunostimulatory properties. IM-10 is comprised of the immunostimulatory compounds found in the plant extract and is currently undergoing preclinical animal pharmacology testing for the stimulation and restoration of bone marrow and the immune system in cancer patients being treated with chemotherapy. Due to the high toxicity of chemotherapeutic agents, patients undergoing chemotherapy often suffer compromised immune systems and significant drops in blood cell counts. The Company has an exclusive worldwide license to IM-10. See "--Patents, Licenses and Proprietary Rights."


    In preliminary animal studies conducted by the Company in India, IM-10 showed an ability to restore to normal levels the immune system of animals exposed to anti-cancer agents. Animals were given known anti-cancer agents which severely depress the immune system and cause a significant drop in blood cell counts (red blood cells, white blood cells and platelets). When IM-10 was administered in the presence of the known anti-cancer agents, it restored the immune system back to normal or baseline levels and increased blood cell counts. The Company is currently conducting a much larger animal study with IM-10 in India and similar pharmacological studies for efficacy are scheduled to start in the third quarter of 1998, at the Veteran's Administration Hospital in Palo Alto, California. Subject to satisfactory animal pharmacology testing, the Company plans to determine human dosing and develop a large-scale, dose-ranging, tolerance and efficacy trial for IM-10 in human patients undergoing cancer chemotherapy. This study would be a placebo controlled, double-blind clinical trial at Tata Memorial Cancer Research Center and Hospital, a cancer treatment and research facility in Mumbai (previously known as Bombay), India. Using protocols consistent with FDA guidelines, the Company anticipates beginning this trial during the third or fourth quarter of 1998.

    The competition in this area consists of cell stimulating drugs such as Leukine, Neupogen and Alpha Interferon. Besides being very expensive, all of these are currently available only in injectable forms and can potentially have serious side effects. IM-10 is formulated in an oral capsule form, and in prior testing by other investigators, the plant extract from which IM-10 is derived has been shown to be safe in multiples of IM-10's intended therapeutic range.

    HP-11

    HP-11, an oral phyto-pharmaceutical candidate derived from a single plant species, has demonstrated an ability to protect and regenerate destroyed liver cells in preliminary testing. Other species of the same plant have been evaluated and found to have hepato-protective (protection of liver tissue) and hepato-regenerative (regeneration and repair of liver tissue) properties. However, the Company believes that these other species have significant toxic effects at relatively low therapeutic doses. The Company believes that the plant species used in HP-11 has a much broader therapeutic index, with very high safety margins. HP-11 was identified through the research efforts of the Company's scientific team in India.

    The goal of the Company's research and development activities with respect to HP-11 is to demonstrate hepato-protective as well as hepato-regenerative activity in the prevention and treatment of all forms of hepatitis, especially hepatitis A, hepatitis B, hepatitis C and chemically induced (such as with toxins, alcohol or drugs) hepatitis. Hepatitis is a disease of the liver characterized by inflammation and damage of liver cells and loss of all important liver functions. Viral hepatitis is of major medical importance worldwide today. Very little treatment exists today for hepatitis. The only treatment is usually symptomatic, for general management of the patient's clinical condition and improving general nutrition. In very advanced cases, interferon offers a general palliative therapy. Recently, the FDA approved a new bioengineered interferon, Infergen, in the treatment of hepatitis C. Both forms of therapy are injectables with side effects and are costly. The Company's immediate plans for HP-11 include fractionation to isolate the most active compounds and in-vitro activity evaluation on human liver cells. Fractionation would be followed by trials to determine bioavailability (the rate and extent to which the active compounds enter the general circulation).

    BV-6

    BV-6 is a naturally-occurring, biological, single molecule. BV-6, which is derived from an animal cell component, is undergoing testing for the treatment of degenerative diseases of the central nervous system, including seizure disorders, strokes, multiple sclerosis and Alzheimer's disease. BV-6 has been tested in cultured central nervous system neurons and in animals. BV-6 appears to act by bypassing certain receptors in the brain that cause degeneration of the brain tissue and, to date, has exhibited no toxicity over the entire physiologically effective concentration range.


    The NIH awarded an SBIR grant in the amount of $100,000 to the Company in September 1996. Those studies have been successfully completed, confirming the previous findings and a report has been submitted. An additional SBIR grant application for $750,000 was submitted in April 1997 for further animal studies. The application was amended in December 1997 to provide additional information, and no response has been received to date. In 1995, the Company was assigned a pending United States patent application related to BV-6. See "Patents, Licenses and Proprietary Rights."


    SA-12

    SA-12, a non-plant based, proprietary antibacterial surgical scrub and general disinfectant (not a pharmaceutical) for use on the hands or other skin surfaces, was acquired by the Company from the product's inventor in 1995.

    SA-12 is a scented, fast drying liquid, requiring no wipe-off, and it leaves no oily feel after evaporation. SA-12 does not appear to irritate the skin. The Company has tested the skin of SA-12 treated subjects for the presence of common pathogens (streptococcus, staphylococcus, etc.) and has found no measurable concentrations of microbial content for over two hours on the treated skin (hands). Similar results were also obtained for highly virulent but less common organisms such as Pseudomonas, E. coli and Candida Albicans. In a comparative study, SA-12 was superior in terms of spectrum, speed and duration of activity to the most widely used and known antibacterial agents currently available such as Betadine, PhisoHex, Hibiclens and Sterillium.

    SA-12 is comprised of ingredients listed in the United States Pharmacopeia and can be produced at a cost which the Company believes will enable it to compete effectively in developing countries, in very price sensitive healthcare sectors, such as hospitals, and the food industry.


    The product was launched in India in the second quarter of 1997 under the brand name Multicidal-Registered Trademark- and will be introduced in Pacific Rim countries and elsewhere under the brand name Periban-Registered Trademark-. The initial introduction has been targeted at hospitals, clinics and physician offices. After an initial period, the Company may consider promoting the product directly to consumers in the over-the-counter market. The Company has no present intention of marketing SA-12 in the United States. See "--Manufacturing and Supply", "--Marketing" and "--Patents, Licenses and Proprietary Rights."


    Currently, the Company is marketing 500 ml and 200 ml plastic dispenser bottles, as well as pump dispensers. Additional consumer line extensions which the Company may explore include small towel wipes in unit packages, soaps, body lotions and other convenient applications.


RESEARCH AND DEVELOPMENT



    The goal of the Company's research and development activities is to conduct research at a level that is acceptable to the FDA and other regulatory bodies, as well as global markets. With the exception of BV-6, substantially all of the Company's research and development activities are presently conducted through Bio-Ved in India. The Company funds most of Bio-Ved's research activities and all ownership rights automatically vest in the Company. Bio-Ved currently has three operational laboratories integrated at one site in India. These laboratories are staffed with Bio-Ved's research and development scientists and are also utilized by scientific consultants in connection with the Company's activities. The Plant Screening Laboratory has the responsibility for analyzing potential plant candidates and for the fractionation/ standardization of new and existing products. The Formulations Laboratory has the primary mission of developing the appropriate dosage forms for phyto-pharmaceuticals and quality control and analytical procedures. The Animal Pharmacology Laboratory has the responsibility for the study of pharmacological activity and mechanisms of actions and for monitoring biochemical reactions in animal models. The Company will seek to expand these laboratories to include other chemistry and pharmacology activities. The Company, either directly or through Bio-Ved, also has relationships with scientific institutions in India and elsewhere with whom the Company has engaged and expects to continue to engage in joint research activities.



    Research and development activities with respect to BV-6 are currently conducted at Emory University in the United States.



    During the years ended December 31, 1997 and 1996, the Company expended $272,000 and $401,000, respectively, in connection with its research and development activities. In September 1996, the Company received a SBIR grant in the amount of $100,000 from the NIH in connection with its BV-6 research activities. In April 1997, the Company applied for an additional SBIR grant relating to its BV-6 research in the amount of $750,000. The application was amended in December 1997 in response to NIH comments.


MANUFACTURING AND SUPPLY

    The Company currently relies on Kancor Flavours & Extracts Pvt. Ltd. ("Kancor") located in Southern India to provide all of the plant extracts used in the production of RA-11. Kancor's production facility is ISO-9000 certified. Kancor and the Company have entered into a five-year renewable agreement covering the supply of these plant extracts. Plant extracts used in the production of IM-10 and HP-11 for testing purposes are purchased on an order-by-order basis. The Company has been and expects to continue to be able to obtain plant extracts in quantities sufficient for its testing and commercial production purposes for at least the next 12 months without any significant interruption or sudden price increase, although there can be no assurance thereof. Even though all plants used in the production of the Company's phyto-pharmaceuticals are commercially cultivated, no assurance can be given of continual sources of supply of required materials or that reasonable arrangements can be made for their supply. Supply risks include unexpected changes in regulatory requirements, exchange rates, tariffs and barriers, difficulties in coordinating and managing foreign operations, potentially adverse tax consequences and disruptions in the political and economic stability of India and the other regions in which the Company's source plants are grown as well as seasonality and weather factors. Interruptions in supply or material increases in the cost of the supply could have a material adverse effect on the Company's financial condition and results of operations. Kancor has indicated that it intends to build a stand alone facility which would be designed to meet the FDA's GMP requirements for bulk active pharmaceutical ingredients. The Company is in preliminary discussions with Kancor regarding utilization of such facility to produce bulk ingredients for the Company's phyto-pharmaceuticals.


    In October 1997, the Company entered into an agreement with Eisen Pharmaceutical Co. (Pvt.) Ltd. of Pune, India ("Eisen"), for the manufacture of RA-11. The agreement has a five-year term and is terminable by either party upon three months' notice. Pursuant to the terms of the agreement, the Company supplies the manufacturer with the raw materials used in, and retains a supervisory role over, the manufacturing process. The Company operates under a similar agreement with S.P.B. (Inc.) of Pune, India for the manufacture of SA-12, except that the agreement commits the Company to purchase minimum monthly quantities. Each of S.P.B. (Inc.) and Eisen has applied for a GMP approval rating for finished formulations from the World Health Organization. In 1997, the Company became dissatisfied with the performance of a former SA-12 manufacturer and began the process of changing to the present manufacturer. Due to unanticipated delays, which have been resolved, related to transferring the right to use the trade name associated with SA-12, the Company was forced to suspend sales of SA-12 during the first quarter of 1998. The loss of the manufacturing capacitates of either S.P.B. (Inc.) or Eisen would cause an interruption in the supply of products produced by the respective manufacturer. This could, in turn, have a material adverse effect on the Company's financial condition and results of operations.


    To provide the Company's requirements of RA-11 for United States clinical trials, the Company intends to import active ingredients in bulk into the United States. The United States has fewer requirements for import of active ingredients and formulations than for finished formulations. The Company would seek to enter into arrangements with third-party manufacturers which are United States GMP-certified to supply finished product. The Company's long-term goal is to build or acquire a United States GMP-certified manufacturing base in India to produce the products sold by the Company in India and other countries.

MARKETING

    The Company has no marketing or sales staff and currently intends to rely on third-party distributors for the sale and marketing of all products it may develop.


    In April 1996, the Company entered into a memorandum of understanding with Blue Cross Laboratories Ltd, of Mumbai (previously known as Bombay), India ("Blue Cross"), in connection with the distribution in India of SA-12 (the "BCL Agreement"). Pursuant to the BCL Agreement, the Company is obligated to cause S.P.B. (Inc.) to manufacture and deliver SA-12 to Blue Cross for distribution on an exclusive basis. In addition to a negotiated sales price, Blue Cross will pay the Company a percentage of all sales of SA-12 made by Blue Cross through March 31, 2001, the expiration date of the BCL Agreement. The Company is required to maintain one month's supply of SA-12, and the Company is liable for damages for nondelivery. The Company is also responsible for product liability claims. The BCL Agreement is subject to termination by either party on six months' prior notice.

    Effective September 1997, the Company entered into a distribution agreement (the "MD Agreement") with MD Pharmaceuticals Laboratories Ltd. for the marketing of RA-11 and SA-12 in Singapore, Thailand and other Pacific Rim countries. The MD Agreement is a three-year renewable direct marketing supply and distribution agreement pursuant to which the Company sells finished product at an agreed upon price. In May 1998, the Company commenced sales of RA-11 in Singapore under the MD Agreement.



    In September 1997, the Company entered into a memorandum of understanding with Alembic Chemical Works Co. Limited ("Alembic") of Baroda, India for the distribution in India of RA-11 (the "Alembic Agreement"). Pursuant to the Alembic Agreement, the Company will manufacture and package RA-11 and sell it to Alembic at an agreed upon price. Initially, Alembic is only required to test market RA-11 in the State of Maharashtra, during which time an assessment regarding the acceptance and effectiveness of RA-11 will be made. The Company agreed to provide Alembic with 350,000 physician sample capsules without charge through March 31, 1998. The test-marketing program was successfully completed in March 1998. Although the Alembic Agreement provides that neither party will have any obligation to the other if a definitive agreement is not reached by March 31, 1998, the parties are in discussions regarding a definitive agreement and the Company contemplates a national launch of RA-11 in India in June 1998, although there can be no assurance thereof. RA-11 will be marketed in India under the trade name ARTREX-TM-.


    The Company will continue to seek distribution arrangements with national pharmaceutical distributors in countries other than the United States, Europe and Japan. For products that may be sold in the United States and other large markets, the Company will seek alliances or collaborative arrangements with pharmaceutical companies that have established sales forces as well as the ability and expertise to conduct clinical trials and finished product manufacturing. The Company may license the products to such an entity or entities in exchange for licensing and/or royalty payments. In any such relationship, the Company's goal would be to supply the active raw material in bulk to such entities who would then be responsible for finished product manufacture and marketing. The Company cannot assure that it will be able to enter into any such arrangements on terms acceptable to the Company, or at all.

COMPETITION

    Competition in the pharmaceutical industry is extremely intense. The principal factors upon which such competition is based include the following: marketing, distribution, price, therapeutic efficacy, side effect profile, ease of use, safety, physician acceptance and patient compliance. Many pharmaceutical companies have significantly greater research and development capabilities, as well as substantially greater marketing, financial and human resources than the Company. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of new pharmaceutical products and obtaining regulatory approvals of such products. These companies may represent significant long-term competition for the Company.

    There can be no assurance that developments by other pharmaceutical companies will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with technological developments of its competitors. Many of the Company's competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by the Company. These competing products may be more effective and less costly than the products developed by the Company.


    The Company is aware of a number of companies engaged in research and development of pharmaceuticals based on plants. The Company is also aware of a number of local companies in India which sell traditional ayurvedic products, some of which products are used to treat diseases targeted by the Company, such as arthritis. Many of the ayurvedic products sold by other companies in India are not standardized to ensure consistent potency. Moreover, to the Company's knowledge, none of the other companies conduct clinical trials as well as other scientific confirmations consistent with United States standards.


PATENTS, LICENSES AND PROPRIETARY RIGHTS

    TECHNOLOGY AGREEMENTS

    The Company has entered into license agreements with Dr. Bhushan Patwardhan pursuant to which the Company acquired exclusive worldwide rights to RA-11. One agreement relates to the rights to commercialize RA-11 in India and the other agreement relates to similar rights throughout the rest of the world. To maintain its rights under the RA-11 agreements, in addition to paying royalties on sales, the Company must commence marketing in India by January 1998 and commence marketing outside India by 2003. The Company is currently in compliance with its obligations under the agreements. The Company has also entered into a license agreement with Dr. Patwardhan pursuant to which the Company acquired exclusive worldwide rights to IM-10. To maintain its rights under the agreement, in addition to paying royalties on sales, the Company must commence marketing in India within one year of clinical confirmation and approval by the Drug Controller of India (India's FDA equivalent) and commence marketing in at least one country outside India within seven years of its initial marketing in India. See "--Consultants."

    In December 1995, the Company entered into an agreement with Dr. Abraham Rosenberg pursuant to which the Company was assigned a United States patent application related to BV-6, in exchange for royalties. See "--Consultants."

    In June 1995, the Company entered into an agreement with S.V. Karnataki pursuant to which the Company purchased SA-12 and related technology for an initial signing fee and limited manufacturing and marketing milestone payments.

    PATENTS AND PROPRIETARY RIGHTS

    The Company's policy is to protect its technology by filing patent applications. In addition to intending to file patent applications in the United States, the Company has filed, and intends to file, patent applications in foreign countries on a selective basis. The Company also relies on trade secrets, unpatented know-how and technological innovation to develop and maintain its competitive position.

    The Company is the exclusive licensee under an issued United States patent, which expires in 2014, relating to RA-11 and its use in treating degenerative musculoskeletal disorders, including rheumatoid arthritis and osteoarthritis. The Company also holds an exclusive license on two Indian patents, one of which relates to the Company's proprietary plant extraction process and the other to the Company's proprietary process for formulating RA-11, which expire in 2001. However, the Company's licensor does not have any patent rights relating to RA-11 outside of the United States and India. In addition, the Company has a United States patent application pending for the use of BV-6 in the treatment of degenerative diseases of the central nervous system.

    Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that the Company's issued patent or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

    There can be no assurance that patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. It is also possible that third parties may obtain patent or other proprietary rights that may be necessary or useful to the Company. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent the Company from using certain technology or from further developing or commercializing certain product candidates. If licenses from third parties are necessary but cannot be obtained, commercialization of the product candidates would be delayed or prevented.

    There may be patent applications and issued patents belonging to competitors that may require the Company to alter its product candidates, pay licensing fees or cease certain activities. If the Company's products or product candidates conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume substantial resources.

    The enactment of the legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected in the future, to the extent that the duration and level of the royalties it is entitled to receive from its potential collaborators is based on the existence of a valid patent. None of the issued patents currently owned or licensed by the Company are adversely affected by these changes in the term of patent protection.


    At present, India only grants process patents for pharmaceutical products. Although India is not a signatory of the Paris Convention, it is a member of the World Trade Organization ("WTO"). As a signatory of WTO, India is required to comply with its obligations under Trade-Related Aspects of Intellectual Property Rights ("TRIPS"). TRIPS requires India to grant product patents for pharmaceutical products after a certain transition period. During the transition period, participating countries must establish a means for filing patent applications relating to pharmaceutical products and agricultural chemicals and also grant exclusive marketing rights for certain periods. In response to claims raised by other countries, WTO ruled that India has not been abiding by its transition period commitments under TRIPS. India appealed the WTO decision, but lost the appeal. As a result, India is supposed to conform its patent rules to WTO requirements. Failure to do so could result in economic or other retaliation by member countries. In addition, as an aftermath of the Convention on Biological Diversity, India is planning to enact a law on national bio-diversity. This law may place restrictions and/or conditions for obtaining patents or other intellectual property relating to biological material or products derived therefrom.


    The Company also relies on unpatented technology, trade secrets and information and no assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to the Company's technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented technology, trade secrets and information. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to the Company and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's information in the event of unauthorized use or disclosure of such confidential information.

    TRADEMARKS

    The Company seeks to file trademark applications on major products before the products are publicly available. The following table reviews the Company's current trademark filings:


PRODUCT                                UNITED STATES                             INDIA
--------------------------  -----------------------------------  --------------------------------------
                            MENDAR-Registered Trademark-
RA-11                       RADICURE-Registered Trademark-       ARTREX-TM-
SA-12                       PERIBAN-Registered Trademark-        MULTICIDAL-Registered Trademark-MICROCIDAL-TM-
HP-11                       MODALEX-Registered Trademark-        MODALEX-TM-


OTHER GOVERNMENT REGULATION

    COVERAGE AND REIMBURSEMENT BY THIRD PARTY PAYERS

    The ability of the Company to successfully commercialize any products that receive FDA approval will depend, in part, on coverage and reimbursement of such products by third-party payers, such as government health care programs, indemnity insurers, and managed care organizations. Significant uncertainty exists as to the coverage and reimbursement status of pharmaceuticals and other products following approval by the FDA. Government and other third-party payers are increasingly attempting to contain costs by limiting both coverage and reimbursement for pharmaceuticals and products approved for marketing by the FDA and by refusing, in some cases, to provide coverage of approved pharmaceuticals and products for disease indications for which the FDA has not granted marketing approval. Payers are also increasingly applying cost effectiveness criteria to new therapies for which alternatives exist. There can be no assurance that the Company's products will be deemed cost effective compared to other alternative therapies, or that adequate third-party coverage and reimbursement will be available for the Company to realize an appropriate return on its investment. If adequate coverage and reimbursement is not provided by government and other third-party payers for uses of the Company's products, the market acceptance of these products could be adversely affected.

    HEALTH CARE "FRAUD AND ABUSE"

    Once the Company's products are marketed in the United States, the Company (and other entities marketing, purchasing, or seeking reimbursement for the Company's products), will be subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. False claims laws prohibit anyone from knowingly and willfully presenting, or causing to be presented, claims for payment to third party payers (including Medicare and Medicaid) that are false or fraudulent, for items or services not provided as claimed, or for medically unnecessary items or services. Thus, the Company's activities relating to sale and marketing of its products, including any advice that might be given concerning billing or reimbursement, would be subject to scrutiny under these laws. Violations of fraud and abuse laws are punishable by criminal and/or civil sanctions, including in some instances imprisonment and exclusion from participation in federal health care programs, such as Medicare and Medicaid. The Company intends to structure its sales, marketing and other activities to comply with these and other laws. However, given the broad reach of these laws, there can be no assurance that the Company's future activities would not be subject to scrutiny and/or challenge at some time in the future.

    ENVIRONMENTAL REGULATION

    In connection with its research and development activities and its manufacturing of clinical trial materials, the Company is subject to laws and standards prescribed by the Indian government, and will be subject to United States federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and animal tissues. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

    OTHER REGULATION

    The Company is also subject to laws of more general applicability dealing with issues such as occupational safety, employment, medical leave, and civil rights and discrimination. In the United States, federal, state and local governments in many instances are expanding the regulatory requirements on businesses, and the imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of the Company's operations.

    HEALTH CARE REFORM

    In the past several years there have been numerous initiatives in the United States on the federal and state government levels for comprehensive or incremental reforms affecting the payment for health care services and products, including a number of proposals that would significantly limit reimbursement under the Medicare and Medicaid programs. The Company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies. It is not clear at this time what existing or future proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these health care proposals, such as cutbacks in Medicare and Medicaid coverage and reimbursement for pharmaceuticals, could adversely affect the Company. There can be no assurance that past, present or future proposals for health care reform, or other changes in the administration or interpretation of governmental health care programs, will not have an adverse effect on the Company.

PRODUCT LIABILITY


    The testing and marketing of pharmaceuticals entail an inherent risk of product liability attributable to unwanted and potentially serious health effects. The Company intends to obtain clinical trial liability insurance coverage in an amount consistent with industry practice. However, there can be no assurance that such insurance coverage is or will continue to be adequate. In addition, the Company has product liability insurance in India, the country in which most of the Company's sales are generated. The Company is seeking to obtain product liability insurance to cover sales in other foreign countries, in amounts consistent with industry practice in those countries in which its products are to be marketed. There can be no assurance, however, that insurance will be available at all or in sufficient amounts to protect the Company at a reasonable cost.


FACILITIES


    The Company currently leases approximately 2,000 square feet of office space in San Jose, California. The lease has a three-year term, which commenced in October 1995, and provides for a monthly rental payment of approximately $3,200. The lease may be renewed, at the Company's option, for one additional three-year term at a rental based on the then fair market value. Bio-Ved leases approximately 1,550 square feet of office space in Pune, India under a three-year lease expiring in May 1999. The annual rental payment is approximately $15,000. In addition, Bio-Ved currently utilizes approximately 4,000 square feet of laboratory space provided by the Bharati Vidyapeeth's Pune College of Pharmacy. The laboratory space is provided pursuant to a five-year agreement which expires in 1999 under which the Company has agreed to pay an aggregate of approximately $7,000 annually to fund research fellowships and as a grant to the College. The Company intends to use proceeds from the Offering to establish and equip additional laboratory facilities for its research and development activities in India and believes that there is an adequate supply of suitable space in the Pune region for its expansion needs.


EMPLOYEES


    As of March 31, 1998, the Company had 26 employees, 17 of whom were engaged in research and development activities and nine are in executive management and marketing. The Company's employees are not governed by any collective bargaining agreement and the Company believes that its relationship with its employees is good.


MEDICAL/SCIENTIFIC ADVISORY BOARD

    The Company intends to form an Advisory Board from a multidisciplinary group of distinguished scientists representing different fields closely associated with the Company's business. Most of the prospective members will come from the existing consultants to the Company and will be supplemented by one or more representatives yet to be recruited.

CONSULTANTS

    The Company utilizes various consultants in India and in the United States for research and development of drug candidates, as well as for discovering potential new drug candidates. The Company confers with such consultants as necessary to discuss details of specific projects. Certain of the listed consultants have entered into agreements specifying the terms and scope of their individual consulting relationship with the Company. The Company does not believe that termination of any individual agreement would materially adversely affect its business. Although all these consultants have entered into confidentiality agreements, none of these individuals is employed by the Company and, therefore, they may have commitments to, or consulting contracts with, other entities which may compete with their obligations to the Company. The Company's consultants are:


    NARENDRA BHATT, M.D. (Ayurveda), a fourth generation Ayurvedic physician, received his M.D. degree from the University of Bombay in 1974. He has more than 23 years of experience in teaching, Ayurvedic clinical and pre-clinical research and pharmaceuticals. His career includes academic teaching and research in Ayurveda at the Government Podar Ayurvedic Institutes (1974-1987) and later as R&D/Medical Director for two well known Ayurvedic pharmaceutical companies. He has been R&D Advisor to Proctor & Gamble and Hoechst, India. He has authored numerous papers and publications (both in India and internationally) and has been awarded the highest honor by the International Academy of Ayurveda. He is an expert advisor to several international bodies in the area of plant pharmaceuticals. Among these is the Medical Control Authority (US FDA equivalent) of the United Kingdom.



    ARVIND CHOPRA, M.D. (Rheumatologist) received his M.D. degree from the Armed Forces Medical College at Pune, India, in 1977. He is a fellow of the American College of Rheumatology and a lifetime member in the Association of Physicians in India, Cardiological Society of India, Indian Rheumatology Association and the Interdisciplinary School of Health Sciences at the University of Pune. Dr. Chopra has numerous papers and publications to his credit and has organized many professional conferences in India.



    GEORGE EHRLICH, M.D. (Medical Affairs) is the Founding Master of the American College of Rheumatology and the Arthritis Foundation of North America. He currently is a professor of medicine at New York University and the University of Pennsylvania. In addition, Dr. Ehrlich is the Chairman of the Expert

Advisory Panel on Chronic Degenerative Diseases of the World Health Organization. He has held teaching and academic positions at various institutions, including Tufts University, Cornell University, Temple University and Hahnemann University School of Medicine. He retired as Vice President of Medical Affairs for Ciba Geigy Ltd. Worldwide. He was Chairman of the Arthritis Advisory Committee, FDA council 1993-1996, among other noted positions. Dr. Ehrlich is considered a world expert in inflammatory, arthritic and rheumatic diseases. He has written more than 200 publications, 55 abstracts, 60 book chapters and 11 books.


    PHILIP LAVIN, PH.D (Biostatistics) founded Boston Biostatistics, Inc. in 1983. He has been a statistical consultant for industry since 1976, member of the Harvard Medical School faculty since 1977, and has served on FDA advisory panels since 1983. He has co-authored over 150 publications in biostatistics and medicine. He is a recognized authority in clinical, regulatory, and biostatistical issues relating to drugs, devices, biologics, and cosmetics. Under his direction, Boston Biostatistics has grown into a mid-size contract research organization offering expert services in study and case report file design, site recruitment and monitoring, medical affairs, regulatory affairs, database development, data management and biostatistics, report writing, and regulatory submissions.


    KALINDI PHADKE, PH.D. (BioChemistry) has a Ph.D. degree in BioChemistry from the University of Bombay. She has held research positions in large multi-national pharmaceutical companies in the United States. Recently, she was Senior Research Scientist at Eli Lilly and Company, in Indianapolis. A United States citizen, she moved to India for family reasons where she was Deputy Director of the National Cell Sciences Center at the University of Pune. She has a special research fellowship from the National Institutes of Health. She has more than 50 publications, including original work in arthritis pharmacology models which are the standard of research in this area worldwide today.



    BHUSHAN PATWARDHAN, PH.D (Interdisciplinary Health Sciences) received his Ph.D. degree from the University of Pune, India. He is currently Dean of the Interdisciplinary School of Health Sciences University of Pune. In 1993, Dr. Patwardhan was selected as Co-Chairman of the 5th Annual INWIN and World Health Organization Interscience World Congress in Geneva, Switzerland. Dr. Patwardhan is a lifetime member of the Indian Medical Association, Indian Drug Research Association and the Indian Society for Cancer Research. He is the founding member of Ayurvedic International Diffusing Association, Science and Technology Park Society and Indian Society for Clinical Pharmacology and Therapeutics.


    RICHARD P. POLISSON, M.D., M.H.S. (Rheumatologist) was the Clinical Associate Professor, Immunology Branch, National Cancer Institute, National Institutes of Health in Bethesda, Maryland from 1978 through 1980. Later, he has held a number of academic appointments at Massachusetts General Hospital, Harvard Medical School and Duke University. He has been the principal investigator on a number of research projects and co-investigator on several others. The National Institutes of Health and many foundations and pharmaceutical companies have funded his projects. Since 1994, Dr. Polisson has held the position of Clinical Director, Arthritis Unit, and Director of all Clinical Research at Massachusetts General Hospital. Very recently, he has been named the Medical Director of Genzyme Tissue Repair (Genzyme, Corp.).


    SUSAN A. RICE, PH.D., D.A.B.T. (Toxicologist and Pharmacologist) received her Ph.D. degree in Comparative Pharmacology and Toxicology from the University of California at Davis. She has held numerous appointments, most recently as Senior Managing Scientist at Failure Analysis Associates, Inc. in California, and in the Department of Anesthesia at Stanford University School of Medicine from 1976 to the present. Dr. Rice is a member of the American Society of Anesthesia, American Society for Pharmacology and Experimental Therapeutics, the California Society of Anesthesiologists and the Northern California Chapter, Society of Toxicology. Her experience includes review and analysis studies for IND and pre-marketing approval applications.



    ABRAHAM ROSENBERG, PH.D. (Biochemistry and Neurochemistry) has a Ph.D. degree in Biochemistry from Columbia University College of Physicians and Surgeons. He was both a Fullbright Scholar and a Fullbright Senior Lecturer early in his career. He has been in academics and research most of his life. His positions include Professor, Biochemistry, Pennsylvania State University; Chief, Division of Molecular Biology, New York University and Professor, Brain Research and Neuropsychiatric Institutes, UCLA. Currently he is Professor, Psychiatry and Behavioral Sciences at Emory University. He has published more than 80 papers and served on the Editorial Boards of several reputed journals. He received the National Institutes of Health James A. Shannon Director's Award in 1996 for his work in neurochemistry.


    SUBRAMANIAM S. SHASTRI, PH.D., M.B.A. (Pharmaceutical Sciences) received a Ph.D. degree in Pharmacy and M.B.A. degree from the University of Iowa. He has 28 years of experience in the broad spectrum of pharmaceutical product development, including multidisciplinary project team management practices and is well-versed with the relevant regulatory requirements. Dr. Shastri has held several positions with Syntex Corporation since 1969, including management of the Research Pharmaceutical Operations from 1979 to 1993, during which sales nearly quadrupled. Dr. Shastri has received two patents from the United States.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL OF THE COMPANY

    The Company's directors, executive officers and key personnel are as follows:


NAME                                                       AGE      POSITION WITH THE COMPANY
-----------------------------------------------------      ---      -----------------------------------------------------
Sanjeev Chitre(1)(2).................................          44   Chairman of the Board of Directors
Deepa Chitre, M.D.(1)(2).............................          40   President, Chief Executive Officer and Director
Barry Wald...........................................          60   President, International Operations
Nina Renaud..........................................          47   Chief Financial Officer and Treasurer
Cynthia R. May.......................................          45   Director
Suzanne Rosenthal....................................          62   Director
Michael Splinter.....................................          47   Director
Ajit Chitre..........................................          54   Managing Director--Bio-Ved


------------------------

(1) Sanjeev Chitre and Deepa Chitre are married.

(2) May be considered a founder of the Company as that term is defined under the Securities Act.

    SANJEEV R. CHITRE has served as Chairman of the Board of Directors of the Company since inception. In 1989, Mr. Chitre founded Integrated Process Equipment Corp., a publicly traded semiconductor equipment manufacturer, and has served as its chairman since its inception in 1989 and as its chief executive officer from inception until August 1997. Mr. Chitre was a vice president of marketing and sales of Superwave Technology, Inc., a manufacturer of automated in-line systems for the semiconductor industry, from 1984 through 1989.

    DEEPA CHITRE, M.D. has served as a director of the Company since inception, as its Chief Executive Officer since October 1996 and as its President since October 1997. From 1993 to 1996, Dr. Chitre practiced pediatric medicine in private practice. From November 1990 to August 1996, Dr. Chitre served on the academic teaching faculty of Santa Clara Valley Medical Center, Stanford University Medical Center and Lucille Packard Children's Hospital. During this time, she was active in and chaired a number of committees involved in health care, scientific research, clinical management, hospital administration and medical teaching standards.

    BARRY WALD has served as President, International Operations of the Company since October 1997. From April 1994 until October 1997, Mr. Wald served as President and a Director of the Company. From 1991 to March 1994, he served as a consultant to the pharmaceutical drug delivery and biotechnology industry in marketing, business development and strategic planning. From 1976 to 1990, he was employed in various capacities, including Vice President, Marketing from 1981 until 1990, by Syntex Corporation, a pharmaceutical company. Mr. Wald played a significant role in the launches of several major products by Syntex Corporation, including a leading analgesic with worldwide sales reported to exceed $400 million. From 1968 to 1975, Mr. Wald was employed in various capacities by Merck Sharpe & Dohme.


    NINA RENAUD has served as Chief Financial Officer of the Company since September 1997. Since July 1995, Ms. Renaud has been a Managing Director of Corporate Golf, a San Francisco-based marketing company of which she is a principal and co-founder. Ms. Renaud currently devotes approximately 60% of her business time to the Company and the balance to Corporate Golf. From October 1992 until December 1994, Ms. Renaud was Vice President, Finance and Chief Financial Officer of Harris Moran Seed Company, a joint venture of Rhone-Poulenc and Lefarge-Coppee. Ms. Renaud has also served as a divisional chief financial officer, and as a director responsible for international licensing and export operations, for Pioneer Hi-Bred International and CBS, Inc.



    CYNTHIA R. MAY has served as a director of the Company since July 1995. Since 1981, Ms. May has been employed by Saginaw Controls & Engineering Corp., a private manufacturing company, most recently as vice president. Since July 1997, Ms. May has been a director and chief operating officer of Graminex USA L.L.C., a manufacturer and processor of agricultural products including herbs for the food and pharmaceutical industry. Since 1994, Ms. May has been treasurer of Marathon Investments L.L.C. and vice president and treasurer of GRQ, L.L.C., two private investment and financing entities.

    SUZANNE ROSENTHAL has served as a director of the Company since October 1997. Ms. Rosenthal is currently Chairman of the Board Emeritus of the Crohn's & Colitis Foundation of America, Inc. ("CCFA"), a position she has held since 1987. She served as CCFA's National President and its Executive Vice President for over 30 years since its founding in 1967. Ms. Rosenthal has served as a member of a number of National Institutes of Health advisory boards, councils and committees, and since 1993 has served on the Advisor Council of the National Institute of Diabetes, Digestive and Kidney Diseases. Ms. Rosenthal is the Founder and past President of the Digestive Disease National Coalition, a consortium of lay and medical professional organizations that educates the public regarding the need for increased research and improved health care for patients with digestive diseases.


    MICHAEL SPLINTER has served as a director of the Company since October 7, 1997. Mr. Splinter has been employed in various capacities with Intel Corporation ("Intel"), semiconductor chip manufacturer, since approximately 1984. He is currently a corporate Vice President and co-manages Intel's Technology and Manufacturing group, which is responsible for Intel's process development and worldwide manufacturing network. Mr. Splinter has authored numerous technical and management papers and holds two patents.

    AJIT CHITRE has served as Managing Director of Bio-Ved since September 1996 and as a consultant to the Company from April 1994 to August 1996. From May 1993 to August 1996 he was a consultant in marketing and new business development in the biotechnology and pharmaceutical industry including AyurCore. From 1988 to May 1993 he was Managing Director of Atija Corporation, a company involved in direct sales and marketing of equipment in the semiconductor and biotechnology industries. Mr. Ajit Chitre is a brother-in-law of Mr. Sanjeev and Dr. Deepa Chitre.

    All directors of the Company are elected by the stockholders, or in the case of a vacancy, by the directors then in office, to hold office until the next annual meeting of stockholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.


    In connection with the Offering, the Company has agreed, subject to certain exceptions, that it will, for a period of five years from the date of this Prospectus, upon the written request of the Representative, nominate and use its best efforts to elect a designee of the Representative (which designee may change from time to time) to serve as a director of the Company, or at the Representative's option, appoint such designee as a non-voting advisor to the Company's Board of Directors. The Representative has not yet exercised its right to designate such a person. See "Underwriting."


COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has established an Executive Committee, a Compensation and Stock Option Committee, and an Audit Committee. The Executive Committee, consisting of Messrs. Sanjeev Chitre and Michael Splinter and Dr. Deepa Chitre, exercises all the power and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law.

    The Compensation and Stock Option Committee, consisting of Ms. Cynthia May and Mr. Michael Splinter, makes recommendations to the Board of Directors concerning compensation, including incentive arrangements, of the Company's officers and key employees and others and administers the Company's Option Plan and determines the officers, key employees and others to be granted options under the Option Plan and the number of shares subject to such options.

    The Audit Committee, consisting of Ms. Suzanne Rosenthal and Mr. Michael Splinter, reviews the engagement of the Company's independent auditors and the independence of the accounting firm, the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures.

DIRECTOR COMPENSATION

    Directors who are employees of the Company receive no compensation, as such, for service as members of the Board. All directors are reimbursed for expenses incurred in connection with attendance of Board and committee meetings. On November 18, 1997, the Company granted options under the Option Plan to purchase 15,000 shares of Common stock at the initial public offering price per share to each of Cynthia May, Suzanne Rosenthal and Michael Splinter. See "--Stock Options--1997 Option Plan."

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


    The following table sets forth the aggregate compensation paid or accrued by the Company for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995 by Dr. Deepa Chitre, its President and Chief Executive Officer, and by Mr. Barry Wald, the only other executive officer whose compensation exceeded $100,000 during the fiscal year ended December 31, 1997 (together, the "Named Executive Officers").



                                                                                               ANNUAL COMPENSATION
                                                                                              ---------------------
NAME AND PRINCIPAL POSITION                                                     FISCAL YEAR     SALARY      BONUS
-----------------------------------------------------------------------------  -------------  ----------  ---------
Deepa Chitre, Chief Executive Officer and President..........................         1997    $  140,000(1)    --
                                                                                      1996    $   42,000(2)    --
                                                                                      1995    $   35,000     --

Barry Wald, President, International Operations..............................         1997    $  130,000(3)    --
                                                                                      1996    $  125,000(4)    --
                                                                                      1995    $  123,077  $  23,595


------------------------


(1) All of which has been deferred.



(2) Of such amount, $28,000 has been deferred.



(3) Of such amount, $104,932 has been deferred.



(4) Of such amount, $48,753 has been deferred.



    No stock options were granted to the executive officers named in the Summary Compensation Table during the fiscal years ended December 31, 1997, 1996 and 1995. See "--Stock Options."


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


    The following table sets forth certain information for the Named Executive Officers with respect to the exercise of options to purchase Common Stock during the fiscal year ended December 31, 1997 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 1997.



                                                                 NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                       OPTIONS AT             IN-THE-MONEY OPTIONS
                                       SHARES                      DECEMBER 31, 1997        AT DECEMBER 31, 1997(1)
                                      ACQUIRED       VALUE     --------------------------  --------------------------
NAME                                 ON EXERCISE   REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Deepa Chitre.......................         -0-          -0-          -0-           -0-           -0-            -0-
Barry Wald.........................      10,000       36,000       93,034        34,467     $ 526,572    $   195,083


------------------------


(1) Calculated on the basis of $6.00 per share, minus the per share exercise price multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS


    The Company has entered into employment agreements with each of Dr. Deepa Chitre and Mr. Barry Wald, effective as of the date of this Prospectus, pursuant to which such individuals are employed as (i) President and Chief Executive Officer, and (ii) President, International Operations, respectively, of the Company. Each agreement expires three years following the date of this Prospectus. Under the agreements (i) each executive has agreed to devote full time to the business of the Company, (ii) Dr. Chitre and Mr. Wald are to be paid annual salaries of $140,000 and $130,000, respectively, and each executive may be entitled to annual bonuses, at the sole discretion of the Company, of $35,000 and $30,000, respectfully and (iii) each executive is entitled to fringe benefits (such as paid vacation, disability insurance and participation in medical insurance and employee benefit plans) as are generally available to employees of the Company as well as such other benefits as may from time to time be authorized by the Company. Each agreement includes provisions restricting competitive activities and disclosure of confidential information, as well as provisions relating to ownership of inventions. Prior to entering into the present agreement, Mr. Wald had been employed pursuant to an agreement dated April 1994 under which Mr. Wald was initially entitled to an annual salary of $110,000, increasing to $130,000 (with a discretionary bonus) when the agreement expired on December 31, 1996, at which time Mr. Wald's employment was continued under the same terms pending finalization of the present agreement.


    The Company has obtained key-person life insurance coverage in the face amount of $2,000,000 on the life of Dr. Deepa Chitre naming the Company as beneficiary under such policy. The Company has agreed with the Representative to maintain such a policy in force for a minimum period of three years from the date of this Prospectus or the respective term of the employment agreement between the Company and such officer, whichever period is longer.

STOCK OPTIONS

    1997 STOCK OPTION PLAN


    In November 1997, the Board of Directors adopted and the stockholders approved the 1997 Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and non-qualified stock options ("NQSOs") to certain directors, officers, employees and consultants of the Company. The purpose of the Option Plan is to attract and retain exemplary employees, agents, consultants and directors. Options granted under the Option Plan may not be exercisable for terms in excess of 10 years from the date of grant. In addition, no options may be granted under the Option Plan later than 10 years after the Option Plan's effective date. Pursuant to the terms of the Option Plan, 227,986 shares of Common Stock have been reserved for issuance upon the exercise of options granted or available for grant under the Option Plan. Any shares subject to an option that terminates, expires or lapses for any reason, and any shares purchased pursuant to an option and subsequently repurchased by the Company pursuant to the terms of the option, shall again be available for grant under the Option Plan. As of the date of this Prospectus, a total of 45,000 options under the Option Plan have been granted to three of the Company's non-employee directors (15,000 options each), which options are exercisable at a price equal to the Offering price for a period of five years (vesting at the rate of one-third per year), commencing as of November 25, 1997. In addition, the Company granted an aggregate of 25,000 options under the Option Plan to three employees and consultants, which options are exercisable at $6.00 per share in various vesting schedules commencing May 13, 1999. No other options have yet been granted under the Option Plan.


    The Option Plan will be administered by the Board of Directors of the Company which will determine, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or NQSOs, or a combination thereof, and the number of shares of Common Stock to be subject to such options. The Board of Directors of the Company may, in its discretion, delegate its power, duties and responsibilities under the Option Plan to a committee consisting of two or more directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Exchange Act. The Compensation and Stock Option Committee is responsible for administering the Option Plan. Options may not be granted under the Option Plan with an exercise price which is less than the market price per share on the date of grant.

    The Option Plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the ISO will be treated as a NQSO. In addition, if an optionee owns more than 10% of the Company's stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the option cannot exceed five years.

    OPTION GRANTS OUTSIDE OF THE OPTION PLAN


    As of the date of this Prospectus, the Company has granted options outside of the Option Plan for the purchase of an aggregate of 310,970 shares of Common Stock, including options to purchase 137,501 shares at $.34 per share (all of which are currently vested and 10,000 of which were exercised in December 1997 by forgiveness of $3,400 in accrued and unpaid salary), 60,000 shares at $3.00 per share (vesting in three equal annual installments commencing September 15, 1998), and 10,000 shares at $3.00 per share (vesting in three equal annual installments commencing January 1, 1998), granted to Barry Wald, Nina Renaud and Ajit Chitre, respectively, each an executive officer or significant employee of the Company. The other 103,469 options granted are exercisable at various per share prices ranging from $3.00 to the initial public offering price per share, commencing at various times beginning immediately.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company has included in its Certificate of Incorporation provisions to indemnify its directors and officers to the extent permitted by Delaware law. The Company's Certificate of Incorporation also includes provisions to eliminate the personal liability of its directors and officers to the Company and its stockholders to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer's or director's breaches of fiduciary duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith and
(iii) those instances where such person received an improper personal benefit as the result of such breach.

    The Company's bylaws provide that the Company may indemnify any person, including officers and directors, with regard to any action or proceeding to the fullest extent permitted under Delaware law.

    The Company will enter into an Indemnification Agreement ("Indemnification Agreement") with each of its directors and officers. Each Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any civil or criminal action or administrative proceeding arising out of his or her performance of his or her duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Each Indemnification Agreement also will require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by director or officer that is party thereto to bring suit to seek recovery of amounts due under such Indemnification Agreement and will require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Although the Company intends to seek to obtain directors' and officers' liability insurance, such insurance is generally very expensive. If the Company is not able or willing to obtain director' and officers' liability insurance to cover amounts, if any, required to be indemnified by the Company, any payments made by the Company under an Indemnification Agreement will have an adverse impact on its earnings.

    It is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth as of the date of this Prospectus and as adjusted to reflect the sale of the 1,350,000 shares of Common Stock offered hereby, certain information concerning the beneficial ownership of the Common Stock by: (i) each person known by the Company to own more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers, and (iv) all executive officers and directors of the Company as a group:



                                                                                                    PERCENTAGE
                                                                                                  OF OUTSTANDING
                                                                                               SHARES BENEFICIALLY
                                                                                 NUMBER OF           OWNED(1)
                                                                                  SHARES     ------------------------
NAME AND ADDRESS OF                                                             BENEFICIALLY   BEFORE        AFTER
BENEFICIAL OWNER                                                                 OWNED (1)    OFFERING     OFFERING
------------------------------------------------------------------------------  -----------  -----------  -----------
Avantika Sanjeev Chitre Irrevocable Trust, dated July 8, 1991,
  Bruce W. Mcroy, Trustee.....................................................     690,072        31.09%       19.33%
  c/o Bruce W. McRoy, Esq.
  Reicker, Clough, Pfau & Pyle LLP
  15 West Carillo Street, Suite 100
  Santa Barbara, CA 93102

Sanjeev and Deepa Chitre (2)..................................................     690,072        31.09%       19.33%

Fred Kassner..................................................................     386,017(3)      16.15%      10.32
  c/o Liberty Travel
  69 Spring Street
  Ramsey, NJ 07446

Cynthia R. May (2)............................................................     226,651(4)       9.94%       6.24%

Marathon Investments, L.L.C...................................................     221,651(5)       9.74%       6.12%
  13260 Spencer Road
  Hemlock, MI 48626

Irwin M. Rosenthal............................................................     172,518(6)       7.77%       4.83
  c/o Rubin Baum Levin Constant & Friedman
  30 Rockefeller Center
  New York, NY 10012

Michael R. Splinter (2).......................................................     159,741(7)       6.87%       4.35%

Barry Wald (2)................................................................     137,501(8)       5.86%       3.72

Suzanne Rosenthal (2).........................................................       5,000(9)          *           *

All executive officers and directors as a group (6 persons)...................   1,218,965(10)      48.43%      31.52%


------------------------

*   Denotes less than 1%

(1) Except as indicated in the footnotes to this table, the Company believes that all the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Commission, a person or entity is deemed to be the beneficial owner of securities that can be acquired by such person or entity within 60 days from the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised. The inclusion herein of such shares listed as beneficially owned does not constitute an admission of beneficial ownership.

    Percentages herein assume a base of 2,219,702 shares of Common Stock outstanding as of the date of this Prospectus and a base of 3,569,702 shares of Common Stock outstanding immediately after the consummation of the Offering.


(2) The address of the beneficial owner is c/o AyurCore, Inc., 1737 N. First Street, Suite 290, San Jose, California 97112.

(3) Includes 170,000 shares of Common Stock underlying warrants. See "Description of Securities."


(4) Includes 5,000 shares of Common Stock underlying options granted under the Option Plan. Does not include an additional 10,000 shares underlying options granted under the Option Plan which are not exercisable within the next 60 days. Also includes 221,651 shares beneficially owned (including 55,000 shares underlying October 1997 Warrants) by Marathon Investments, L.L.C. ("Marathon"), of which Ms. May is a principal. Ms. May disclaims beneficial ownership of the shares owned by Marathon to the extent such shares exceed her proportionate interest therein. Does not include shares held by Ms. May's father, as to which Ms. May disclaims beneficial ownership.


(5) Includes 55,000 shares of Common stock underlying October 1997 Warrants. See "Description of Securities."


(6) Mr. Rosenthal is a partner in the law firm of Rubin Baum Levin Constant & Friedman, which firm shares beneficial ownership of shares held of record by Mr. Rosenthal. Mr. Rosenthal disclaims beneficial ownership of such shares to the extent such shares exceed his proportionate interest therein. Does not include 15,000 shares underlying an option granted under the Option Plan to Mr. Rosenthal's wife, Suzanne Rosenthal, a director of the Company.



(7) Includes (i) 54,741 shares of Common Stock held by the Splinter Roboostoff Family Partnership, of which Mr. Michael Splinter and his wife, Ms. Patricia Roboostoff, are general partners and (ii)100,000 shares of Common Stock underlying warrants and 5,000 shares of Common Stock underlying options granted under the Option Plan. Mr. Splinter disclaims beneficial ownership of the shares owned by the Splinter Roboostoff Family Partnership to the extent such shares exceed his proportionate interest therein. Does not include an additional 10,000 shares of Common Stock underlying options granted under the Option Plan which are not exercisable within the next 60 days. See "Description of Securities."



(8) Includes 127,501 shares of Common Stock underlying non-Option Plan options.


(9) Represents shares of Common stock underlying stock options granted under the Option Plan. Does not include an additional 10,000 shares underlying options granted under the Option Plan which are not exercisable within the next 60 days.


(10) Includes 155,000 shares of Common Stock underlying warrants, 15,000 shares underlying options granted under the Option Plan and 127,501 shares underlying non-Option Plan options.


                              CERTAIN TRANSACTIONS


    In October 1994, the Company borrowed $250,000 from Fred Kassner, a principal stockholder of the Company, under a two-year convertible promissory note bearing interest at prime plus 2% per annum, which was convertible into 61,050 shares of Common Stock. In April 1996, the Company borrowed an additional $250,000 from Mr. Kassner under a 90-day promissory note bearing interest at prime plus 2% per annum. In connection with the April 1996 loan, Mr. Kassner was granted two-year warrants to purchase up to 125,000 shares of Common Stock at 130% of the initial public offering price per share, which warrants expired in April 1998. In May 1998, the expiration date of these warrants was extended to May 2000. Effective October 31, 1997, pursuant to the Note Conversion, the outstanding principal and accrued interest under such notes, totaling $619,868, was converted into 154,967 shares of Common Stock.

In connection with this transaction Mr. Kassner was also granted October 1997 Warrants to purchase up to 45,000 shares of Common Stock at $4.00 per share.

    In February 1995, Marathon, a principal stockholder of the Company, purchased 166,651 shares of Common Stock from the Company for an aggregate purchase price of $1,000,000, or $6.00 per share. Under the subscription agreement, Marathon was granted certain anti-dilution rights. In consideration for the waiver by Marathon of the anti-dilution rights, Marathon was granted October 1997 Warrants to purchase up to 55,000 shares of Common Stock at $4.00 per share. Cynthia R. May, a director of the Company, is also a principal of Marathon.


    At various times from January 1996 through March 1998, the Company borrowed an aggregate principal amount of approximately $280,000 from Sanjeev Chitre, the Chairman of the Board of Directors and a principal stockholder of the Company. The loan is evidenced by a promissory note bearing interest at prime plus 2% per annum payable semi-annually. Originally, the note was to become due on demand, in stages. The terms of the note have been revised to provide that no amounts will become due and payable thereunder until one year following the consummation of the Offering, provided the Offering is consummated by August 1, 1998. The Company has allocated no proceeds of the Offering to repayment of the loan.



    In January 1996, Mr. Irwin Rosenthal, Secretary of the Company and husband of Ms. Suzanne Rosenthal, a director of the Company, loaned the Company $25,000, as evidenced by a promissory note bearing an annual interest rate of prime plus 2%. Originally, the note was to become due and payable on demand commencing January 1997. Mr. Rosenthal was a director of the Company at the time of the loan. The terms of the loan have been revised to provide that no amounts will become due and payable thereunder until one year following the consummation of the Offering, provided the Offering is consummated by August 1, 1998. The Company has allocated no proceeds of the Offering to the repayment of this loan.



    Mr. Rosenthal is also a partner of Rubin Baum Levin Constant & Friedman ("RBLC&F"), counsel to the Company. During the years ended December 31, 1997 and 1996, RBLC&F rendered legal services for the Company in the amount of approximately $250,000 (including deferred registration costs of approximately $210,000) and $68,000, respectively. The Company paid to RBLC&F a total of $50,000 and $0 during the years ended December 31, 1997 and 1996, respectively, and an additional $10,000 in February 1998. In addition, RBLC&F contributed services to the Company valued at approximately $118,000 in the aggregate over such periods. At March 31, 1998, approximately $358,000 was owed by the Company to RBLC&F for legal services rendered through that date. See "Legal Matters."



    In each of March 1996 and August 1997, Michael R. Splinter, a director of the Company, and his wife, Patricia Roboostoff, loaned the Company $100,000, as evidenced by promissory notes each bearing an annual interest rate of prime plus 2%. In connection with the loans, these individuals were granted two-year warrants to purchase up to an aggregate of 100,000 shares of Common Stock at 130% of the initial public offering price per share. In May 1998, the expiration date of the warrants granted in March 1996 (which warrants expired in March
1998) was extended to May 2000. Effective October 31, 1997, the outstanding principal and accrued interest under such notes, totaling $218,964, was converted into 54,741 shares of Common Stock in connection with the Note Conversion. In December 1997, the Company borrowed an additional $50,000 from these individuals under a promissory note bearing interest at prime plus 2% per annum. The promissory note is payable on demand commencing December 23, 1998 or, if the Offering is consummated by August 1, 1998, one year from consummation of the Offering.



    At various times from November 1996 through January 1998, the Company borrowed an aggregate principal amount of $625,000 from Atlantic Bank under three-month term notes bearing interest at Atlantic Bank's prime rate plus 2% per annum, payable monthly. In January and May 1998, the Company repaid a total of $50,000 in principal, and the notes representing the $575,000 principal balance have been consolidated and are presently due on August 4, 1998. The Atlantic Bank loan is guaranteed by Sanjeev and Deepa Chitre and secured by a pledge of common stock of another company, which stock is owned by the Avantika Sanjeev Chitre Irrevocable Trust, dated July 8, 1991, Bruce W. McRoy, trustee (the "Avantika Trust"), a trust for the benefit of Sanjeev and Deepa Chitre's minor daughter. The Company intends to use proceeds from the Offering to repay this loan.

    Effective upon the inception of Bio-Ved in November 1995, all of the outstanding stock of Bio-Ved was registered in the names of Mr. Sanjeev Chitre's sister, Anita Chitre, and her husband, Ajit Chitre, Managing Director of Bio-Ved, both of whom are resident Indians. The stock was registered in the names of these individuals pending compliance with Indian regulatory requirements applicable to AyurCore, Inc.'s investment in Bio-Ved. Currently, and as a result of such investment, Bio-Ved is owned more than 99% by AyurCore, Inc. with the balance being owned by Mr. and Mrs. Ajit Chitre. Since January 1995, Mr. Ajit Chitre has been compensated for services rendered in connection with the Company's India operations at the rate of approximately $9,000 per year.

                           DESCRIPTION OF SECURITIES

GENERAL


    The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). As of the date of this Prospectus, there were outstanding 2,219,702 shares of Common Stock (held by 12 holders) and no shares of Preferred Stock.


COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive dividends ratably, when, as, and if declared by the Board of Directors' out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on any Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are validly authorized and issued, fully paid, and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such Preferred Stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue Preferred Stock could discourage, delay, or prevent a takeover of the Company.

OUTSTANDING WARRANTS


    The Company has outstanding warrants to purchase up to an aggregate of 375,000 shares of Common Stock at a purchase price of 130% of the initial public offering price per share. These warrants expire at various times from August 1999 to May 2000. In addition, the Company has outstanding October 1997 Warrants to purchase up to an aggregate of 100,000 shares of Common Stock at $4.00 per share. These warrants expire in October 2002. Subject to certain limitations and exclusions, holders of these warrants are entitled to certain piggyback registration rights with respect to the underlying shares. See "Underwriting" for a description of the material terms of the Representative's Warrants to be issued by the Company to the Representative upon completion of the Offering.


DIVIDEND POLICY

    The Company has never paid any cash dividends on its Common Stock. The Company anticipates that in the future, earnings, if any, will be retained for use in the business of the Company or for other corporate purposes, and it is not anticipated that cash dividends in respect of the Common Stock will be paid.


DELAWARE ANTI-TAKEOVER LAW



    Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law") generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (iii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans, (iv) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 3/4% of the outstanding voting stock of the corporation that is not owned by the interest stockholder, or (v) the majority of the corporation's stockholders adopt an amendment to the corporation's certificate of incorporation electing not to be governed by the Delaware anti-takeover law, such amendment not being effective for 12 months following its adoption and not applicable to any business combination between the corporation and a stockholder who became an interested stockholder after its adoption. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.


TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company, at 40 Wall Street, 46th Floor, New York, New York, 10005, will serve as the Company's Transfer Agent and Registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon consummation of the Offering, the Company will have outstanding 3,569,702 shares of Common Stock. Of such shares, the 1,350,000 shares of Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act except for any shares purchased by a person who is or thereby becomes an affiliate of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act. The remaining 2,219,702 shares of Common Stock are restricted securities within the meaning of Rule 144 under the Securities Act and, in general, if held for at least one year, will be eligible for sale in the public market in reliance upon and subject to the limitations of Rule 144.

    In general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an affiliate of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares beneficially owned for at least one year that does not exceed the greater of (i) one percent of the number of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Furthermore, a person who is not deemed to have been an affiliate of the Company during the ninety days preceding a sale by such person and who has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume, manner of sale or notice requirements. Under Rule 144 (and subject to the conditions thereof), of the 2,219,702 shares of Common Stock outstanding as of the date of this Prospectus, 619,850 are eligible for sale immediately, 1,380,144 are held by affiliates of the Company and will become eligible for sale beginning 90 days after the date of this Prospectus; and substantially all of the remaining 219,708 shares will become eligible for sale as of October 31, 1998. Notwithstanding the foregoing, the holders of all of such shares have agreed, subject to certain limited exceptions, not to offer, sell, assign, pledge or transfer any of such shares for a period of 12 months from the date of this Prospectus without the Representative's prior written consent. In addition, the Company has granted certain registration rights with respect to the 135,000 shares of Common Stock underlying the Representative's Warrants and the 100,000 shares of Common Stock underlying the October 1997 Warrants, commencing one year following the date of this Prospectus. See "Underwriting."


    Under Rule 701 of the Securities Act, persons who purchase shares upon the exercise of options granted prior to the effective date of the Offering are entitled to sell such shares 90 days after the effective date of the Offering and in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and, in the case of nonaffiliates, without having to comply with the public information, volume limitation, or notice provisions of Rule 144.

    Prior to the Offering, there has been no public market for the Company's securities. Following the Offering, the Company cannot predict the effect, if any, that market sales of the Common Stock, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the existing stockholders of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Company's securities. In addition, the availability for sale of substantial amounts of Common Stock acquired through the exercise of options or warrants could adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING


    The underwriters named below (collectively, the "Underwriters") for which Network 1 Financial Securities, Inc. (the "Representative") is acting as representative, have agreed severally, not jointly, subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the several Underwriters, the 1,350,000 shares of Common Stock offered hereby. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:



                                                                                     NUMBER
UNDERWRITER                                                                        OF SHARES
---------------------------------------------------------------------------------  ----------
Network 1 Financial Securities, Inc..............................................

                                                                                   ----------
Total............................................................................   1,350,000
                                                                                   ----------
                                                                                   ----------

    The Underwriters are committed to purchase and pay for all of the shares of Common Stock offered hereby (other than shares offered pursuant to the over-allotment option) if any shares are purchased. The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.



    Through the Representative, the several Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions, not in excess of $.36 per share, of which not in excess of $.18 per share may be reallowed to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, concessions and reallowance may be changed.



    The Company has granted the Representative an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 202,500 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Representative may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.



    The Company has agreed to pay to the Representative individually, and not as a representative of the Underwriters, a 3% nonaccountable expense allowance, $10,000 of which has been paid to the Representative as of the date of this Prospectus. In September 1997, the Company paid $25,000 to be applied against a nonaccountable expense allowance of a former underwriter whose relationship with the Company has been terminated. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Representative may designate, including expenses of counsel retained for such purpose by the Representative.



    The Company has agreed to issue to the Representative and its designees, for nominal considerations warrants (this "Representative's Warrants") to purchase from the Company for four years, commencing one year from the date of this Prospectus, up to 135,000 shares of Common Stock, at an exercise price of
$         per share (125% of the initial public offering price per share). The
Representative's Warrants may not be transferred for one year following the date of this Prospectus, except to the officers and partners of the Representative or the Underwriters or members of the selling group, and are exercisable at any time, and from time to time, during the four-year period commencing one year following the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Representative's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Representative's Warrants are exercised or exchanged, dilution to the interests of the Company's then stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representative's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representative's Warrants. Any profit realized by the Representative on the sale of the Representative's Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. Subject to certain limitations and exclusions, the Company has agreed to register, at the request of the holders of a majority of the Representative's Warrants and at the Company's expense, the Representative's Warrants and the shares of Common Stock underlying the Representative's Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include such Representative's Warrants and such underlying shares in any appropriate registration statement that is filed by the Company during the seven years following the date of this Prospectus.



    In addition, the Company has agreed to enter into a consulting agreement to retain the Representative as a financial consultant for a period of two years from the consummation of this Offering at a fee equal to $5,000 per month, the entire $120,000 payable in full, in advance. The consulting agreement will not require the consultant to devote a specific amount of time to the performance of its duties thereunder.



    The Company has also agreed, for a period of three years following consummation of the Offering, if so requested by the Representative, to nominate and use its best efforts to elect a designee of the Representative as a director of the Company, or, at the Representative's option, as a non-voting adviser to the Company's Board of Directors.



    All of the Company's officers, directors and stockholders have agreed that, for the 12-month period following the date of this Prospectus, they will not, subject to certain limited exceptions, directly or indirectly sell, offer for sale, transfer, pledge or otherwise dispose of any securities of the Company, without the prior written consent of the Representative.


    The Representative has informed the Company that the Underwriters do not intend to sell any of the shares of Common Stock offered hereby to discretionary accounts.

    The Company has agreed to indemnify the Underwriters against certain civil liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act.


    Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the shares of Common Stock will be determined by negotiation between the Company and the Representative and may not necessarily relate to the Company's asset value, net worth or other established criteria of value. Among the factors that will be considered in determining the offering price are the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market. In connection with this Offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing their respective market prices. The underwriters also may create a short position for the account of the underwriters by selling more shares of Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase shares of Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. In addition, the underwriter may impose "penalty bids" under contractual arrangements with other underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other underwriters, the selling concession with respect to shares of Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.


                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, New York. Irwin M. Rosenthal, a partner of Rubin Baum Levin Constant & Friedman, is Secretary of the Company, is married to Ms. Suzanne Rosenthal, a director of the Company, and owns 172,518 shares of Common Stock. Mr. Rosenthal rendered legal services to the Company in connection with the Offering. Nishith Desai Associates has served as special counsel to the Company in connection with matters related to the laws of

India. Virginia K. Sourlis, Esq., Long Branch, New Jersey, will pass upon certain legal matters for the Underwriter.


                                    EXPERTS


    The Consolidated Financial Statements of the Company as of December 31, 1997, for the years ended December 31, 1997 and 1996 and for the period from January 11, 1993 (inception) through December 31, 1997, included herein and elsewhere in the Registration Statement, of which this Prospectus forms a part, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph relating to the existence of substantial doubt about the Company's ability to continue as a going concern) thereon appearing elsewhere in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

    The Company has filed with the Commission, a Registration Statement on Form SB-2 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a website that contains reports, proxy statements, and other information filed with the Commission. The address of such site is http://www.sec.gov.

                         AYURCORE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)


                                    CONTENTS


                                                                                                                PAGE
                                                                                                                -----

Independent Auditors' Report...............................................................................         F-2

  Consolidated Financial Statements

  Consolidated balance sheet as of December 31, 1997 and March 31, 1998 (unaudited)........................         F-3

  Consolidated statements of operations and consolidated statements of comprehensive loss for each of the years in the two-year period ended December 31, 1997 and for the period from January 11, 1993
    (inception) through December 31, 1997, for the three-month periods ended March 31, 1998 and 1997
    (unaudited) and for the period January 11, 1993 (inception) through March 31, 1998 (unaudited).........         F-4

  Consolidated statements of changes in capital deficiency for the period from January 11, 1993 (inception)
    through December 31, 1993 and for each of the years in the four-year period ended December 31, 1997 and
    for the three months ended March 31, 1998 (unaudited)..................................................         F-5

  Consolidated statements of cash flows for each of the years in the two-year period ended December 31,
    1997 and for the period from January 11, 1993 (inception) through December 31, 1997, for the three-month periods ended March 31, 1998 and 1997 (unaudited) and for the period January 11, 1993
    (inception) through March 31, 1998 (unaudited).........................................................         F-6

  Notes to consolidated financial statements...............................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
AyurCore, Inc.


    We have audited the accompanying consolidated balance sheet of AyurCore, Inc. and subsidiary (collectively, the "Company"), a development stage company, as of December 31, 1997, and the related consolidated statements of operations, comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 1997 and for the period January 11, 1993 (inception) through December 31, 1997 and changes in capital deficiency for each of the years ended December 31 in the period January 11, 1993 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of AyurCore, Inc. and subsidiary as of December 31, 1997 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended December 31, 1997 and for the period January 11, 1993 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has sustained recurring losses, a working capital deficiency, negative cash flows from operating activities and shareholders' capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Richard A. Eisner & Company, LLP


New York, New York


February 18, 1998

                         AYURCORE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)



                      CONSOLIDATED BALANCE SHEET (NOTE A)



                                                                                                       MARCH 31,
                                                                                                         1998
                                                                                      DECEMBER 31,   -------------
                                                                                          1997
                                                                                      -------------   (UNAUDITED)
ASSETS
Current assets:
  Cash..............................................................................  $      23,000  $       7,000
  Accounts receivable...............................................................          9,000         21,000
  Inventory (Notes B[2] and C)......................................................          8,000         18,000
  Prepaid expenses and other current assets.........................................          8,000         11,000
                                                                                      -------------  -------------

    Total current assets............................................................         48,000         57,000

Equipment, net (Notes B[3] and D)...................................................         45,000         40,000
Investments to be held to maturity (Note E).........................................         12,000         11,000
Deferred offering costs (Note K[5]).................................................        379,000        433,000
Other assets........................................................................         24,000         24,000
                                                                                      -------------  -------------
                                                                                      $     508,000  $     565,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

LIABILITIES
Current liabilities:
  Due to bank (Note E)..............................................................  $       4,000  $      10,000
  Bank debt (Note H)................................................................        500,000        600,000
  Accounts payable and accrued expenses (Note I)....................................      1,085,000      1,231,000
  Notes payable (including $355,000 and $405,000 to stockholders) (Note J)..........        455,000        505,000
  Accrued interest (including $38,000 and 48,000 to stockholders) (Note J)..........         54,000         66,000
                                                                                      -------------  -------------

    Total current liabilities.......................................................      2,098,000      2,412,000
                                                                                      -------------  -------------

Commitments and other matters (Notes A, M and N)

CAPITAL DEFICIENCY (NOTE K)
Preferred stock--$.001 par value, 5,000,000 shares authorized, none issued
Common stock--$.001 par value, 25,000,000 shares authorized, 2,219,702
  issued and outstanding............................................................          2,000          2,000
Additional paid-in capital..........................................................      3,565,000      3,564,000
Unearned compensatory stock options.................................................       (186,000)      (166,000)
Foreign currency translation adjustment.............................................         (8,000)        (3,000)
Deficit accumulated during the development stage....................................     (4,963,000)    (5,244,000)
                                                                                      -------------  -------------

    Total capital deficiency........................................................     (1,590,000)    (1,847,000)
                                                                                      -------------  -------------

                                                                                      $     508,000  $     565,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------


                       See notes to financial statements.

                         AYURCORE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF OPERATIONS (NOTE A)


                                                                                                     JANUARY
                                                              JANUARY 11,                              11,
                                                                  1993           THREE MONTHS          1993
                                            YEAR ENDED        (INCEPTION)           ENDED           (INCEPTION)
                                           DECEMBER 31,         THROUGH           MARCH 31,          THROUGH
                                      ----------------------  DECEMBER 31,  ----------------------  MARCH 31,
                                         1997        1996         1997         1998        1997        1998
                                      ----------  ----------  ------------  ----------  ----------  ----------
                                                                                  UNAUDITED         (UNAUDITED)

Revenue:
  Net product sales (Note L)........  $   91,000               $   91,000   $   10,000              $  101,000
  Royalty income (Note N[3])........      12,000                   12,000                               12,000
  Government grant..................     100,000                  100,000               $   56,000     100,000
                                      ----------              ------------  ----------  ----------  ----------
                                         203,000                  203,000       10,000      56,000     213,000
                                      ----------              ------------  ----------  ----------  ----------

Costs and expenses:
  Cost of sales.....................     100,000                  100,000        6,000                 106,000
  Research and development..........     272,000  $  401,000    1,312,000       34,000      89,000   1,346,000
  General and administrative........     735,000     844,000    3,012,000      225,000     183,000   3,237,000
                                      ----------  ----------  ------------  ----------  ----------  ----------
                                       1,107,000   1,245,000    4,424,000      265,000     272,000   4,689,000
                                      ----------  ----------  ------------  ----------  ----------  ----------
Operating (loss) before other income
  (expense).........................    (904,000) (1,245,000)  (4,221,000)    (255,000)   (216,000) (4,476,000)

Other income (expense):
  Interest income...................                   1,000       12,000        1,000                  13,000
  Interest expense..................    (528,000)    (83,000)    (644,000)     (27,000)    (27,000)   (671,000)
                                      ----------  ----------  ------------  ----------  ----------  ----------
NET LOSS............................  $(1,432,000) $(1,327,000)  $(4,853,000) $ (281,000) $ (243,000) $(5,134,000)
                                      ----------  ----------  ------------  ----------  ----------  ----------
                                      ----------  ----------  ------------  ----------  ----------  ----------
BASIC AND DILUTED LOSS PER SHARE....  $     (.70) $     (.66)               $     (.13) $     (.12)
                                      ----------  ----------                ----------  ----------
                                      ----------  ----------                ----------  ----------
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING--BASIC AND
  DILUTED...........................   2,034,945   1,999,994                 2,219,702   1,999,994
                                      ----------  ----------                ----------  ----------
                                      ----------  ----------                ----------  ----------

                          CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (NOTE B[11])

  Net Loss..........................  $(1,432,000) $(1,327,000)  $(4,853,000) $ (281,000) $ (243,000) $(5,134,000)
  Currency Translation Adjustment...      (8,000)                  (8,000)       5,000      (9,000)     (3,000)
                                      ----------  ----------  ------------  ----------  ----------  ----------
  Comprehensive loss................  $(1,440,000) $(1,327,000)  $(4,861,000) $ (276,000) $ (252,000) $(5,137,000)
                                      ----------  ----------  ------------  ----------  ----------  ----------
                                      ----------  ----------  ------------  ----------  ----------  ----------


                       See notes to financial statements

                         AYURCORE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
    CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY (NOTES A AND K)


                                                                                                                        FOREIGN
                                                                       COMMON STOCK       ADDITIONAL     UNEARNED      CURRENCY
                                                                  ----------------------    PAID-IN    COMPENSATORY   TRANSLATION
                                                                   SHARES      AMOUNT       CAPITAL    STOCK OPTIONS  ADJUSTMENT
                                                                  ---------  -----------  -----------  -------------  -----------
Issuance of shares to founders..................................  1,587,128   $   2,000    $  (2,000)
Sale of common stock ($0.55 per share)..........................     45,833                   25,000
Sale of common stock ($1.36 per share)..........................    139,332                  190,000
Contribution of services (Note F)...............................                              28,000
Value of options granted (Note K[4])............................                              22,000     $ (22,000)
Compensatory stock options earned...............................                                             3,000
      Net loss..................................................
                                                                  ---------  -----------  -----------  -------------  -----------
BALANCE--DECEMBER 31, 1993......................................  1,772,293       2,000      263,000       (19,000)    $       0
Sale of common stock ($4.09 per share)..........................     61,050                  250,000
Proceeds from payment of subscription receivables...............
Contribution of services (Note F)...............................                              15,000
Value of options granted (Note K[4])............................                             398,000      (398,000)
Compensatory stock options earned...............................                                            73,000
      Net loss..................................................
                                                                  ---------  -----------  -----------  -------------  -----------
BALANCE--DECEMBER 31, 1994......................................  1,833,343       2,000      926,000      (344,000)            0
Sale of common stock ($6.00 per share) (Note K[2])..............    166,651                1,000,000
Contribution of services (Note F)...............................                              42,000
Compensatory stock options earned...............................                                           142,000
      Net loss..................................................
                                                                  ---------  -----------  -----------  -------------  -----------
BALANCE--DECEMBER 31, 1995......................................  1,999,994       2,000    1,968,000      (202,000)            0
Contribution of services (Note F)...............................                              33,000
Valuation of warrants (Note J)..................................                              15,000
Value of options granted (Note K[4])............................                              39,000       (39,000)
Compensatory stock options earned (net of $4,000 for
  forfeitures)..................................................                              (4,000)      167,000
      Net loss..................................................
                                                                  ---------  -----------  -----------  -------------  -----------
BALANCE--DECEMBER 31, 1996......................................  1,999,994       2,000    2,051,000       (74,000)            0
Valuation of warrants (Notes and K[3])).........................                             103,000
Value of options granted (Note K[4])............................                             200,000      (200,000)
Compensatory stock options earned (net of $35,000 for
  forfeitures)..................................................                             (35,000)       88,000
Proceeds from exercise of stock options.........................     10,000                    3,000
Conversion of debt to common stock (Note J).....................    209,708                1,133,000
Foreign currency translation adjustment.........................                                                          (8,000)
Value of warrants issued in consideration of waiver (Note
  K[3]).........................................................                             110,000
      Net loss..................................................
                                                                  ---------  -----------  -----------  -------------  -----------
BALANCE--DECEMBER 31, 1997......................................  2,219,702   $   2,000    $3,565,000    $(186,000)    $  (8,000)
Compensatory stock earned (net of $1,000 forfeitures)...........                              (1,000)       20,000
Foreign currecy translation adjustment..........................                                                           5,000
      Net loss..................................................
                                                                  ---------  -----------  -----------  -------------  -----------
BALANCE--MARCH 31, 1998 (UNAUDITED).............................  2,219,702   $   2,000    $3,564,000    $(166,000)    $  (3,000)
                                                                  ---------  -----------  -----------  -------------  -----------
                                                                  ---------  -----------  -----------  -------------  -----------

                                                                    DEFICIT
                                                                  ACCUMULATED
                                                                   DURING THE                   TOTAL
                                                                  DEVELOPMENT   SUBSCRIPTION   CAPITAL
                                                                     STAGE       RECEIVABLE   DEFICIENCY
                                                                  ------------  ------------  ----------
Issuance of shares to founders..................................                              $        0
Sale of common stock ($0.55 per share)..........................                                  25,000
Sale of common stock ($1.36 per share)..........................                 $  (90,000)     100,000
Contribution of services (Note F)...............................                                  28,000
Value of options granted (Note K[4])............................                                       0
Compensatory stock options earned...............................                                   3,000
      Net loss..................................................   $ (163,000)                  (163,000)
                                                                  ------------  ------------  ----------
BALANCE--DECEMBER 31, 1993......................................     (163,000)      (90,000)      (7,000)
Sale of common stock ($4.09 per share)..........................                                 250,000
Proceeds from payment of subscription receivables...............                     90,000       90,000
Contribution of services (Note F)...............................                                  15,000
Value of options granted (Note K[4])............................                                       0
Compensatory stock options earned...............................                                  73,000
      Net loss..................................................     (768,000)                  (768,000)
                                                                  ------------  ------------  ----------
BALANCE--DECEMBER 31, 1994......................................     (931,000)            0     (347,000)
Sale of common stock ($6.00 per share) (Note K[2])..............                               1,000,000
Contribution of services (Note F)...............................                                  42,000
Compensatory stock options earned...............................                                 142,000
      Net loss..................................................   (1,163,000)                (1,163,000)
                                                                  ------------  ------------  ----------
BALANCE--DECEMBER 31, 1995......................................   (2,094,000)            0     (326,000)
Contribution of services (Note F)...............................                                  33,000
Valuation of warrants (Note J)..................................                                  15,000
Value of options granted (Note K[4])............................                                       0
Compensatory stock options earned (net of $4,000 for
  forfeitures)..................................................                                 163,000
      Net loss..................................................   (1,327,000)                (1,327,000)
                                                                  ------------  ------------  ----------
BALANCE--DECEMBER 31, 1996......................................   (3,421,000)            0   (1,442,000)
Valuation of warrants (Notes and K[3])).........................                                 103,000
Value of options granted (Note K[4])............................                                       0
Compensatory stock options earned (net of $35,000 for
  forfeitures)..................................................                                  53,000
Proceeds from exercise of stock options.........................                                   3,000
Conversion of debt to common stock (Note J).....................                               1,133,000
Foreign currency translation adjustment.........................                                  (8,000)
Value of warrants issued in consideration of waiver (Note
  K[3]).........................................................     (110,000)                         0
      Net loss..................................................   (1,432,000)                (1,432,000)
                                                                  ------------  ------------  ----------
BALANCE--DECEMBER 31, 1997......................................   $(4,963,000)  $        0   $(1,590,000)
Compensatory stock earned (net of $1,000 forfeitures)...........                                  19,000
Foreign currecy translation adjustment..........................                                   5,000
      Net loss..................................................     (281,000)                  (281,000)
                                                                  ------------  ------------  ----------
BALANCE--MARCH 31, 1998 (UNAUDITED).............................   $(5,244,000)  $        0   $(1,847,000)
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------


                       See notes to financial statements

                         AYURCORE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                JANUARY 11,                         JANUARY 11,
                                                                    1993                               1993
                                              YEAR ENDED        (INCEPTION)       THREE MONTHS      (INCEPTION)
                                             DECEMBER 31,         THROUGH        ENDED MARCH 31       THROUGH
                                        ----------------------  DECEMBER 31,  --------------------   MARCH 31,
                                           1997        1996         1997        1998       1997        1998
                                        ----------  ----------  ------------  ---------  ---------  -----------
                                                                                  (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................  $(1,432,000) $(1,327,000)  $(4,853,000) $(281,000) $(243,000) ($5,134,000)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization.....      19,000      12,000       40,000       5,000      6,000      45,000
    Contribution of services..........                  33,000      118,000                            118,000
    Compensation expense attributable
      to options......................      53,000     163,000      434,000      19,000     18,000     453,000
    Interest expense attributable to
      warrants........................      90,000                   90,000                             90,000
    Interest expense attributable to
      conversion of debt to stock.....     294,000                  294,000                            294,000
    Amortization of debt discount.....      13,000      15,000       28,000                             28,000
    Accrued interest..................      94,000      68,000      193,000      12,000     20,000     205,000
    Changes in:
      Inventory.......................       4,000     (12,000)      (8,000)    (10,000)    (5,000)    (18,000)
      Accounts receivable.............      (9,000)                  (9,000)    (10,000)               (19,000)
      Other assets....................      35,000     (39,000)     (32,000)     (3,000)   (15,000)    (35,000)
      Accounts payable and accrued
        expenses......................     318,000     295,000      785,000      96,000     87,000     881,000
                                        ----------  ----------  ------------  ---------  ---------  -----------
        Net cash used in operating
          activities..................    (521,000)   (792,000)  (2,920,000)   (172,000)  (132,000) (3,092,000)
                                        ----------  ----------  ------------  ---------  ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investments.............     (12,000)                 (12,000)                           (12,000)
  Purchase of equipment...............     (12,000)    (42,000)     (87,000)                (6,000)    (87,000)
                                        ----------  ----------  ------------  ---------  ---------  -----------
        Net cash used in investing
          activities..................     (24,000)    (42,000)     (99,000)          0     (6,000)    (99,000)
                                        ----------  ----------  ------------  ---------  ---------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sales of common
    stock.............................                            1,465,000                          1,465,000
  Proceeds from bank borrowings.......     303,000     200,000      503,000     106,000    100,000     609,000
  Proceeds from notes payable.........                 200,000      200,000                            200,000
  Proceeds from stockholder loans and
    advances..........................     263,000     442,000      965,000      50,000     50,000   1,015,000
  Repayment of stockholder advances...                              (10,000)                           (10,000)
  Deferred offering costs.............     (76,000)                 (76,000)     (4,000)               (80,000)
                                        ----------  ----------  ------------  ---------  ---------  -----------
        Net cash provided by financing
          activities..................     490,000     842,000    3,047,000     152,000    150,000   3,199,000
                                        ----------  ----------  ------------  ---------  ---------  -----------
Effect of exchange rates on cash......      (5,000)                  (5,000)      4,000      9,000      (1,000)
                                        ----------  ----------  ------------  ---------  ---------  -----------
NET (DECREASE) INCREASE IN CASH.......     (60,000)      8,000       23,000     (16,000)    21,000       7,000
Cash at beginning of period...........      83,000      75,000                   23,000     83,000
                                        ----------  ----------  ------------  ---------  ---------  -----------
CASH AT END OF PERIOD.................  $   23,000  $   83,000   $   23,000   $   7,000  $ 104,000   $   7,000
                                        ----------  ----------  ------------  ---------  ---------  -----------
                                        ----------  ----------  ------------  ---------  ---------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for
    interest..........................  $   37,000               $   37,000   $  12,000  $   7,000   $  49,000
  Noncash activities:
    Conversion of notes payable and
      accrued interest into shares of
      common stock....................  $  839,000               $  839,000                          $ 839,000
    Offering costs accrued............  $  303,000               $  303,000   $  50,000              $ 353,000


                       See notes to financial statements

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)


NOTE A--THE COMPANY

    AyurCore, Inc. was incorporated in Delaware on January 11, 1993. On October 10, 1997 the Board of Directors of Bio-Ved Pharmaceuticals Private Limited ("Bio-Ved") (a company organized in India in November 1995), authorized the issuance of 27,165 shares of its common stock for $7,500 to AyurCore, Inc., representing substantially all of its outstanding common stock. Effective November 1995, Bio-Ved was wholly owned by relatives of the majority stockholders of AyurCore, Inc. and was solely funded by AyurCore, Inc. The acquisition of Bio-Ved has been accounted for in a manner similar to a pooling-of-interests and accordingly the accompanying financial statements include the accounts of Bio-Ved from inception.

    AyurCore, Inc. and Bio-Ved (collectively, the "Company") are engaged in the discovery, development, clinical testing and marketing of proprietary plant-based pharmaceuticals (phyto-pharmaceuticals) for the treatment of chronic, difficult-to-treat human diseases, applying the principles of Ayurveda (an ancient science native to India which uses plants as medicinal therapies). Substantially all the Company's operations relating to Ayurvedic drugs are being conducted in India and certain of the Company's products require raw materials which are cultivated in India. The Company is in the development stage and, to date, has not generated any significant sales, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.


    For the period from inception through December 31, 1997, the Company has accumulated a deficit of $4,963,000, and has been dependent upon equity financing and advances and loans from stockholders and others. These factors raise substantial doubt about the Company's ability to continue as a going concern. In order to continue its operations, the Company is seeking additional financing, which it is endeavoring to do by means of a public offering of securities (see Note K[5]). However, there is no assurance that the Company can complete its proposed securities offering or that it can obtain adequate additional financing from other sources or that profitable operations can be attained. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of the above uncertainty.



    Foreign investments in Indian companies are subject to currency exchange control laws. Such laws may restrict the repatriation of income earned by, and capital invested in, such subsidiaries. Under current regulations, dividends up to the amount of net income are freely repatriatable. On December 8, 1997, the Company received approval for status which permits repatriation of invested capital as well. The Company's investments prior to that date, aggregating approximately $703,000, cannot be repatriated. Dividends from Bio-Ved to the Company are subject to an Indian distribution tax.


    In addition, the Indian government prohibits the export of certain plants, plant portions and their derivatives and extracts. This prohibition does not affect current operations.

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)


NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] BASIS OF PRESENTATION:

    The accompanying consolidated financial statements include the accounts of AyurCore, Inc. (including its Indian liaison office) and its substantially wholly owned subsidiary, Bio-Ved. All material intercompany transactions and account balances have been eliminated in consolidation.

[2] INVENTORY:

    Inventory is stated at the lower of cost (first-in, first-out method) or market.

[3] EQUIPMENT:

    Equipment is carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to five years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or term of the lease.

[4] RESEARCH AND DEVELOPMENT AND PATENTS:

    Research and development costs and patent expenses are charged to operations as incurred.

[5] USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[6] LOSS PER SHARE OF COMMON STOCK:

    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," in the year ended December 31, 1997 and has retroactively applied the effects thereof for all periods presented. Accordingly, the presentation of per share information includes calculations of basic and dilutive loss per share. The impact on the per share amounts previously reported was not significant.

    Additionally, pursuant to the Securities and Exchange Commission's Staff Accounting Bulletin No. 98, issuances of common shares and potential common shares issued for nominal consideration during the periods covered by statements of operations that are included in the registration statement and in subsequent filings with the SEC are reflected in computations of loss per share in a manner similar to a stock split or stock dividend.

[7] FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying value of cash, notes payable, trade payables and accrued expenses approximates their fair value because of the short maturity of those instruments.

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)


NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
[8] FOREIGN CURRENCY:


    The financial statements for the operations in India are translated into U.S. dollars from the Company's functional currency (Indian Rupee) at year end exchange rates for assets and liabilities and weighted average exchange rate for revenue and expenses. The effect of foreign currency translation adjustments are included as a component of capital deficiency.


    The Company's activities in India expose it to the risk associated with currency exchange fluctuations. These currency exchange fluctuations have not had a significant impact on reported results.

[9] STOCK-BASED COMPENSATION:

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for its employee stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock. Stock options granted to nonemployees for goods or services are measured using the fair value of these options and such costs are included in operating results as an expense.

[10] REVENUE RECOGNITION:

    Sales revenue is recognized when product is shipped. Grant revenues are recognized as the expenses for research and development activities performed under the terms of the grant award are incurred.


[11] COMPREHENSIVE INCOME:



    As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" issued in June 1997. SFAS 130 requires the reporting and display of comprehensive income items in a full set of general purpose financial statements. Other comprehensive income items are revenues, expenses, gains and losses that under generally accepted accounting principles are excluded from net loss and reflected as a component of equity, such as currency translation.



[12] INTERIM FINANCIAL INFORMATION:



    The financial statements at March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of financial position, results of operations and cash flows for those periods. Results of interim periods are not necessarily indicative of results for the entire year or any future periods.

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)


NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[13] RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:



    In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" and No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company has not yet determined whether the above pronouncements will have a significant effect on the information presented in the financial statements.



NOTE C--INVENTORY



    Inventory consists of the following:



                                                                      DECEMBER 31,    MARCH 31,
                                                                          1997          1998
                                                                      -------------  -----------
Raw materials.......................................................    $   6,000     $   9,000
Finished goods......................................................        2,000         9,000
                                                                           ------    -----------
                                                                        $   8,000     $  18,000
                                                                           ------    -----------
                                                                           ------    -----------



NOTE D--EQUIPMENT



    Equipment consists of the following:



                                                                       DECEMBER 31,   MARCH 31,
                                                                           1997         1998
                                                                       ------------  -----------
Office furniture and equipment.......................................   $   30,000    $  30,000
Computer equipment...................................................       21,000       21,000
Laboratory equipment.................................................       25,000       25,000
Leasehold improvements...............................................        9,000        9,000
                                                                       ------------  -----------
                                                                            85,000       85,000
Less accumulated depreciation and amortization.......................       40,000       45,000
                                                                       ------------  -----------
                                                                        $   45,000    $  40,000
                                                                       ------------  -----------
                                                                       ------------  -----------



NOTE E--INVESTMENTS



    The Company accounts for its investments based on the following categories:
(1) held-to-maturity; (2) available for sale and (3) trading investments. Held-to-maturity investments at December 31, 1997 consist of interest bearing deposits in Indian banks (see Note A). The carrying amount approximates fair value and the deposits mature between January 1999 and August 2000. At December 31, 1997 and March 31, 1998 approximately $5,000 and $8,000, respectively of the deposits are collateral for loans due to bank.

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE F--RELATED PARTY TRANSACTIONS


    The Company's operations in India are being directed by a relative of the principal stockholders. Such individual's compensation, based on an agreement, amounts to $9,000 per annum.


    For the years ended December 31, 1997 and 1996 approximately $40,000 and $101,000, respectively (including services contributed), were charged to operations for services provided by a law firm, of which a partner is also a stockholder of the Company. At December 31, 1997 and March 31, 1998 amounts owed to this related party aggregated approximately $328,000 and $358,000, respectively, and are included in accounts payable.



NOTE G--INCOME TAXES


    The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.


    The Company has available for tax purposes the following net operating loss carryforwards utilizable against the taxable income generated in each of the respective jurisdictions:



                                                                   DECEMBER 31,    MARCH 31
                                                                       1997          1998
                                                                   ------------  ------------
United States (expiring through 2012)............................   $3,557,000   $  3,736,000
India (expiring through 2005)....................................   $  230,000   $    253,000



    At December 31, 1997 and March 31, 1998, the Company has provided a valuation reserve against the full amount of its net operating loss benefit of approximately $1,500,000 and $1,580,000, respectively, (including $81,000 and $89,000, respectively, net operating loss benefit arising from the Indian subsidiary which may only be utilized against future Indian taxable income) and the benefit of $310,000 and $340,000, respectively from other temporary differences, principally compensation expense not currently deductible, since the likelihood of realization cannot be determined.


    A reconciliation between the actual income tax benefit and income taxes computed by applying the United States Federal income tax rate of 34% to the net loss is as follows:


                                                                                                     THREE MONTHS
                                                                            YEAR ENDED                  ENDED
                                                                           DECEMBER 31,               MARCH 31,
                                                                     ------------------------  ------------------------
                                                                        1997         1996         1998         1997
                                                                     -----------  -----------  -----------  -----------
Computed federal income tax (benefit) at 34% rate..................  $  (487,000) $  (451,000) $   (96,000) $   (82,000)
Impact of difference between foreign jurisdictions effective tax rate
  and U.S. tax rate................................................       (1,000)      (6,000)                   (1,000)
State taxes, net of federal tax benefit............................      (77,000)     (73,000)     (15,000)     (11,000)
Nondeductible interest charge......................................      117,000
Increase in valuation reserve......................................      448,000      530,000      111,000       94,000
                                                                     -----------  -----------  -----------  -----------
Effective rate.....................................................  $         0  $         0  $         0  $         0
                                                                     -----------  -----------  -----------  -----------
                                                                     -----------  -----------  -----------  -----------

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE G--INCOME TAXES (CONTINUED)


    Dividends paid by the Company's subsidiary are subject to a ten percent tax.



    The Internal Revenue Code contains provisions which may limit the utilization of the net operating loss carryforward available in any given year if significant changes occur in shareholder ownership interests. If the proposed public offering discussed in Note K[5] to the financial statements is consummated, it is probable that the amount of carryforward available in any given year will be limited.



NOTE H--BANK DEBT



    In October 1996 the Company borrowed $200,000 from a bank, payable on demand evidenced by a note bearing interest at 2% above the bank's "Benchmark Rate" (8.50% at December 31, 1997). Additionally, the Company borrowed $100,000 in May 1997 and $200,000 in September 1997. In September 1997 the three notes were combined into one note for $500,000 which was due February 2, 1998. On February 2, 1998 the Company borrowed an additional $100,000 and all the notes were combined into one note for $600,000 due May 4, 1998. On that date, the Company repaid $25,000 and the remaining balance of $575,000 was extended to August 4, 1998. The debt is collateralized by certain securities of a public company held by a principal stockholder and guaranteed by two principal stockholders who are also executive officers and directors.



NOTE I--ACCOUNTS PAYABLE AND ACCRUED EXPENSES



    Accounts payable and accrued expenses consist of the following:



                                                                   DECEMBER 31,   MARCH 31,
                                                                       1997          1998
                                                                   ------------  ------------
Professional fees (Note F).......................................   $  495,000   $    573,000
Payroll and related expenses.....................................      342,000        402,000
Consulting.......................................................      132,000        129,000
Other............................................................      116,000        127,000
                                                                   ------------  ------------
                                                                    $1,085,000   $  1,231,000
                                                                   ------------  ------------
                                                                   ------------  ------------

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE J--NOTES PAYABLE



    Notes payable are as follows:



                                                                     DECEMBER 31,  MARCH 31,
                                                                         1997         1998
                                                                     ------------  ----------
Note payable to stockholder (1)....................................   $   50,000   $   50,000
Notes payable (2)..................................................      100,000      100,000
Notes payable to stockholders (3)..................................      305,000      355,000
                                                                     ------------  ----------
                                                                      $  455,000   $  505,000
                                                                     ------------  ----------
                                                                     ------------  ----------


------------------------


(1) Note bears interest at 2% above prime (8.50% at December 31, 1997 and March 31, 1998) and are payable on demand.



(2) Note bears interest at 10% and is payable on demand.



(3) Notes bearing interest at 2% above prime (8.50% at December 31, 1997 and March 31, 1998), of which $230,000 is payable on August 1, 1998, $75,000 is payable in December, 1998 and $50,000 as of March 31, 1998 is payable in the first quarter of 1999, unless a public offering is consummated prior to August 1, 1998, in which case the notes shall be payable one year from consummation of the Offering.



    From January 1, through March 31, 1998, a stockholder made advances aggregating approximately $50,000 to the Company. The amounts have been combined with the stockholders' existing note with the same terms as shown in (3) above.



    In conjunction with certain notes issued, the Company granted warrants to purchase common stock (see Note K[3]). During the years ended December 31, 1997 and 1996, the Company valued these warrants, using the Black-Scholes pricing model, at $13,000 and $15,000, respectively which are being treated as debt discount and amortized over the period of each loan.



    Effective October 31, 1997, certain noteholders exchanged approximately $700,000 of principal (including $250,000 of convertible debt) plus accrued interest of $139,000 into shares of common stock at $4.00 per share. Except for the portion of the principal attributable to the convertible debt, the difference between the estimated fair value of the common stock and the $4.00 per share conversion price has been recorded as interest expense. If shares were issued at $4.00 per share in lieu of debt at the respective issuance date of debt, supplementary basic and diluted net loss per share for the years ended December 31, 1997 and 1996 and for the three months ended March 31, 1997 would have been $(.49), $(.60) and $(.11), respectively.



    On April 1, 1998, an individual loaned $250,000 to the Company. Principal and interest (calculated at 2% above prime) are payable on April 1, 1999; provided, however, if a public offering or a private placement is consummated by October 1, 1998, then principal and interest are payable one year thereafter. In connection with the note, the Company issued 125,000 warrants (see Note K[3]).

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE K--CAPITAL DEFICIENCY


[1] STOCK SPLIT AND CHANGE IN CAPITAL:


    On November 18, 1997, the Board of Directors of the Company approved a 18,333.486-for-1 stock split of its common stock. In addition, the Board of Directors increased the authorized shares to 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. All per share and share amounts in the accompanying financial statements have been retroactively adjusted to reflect the stock split.


[2] COMMON STOCK:

    On November 18, 1997 the Board of Directors of the Company approved the reclassification of its Class A and Class B common stock into one class of common stock. The accompanying financial statements present common stock on the one class basis.


    In 1995 an agreement was entered into for the purchase of 166,651 shares of common stock for $1,000,000 which contained an antidilution provision on the next subscription for the same class of stock which is at a per share price less than $6.00 (see Note K[3]).


[3] WARRANTS:


    In connection with certain notes payable issued during the year ended December 31, 1996 (see Note J) the Company issued warrants for the purchase of 200,000 shares of common stock at an exercise price of 130% of the anticipated initial public offering price. In May 1998, the Company authorized the extension of the expiration date of these then expired warrants, which will result in a non-cash charge to operations of $201,000 in the second quarter of 1998, representing the fair value of these warrants.



    In connection with a note payable issued during the year ended December 31, 1997 (see Note J), the Company issued warrants for the purchase of 50,000 of common stock at an exercise price of 130% of the anticipated initial public offering price, expiring August 1999.



    On December 8, 1997, the Board of Directors of the Company approved the grant of warrants to purchase 45,000 shares of common stock in connection with a debt conversion. The Company valued these warrants at $90,000. In addition, warrants to purchase 55,000 shares of common stock were granted in consideration for the waiver of certain antidilution rights (see Note K[2]). The difference between the estimated fair value of the underlying shares of common stock and the $4.00 per share exercise price of the warrants has been recorded either as interest expense or in the case of the antidilution waiver warrants as a dividend. The 100,000 warrants expire on October 30, 2002.



    On April 1, 1998, in connection with the note payable issued (see Note J), the Company issued warrants for the purchase of 125,000 shares of common stock at an exercise price of 130% of the anticipated initial public offering price, expiring on April 1, 2000.


[4] STOCK OPTIONS:

    Pro forma information regarding net loss and loss per share basic and assuming dilution is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE K--CAPITAL DEFICIENCY (CONTINUED)


under the fair value method of that statement. The effect of applying SFAS No. 123 on 1997 and 1996 proforma net loss and recognizing compensation expense for consultants as stated below are not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options, (2) fair value of additional stock options in future years and (3) reflect employee options granted subsequent to December 31, 1994. Had compensation cost for the Company's stock option grants to employees and directors been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net loss in 1997 and 1996 would have been approximately $(1,483,000) and $(1,327,000) or $(.73) and $(.66), respectively, for basic and diluted loss per share. The fair value of options granted to employees during the years ended December 31, 1997 and 1996 is estimated to be $2.14 and $1.37 per share, respectively. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the year ended December 31, 1997: risk free interest rate of 5.55%--5.79%; dividend yield 0%; volatility 40% and expected life for options granted of 5 years and for the year ended December 31, 1996: risk free interest rate of 6.64%--6.73%; dividend yield of 0%; volatility of 40% and expected life for options granted of 5 years.



    During the years ended December 31, 1997, 1996 and 1994, the Company issued options for 5,000, 29,000 and 30,000 shares of common stock to consultants which were valued at $20,000, $39,000 and $46,000, respectively, and are being amortized over the period of the related agreements.


    Through December 31, 1994 the Company has granted 261,252 options to employees at exercise prices less than the fair value of the underlying common stock at the dates of grant. The Company recorded the difference as unearned compensation, which is being amortized over the vesting period.

    During the year ended December 31, 1997 the Company granted 60,000 options to an employee at an exercise price which is $3.00 below the estimated fair value of the underlying common stock. The Company recorded the difference as unearned compensation, which is being amortized over the vesting period.


    No options were granted during the three month periods ended March 31, 1998 and March 31, 1997.

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE K--CAPITAL DEFICIENCY (CONTINUED)

    Stock option activity with respect to non-plan options is summarized as follows:


                                                                         WEIGHTED
                                                                          AVERAGE     NUMBER OF
                                                                         EXERCISE      SHARES
                                                              OPTIONS      PRICE     EXERCISABLE
                                                             ---------  -----------  -----------
Outstanding at December 31, 1995...........................    291,252         .99       80,317
                                                                                     -----------
                                                                                     -----------
Granted....................................................     40,500        3.00
Forfeited..................................................    (55,000)        .14
                                                             ---------
Outstanding at December 31, 1996...........................    276,752        1.46      117,184
                                                                                     -----------
                                                                                     -----------
Granted....................................................     65,000        3.00
Forfeited..................................................    (25,782)       1.02
Exercised..................................................    (10,000)        .34
                                                             ---------
Outstanding at December 31, 1997...........................    305,970        1.86      165,336
Forfeited..................................................     (5,000)       3.00
                                                             ---------               -----------
                                                             ---------               -----------
Outstanding at March 31, 1998..............................    300,970   $    1.84      174,503
                                                             ---------               -----------
                                                             ---------               -----------


    On November 18, 1997, the Board of Directors of the Company approved the Company's 1997 stock option plan (the "Plan"). Pursuant to the Plan a total of 227,986 shares of common stock have been reserved for issuance as incentive stock options to be granted to employees (including officer and directors) and nonqualified stock options to be granted to employees (including officers), directors, agents and consultants. Options granted under the Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. Options generally vest one-third immediately and thereafter one-third annually on the anniversary date of the grant.


    On November 18, 1997 the Board of Directors authorized the grant of an aggregate of 45,000 nonqualified stock options under the Plan to three nonemployee directors. The options are exercisable at $6.00 per share, vest one-third immediately and balance in two equal annual installments and are exercisable through November 18, 2002. At December 31, 1997 and March 31, 1998 the Company had 182,986 options available to issue under the Plan.

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE K--CAPITAL DEFICIENCY (CONTINUED)

    The following table summarizes information about stock options outstanding at December 31, 1997:


                                       OUTSTANDING
                       -------------------------------------------       EXERCISABLE
                                        WEIGHTED-                   ----------------------
                                         AVERAGE        WEIGHTED-               WEIGHTED-
                                        REMAINING        AVERAGE                 AVERAGE
  RANGE OF EXERCISE                    CONTRACTUAL      EXERCISE                EXERCISE
        PRICE            NUMBER      LIFE (IN YEARS)      PRICE      NUMBER       PRICE
---------------------  -----------  -----------------  -----------  ---------  -----------
 .34 $- 1.02.......        170,470            5.86       $     .51     136,003   $     .55
3.00$- 6.00......         180,500            3.94       $    4.16      44,333   $    4.01
                       -----------                                  ---------
                          350,970                                     180,336
                       -----------                                  ---------
                       -----------                                  ---------



    The following table summarizes information about stock options outstanding at March 31, 1998:



                                       OUTSTANDING
                       -------------------------------------------       EXERCISABLE
                                        WEIGHTED-                   ----------------------
                                         AVERAGE        WEIGHTED-               WEIGHTED-
                                        REMAINING        AVERAGE                 AVERAGE
  RANGE OF EXERCISE                    CONTRACTUAL      EXERCISE                EXERCISE
        PRICE            NUMBER      LIFE (IN YEARS)      PRICE      NUMBER       PRICE
---------------------  -----------  -----------------  -----------  ---------  -----------
    $ .34 - $1.02         170,470            5.61       $     .51     136,003   $     .55
    $ 3.00 - 6.00         175,500            3.70       $    4.20      53,500   $    3.84
                       -----------                                  ---------
                          345,970                                     189,503
                       -----------                                  ---------
                       -----------                                  ---------


[5] PROPOSED PUBLIC OFFERING:

    The Company has signed a letter of intent with an underwriter with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection therewith the Company anticipates incurring substantial expenses which, if the offering is not consummated, will be charged to expense.


NOTE L--SIGNIFICANT CUSTOMERS



    Two Indian customers accounted for all of the product sales for the year ended December 31, 1997. One of these customers accounted for all of the product sales during the three months ended March 31, 1998.



NOTE M--ROYALTIES


    In September 1994, April 1995 and June 1995, the Company acquired certain exclusive intellectual property rights from two inventors for payments aggregating $38,000, including certain milestone payments ($22,000 paid as of December 31, 1997). The Company has ongoing royalty commitments for sales of certain products covered by the rights acquired. The agreements provide for the payment of royalties on gross revenue earned on these product sales and sublicensing incorporating the technology.

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE M--ROYALTIES (CONTINUED)

    In December 1995, the Company was assigned certain exclusive intellectual property rights from an inventor for royalty payments on net receipts and on net royalties received from sublicenses.


    As of December 31, 1997 and March 31, 1998, royalties due under these agreements were DE MINIMIS.



NOTE N--COMMITMENTS


[1] LEASES:

    The Company is obligated for annual minimum rentals under operating leases for office, equipment and laboratory facilities as follows:

YEAR ENDING
DECEMBER 31,
---------------------------------------------------------------------------------------
1998...................................................................................  $  44,000
1999...................................................................................      6,000
                                                                                         ---------
                                                                                         $  50,000
                                                                                         ---------
                                                                                         ---------


    Rent expense was approximately $52,000, $49,000, $16,000 and $11,000, for the years ended December 31, 1997 and 1996 and for the three months ended March 31, 1998 and 1997, respectively.


[2] EMPLOYMENT AND CONSULTING AGREEMENTS:


    The Company has employment agreements with two officers which provide for annual base salaries of $140,000 and $130,000 (subject to annual increases of not more than 10% per year and bonuses of $35,000 and $30,000, respectively, at the discretion of the Board of Directors), for a period of three years, commencing on the effective date of the initial public offering.


    At December 31, 1997, the Company has a consulting agreement which provides for payments aggregating $11,000 through May 1998.

    In November 1997, the Company entered into an agreement with the National Institute of Immunology ("NII") in New Dehli, whereby NII will conduct certain animal studies for a period of one year. The total amount payable to NII under this agreement is approximately $20,000, of which approximately $4,000 has been paid as of December 31, 1997.

[3] DISTRIBUTION AND MARKETING AGREEMENTS:


    In April 1996, the Company entered into a five-year exclusive agreement to provide Blue Cross Laboratories Ltd. of Mumbai, India ("Blue Cross") with an antiseptic formulation at a mutually agreed upon price. The agreement provides for the Company to have available one month's supply of the product and is subject to penalties for nondelivery. The Company is to receive a royalty based on a percentage of the net sales value realized by Blue Cross. During the year ended December 31, 1997, the Company earned $12,000 of royalties under this agreement.

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE N--COMMITMENTS (CONTINUED)

    In September 1997, the Company entered into an exclusive three-year agreement with MD Pharmaceuticals Laboratories Ltd. ("MD") to distribute two of the Company's products to certain countries in southeast Asia. MD will provide the Company with sales orders on a quarterly basis (subject to minimum quantity orders). The Company reserves the right to discontinue manufacturing any of its products with six month notice to MD and agrees to refund the purchase price of discontinued inventory held by MD or replace it with ongoing product. The Agreement may be cancelled by either party after August 31, 2000 with six month notice or for cause.


    In September 1997, the Company also entered into a memorandum of understanding with Alembic Chemical Works Co. Limited ("Alembic"). Under the agreement, Alembic test marketed a product in the Indian State of Maharashtra for a period of six months. The Company provided 350,000 free capsules through March 1998 and all other marketing costs were borne by Alembic. At March 31, 1998, neither party has any continuing obligation to the other.


[4] MANUFACTURING AND SUPPLY AGREEMENTS WITH INDIAN COMPANIES:


    In October 1997, the Company entered into a five year manufacturing agreement with Eisen Pharmaceutical Co. Pvt. Ltd. ("Eisen") whereby Eisen will manufacture one of the Company's products at an agreed upon price. The agreement may be terminated by either party with three months notice without any further consideration.


    In October 1997, the Company also entered into a five-year agreement with Kancor Flavours & Extracts Pvt. Ltd. ("Kancor") whereby Kancor will provide plant extracts for use in the manufacture of one of the Company's products at an agreed upon price. Upon termination of the agreement due to breach by one of the parties it may be subject to damages incurred by the other party.

    The Company is not subject to any minimum purchase orders under the above agreements.


    In December 1997, the Company entered into a five year manufacturing agreement with S.P.B. Inc. ("SPB") whereby SPB will manufacture one of the Company's products at a price to be mutually agreed upon. The Company has a commitment to purchase 30,000 units per month. The agreement may be terminated by either party with three months notice without further consideration.



NOTE O--INFORMATION ON BUSINESS SEGMENT


    The Company operates in a single industry, the discovery, development, clinical testing and marketing of proprietary plant-based pharmaceuticals (phyto-pharmaceuticals) for the treatment of chronic, difficult-

                         AYURCORE, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                MARCH 31, 1998 AND MARCH 31, 1997 IS UNAUDITED)



NOTE O--INFORMATION ON BUSINESS SEGMENT (CONTINUED)

to-treat human diseases, applying the principles of Ayurveda. The Company's activities consist of operations in India and the United States. Information related to domestic and foreign operations is as follows:


                                                                      YEAR ENDED               THREE MONTHS
                                                                     DECEMBER 31,            ENDED MARCH 31,
                                                               ------------------------  ------------------------
                                                                  1997         1996         1998         1997
                                                               ----------  ------------  ----------  ------------
Revenues:
  United States..............................................  $  100,000                            $     56,000
  India......................................................     103,000                $   10,000
                                                               ----------                ----------  ------------
                                                               $  203,000                $   10,000  $     56,000
                                                               ----------                ----------  ------------
                                                               ----------                ----------  ------------
Operating loss:
  United States..............................................  $  745,000  $    809,000  $  258,000  $    183,000
  India......................................................     159,000       436,000      23,000        60,000
                                                               ----------  ------------  ----------  ------------
                                                               $  904,000  $  1,245,000  $  281,000  $    243,000
                                                               ----------  ------------  ----------  ------------
                                                               ----------  ------------  ----------  ------------
Identifiable assets:
  United States..............................................  $  413,000  $     93,000  $  456,000  $    108,000
  India......................................................      95,000       123,000     109,000       149,000
                                                               ----------  ------------  ----------  ------------
                                                               $  508,000  $    216,000  $  565,000  $    257,000
                                                               ----------  ------------  ----------  ------------
                                                               ----------  ------------  ----------  ------------



    Capital expenditures for the years ended December 31, 1997 and 1996 were $0 and $4,000, respectively, in the United States and $12,000 and $38,000, respectively, in India. Depreciation and amortization expense for the years ended December 31, 1997 and 1996 and the three months ended March 31, 1998 and 1997 was $3,000, $2,000, $1,000 and $1,000, respectively, in the United States and $16,000, $10,000, $4,000 and $5,000, respectively, in India.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          8
Use of Proceeds.................................         19
Dilution........................................         20
Capitalization..................................         22
Selected Consolidated Financial Data............         23
Managements' Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         24
Business........................................         29
Management......................................         49
Principal Stockholders..........................         54
Certain Transactions............................         55
Description of Securities.......................         57
Shares Eligible for Future Sale.................         58
Underwriting....................................         59
Legal Matters...................................         61
Experts.........................................         62
Additional Information..........................         62
Index to Consolidated Financial Statements......        F-1


                            ------------------------

    UNTIL            , 1998 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                 AYURCORE, INC.
                                1,350,000 SHARES



                                       OF


                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                      NETWORK 1 FINANCIAL SECURITIES, INC.



                                          , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Article Eight of the Certificate of Incorporation of AyurCore, Inc. (the "Registrant") eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such elimination of the personal liability of directors of the Registrant does not apply to (a) any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) action prohibited under section 174 of the Delaware General Corporation Law, and
(d) any transaction from which the director derived an improper personal benefit.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the "Registrant".


SEC Registration fee.............................................  $3,267.13
NASD filing fee..................................................   1,607.50
Nasdaq listing fee...............................................     10,000
Printing expenses................................................     70,000
Fees and expenses of counsels....................................    360,000
Fees and expenses of accountants.................................    110,000
Transfer agent and registrar fees................................      5,000
Blue sky fees and expenses.......................................     50,000
Representative's nonaccountable expense allowance................    243,000
Director and officer insurance premium...........................     45,000
Miscellaneous....................................................   2,125.37
                                                                   ---------
Total............................................................  $ 900,000
                                                                   ---------
                                                                   ---------



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


    Set forth below is information as to securities of the Registrant sold within the past three years which were not registered under the Securities Act of 1933, as amended (the "Act"). In connection with such sales, the Registrant relied upon the exemption from registration provided by Section 4(2) of the Act. All purchasers have represented that they are accredited investors. The information below gives effect to (i) the reclassification of the Registrant's Class A Common Stock and Class B Common Stock as a single class of Common stock and (ii) a stock split effected November 26, 1997, pursuant to which each outstanding share of common stock was reclassified and converted into 18,333.486 shares of Common Stock.

    On February 3, 1995, Marathon Investments L.L.C. purchased 166,651 shares of Common Stock of the Registrant at a purchase price of $1,000,000.

    From March 1996 to August 1997, the Company issued warrants to purchase 250,000 shares of Common Stock to three lenders in connection with their loans to the Company in the aggregate amount of $500,000. Each warrant entitles the holder to purchase one share of Common Stock at a price equal to 130% of the initial public offering price per share for a period of two years.

    Effective October 31, 1997, two holders of debt aggregating $838,830 in principal and accrued interest (the "Debt") converted the Debt into an aggregate of 209,708 shares of Common Stock of the Registrant. In addition, effective December 8, 1997, the Company approved the issuance of 45,000 warrants to one of such holders in connection with the Debt conversion, as well as 55,000 warrants to another stockholder of the Company in consideration for the release of certain antidilution rights. Each warrant entitles the holder to purchase one share of common stock at $4.00 per share for a period of five years.

    On December 31, 1997, Mr. Barry Wald exercised an option with respect to 10,000 shares of Common Stock at $.34 per share. The purchase price was paid by forgiveness of $3,400 in accrued and unpaid salary.


ITEM 27. EXHIBITS.

    (a) Exhibits:


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.
       3.1   Certificate of Incorporation of the Registrant (including amendments thereto).(1)
       3.2   By-Laws of the Registrant, as amended.
       4.1   Form of Representative's Warrant Agreement.
       4.2   Form of Common Stock Certificate.
       5.1   Opinion of Rubin Baum Levin Constant & Friedman regarding legality.
      10.1   Form of Employment Agreement entered into between the Registrant and Barry Wald.(1)
      10.2   Form of Employment Agreement entered into between the Registrant and Deepa Chitre.(1)
      10.3   1997 Stock Option Plan (including forms of option agreements).(1)
      10.4   Form of Indemnification Agreement to be entered into between the Registrant and its directors and executive officers.
      10.5   Lease Deed, dated as of April 19, 1996, by and between BAIF Development Research Foundation and Bio-Ved
             Pharmaceuticals Private Limited ("Bio-Ved") (including agreement for furniture, fixtures and fittings).(1)
      10.6   Office Building Lease, dated as of September 8, 1995, by and between Northwestern Mutual Life Insurance
             Company by its Agent Gibson Speno Management Company and Bio-Ved.(1)
      10.7   Agreement, dated as of July 26, 1994, by and between Poona College Pharmacy and Bio-Ved.(1)
      10.8   Memorandum of Understanding, dated as of October 9, 1997, by and between Bio-Ved and Alembic Chemicals
             Works Co. Limited.(1)
      10.9   Memorandum of Understanding, dated as of October 23, 1997, by and between Kancor Flavours & Extracts
             Pvt. Ltd. and Bio-Ved.(1)(2)
      10.10  Agreement, dated as of October 10, 1997, by and between Bio-Ved and Eisen Pharmaceutical Co. (Pvt.)
             Ltd.(1)(2)
      10.11  Agreement, dated as of September 28, 1994, by and between Bio-Ved and Dr. Bhushan Patwardhan
             ("Patwardhan") regarding RA-11.(1)(2)
      10.12  Agreement, dated as of April 7, 1995, by and between Patwardhan and the Registrant regarding
             RA-11.(1)(2)
      10.13  Agreement, dated as of April 7, 1995, by and between Patwardhan and the Registrant regarding
             RA-11.(1)(2)
      10.14  Agreement, dated as of April 7, 1995, by and between Patwardhan and the Registrant regarding
             IM-10.(1)(2)
      10.15  Agreement, dated as of June 26, 1995, by and between the Registrant and S.V. Karnataki.(1)(2)
      10.16  Patent Agreement, dated as of December 15, 1995, by and between Dr. Abraham Rosenberg and the
             Registrant.(1)(2)


------------------------


(1) Previously filed.


(2) Confidential treatment is being requested for portions of this exhibit pursuant to Rule 406 under the Securities Act.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.17  Distribution Agreement, dated as of September 1, 1997, by and between the Registrant and MD
             Pharmaceuticals Laboratories Ltd.(1)(2)
      10.18  Memorandum of Understanding, dated as of April 1, 1996, by and between Bio-Ved and Blue Cross
             Laboratories Ltd. (including supplement thereto).(1)(2)
      10.19  Promissory Note, dated January 29, 1996, made by the Registrant in favor of Irwin Rosenthal, as amended by letter dated May 26, 1998.
      10.20  Promissory Note, dated as of March 24, 1998, made by the Registrant in favor of Sanjeev Chitre, as amended by letter dated May 26, 1998.
      10.21  Stock Purchase Agreement, dated as of October 31, 1997, between the Registrant and Fred Kassner.(1)
      10.22  Stock Purchase Agreement, dated as of October 31, 1997, between the Registrant and Michael Splinter and
             Patricia Roboostoff.(1)
      10.23  Form of Financial Advisory and Investment Banking Agreement between the Registrant and Network 1
             Financial Securities, Inc.
      10.24  Form of Warrant, dated as of December 8, 1997, in favor of each of Fred Kassner and Marathon
             Investments, LLC.(1)
      10.25  Form of Registration Rights Agreement, dated as of December 8, 1997, in favor of each of Fred Kassner and Marathon Investments, LLC.(1)
      10.26  Promissory Note, dated December 23, 1997, made by Registrant in favor of Michael Splinter and Patricia
             Roboostoff, as amended by letter dated May 26, 1998.
      10.27  Memorandum of Understanding, dated as of December 10, 1997, by and between Bio-Ved and S.P.B. (Inc.)
      10.28  Promissory Note, dated April 1, 1998, made by Registrant in favor of Raj Rajartaman.
      10.29  Warrant, dated as of April 1, 1998, issued to Raj Rajartaman.
      10.30  Warrants, dated May 13, 1998, issued to each of Fred Kassner, Michael Splinter and Patricia Roboostoff
             and Paul Gupta in connection with prior loans.
      21.1   Subsidiaries of Registrant.(1)
      23.1   Consent of Richard A. Eisner & Company, LLP.
      23.2   Consent of Rubin Baum Levin Constant & Friedman (included in Exhibit 5).
      24.1   Power of Attorney (included with the signature page to the registration statement).(1)
      27.1   Financial Data Schedule.


------------------------


(1) Previously filed.


(2) Confidential treatment is being requested for portions of this exhibit pursuant to Rule 406 under the Securities Act.

ITEM 28. UNDERTAKINGS.


    (a) The undersigned Registrant hereby undertakes that it will:



    (1) File during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:



    (i)  include any prospectus required by section 10(a)(3) of the Securities
    Act;



    (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

    Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and



    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fida offering.



    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



    (b) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser of the Common Stock offered hereby.



    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



    (d) The undersigned Registrant hereby undertakes that:


    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form SB-2 and authorized this Amendment to its Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of San Jose, California, on May 26, 1998.


                                AYURCORE, INC.

                                By:  /s/ DEEPA CHITRE
                                     -----------------------------------------
                                     Deepa Chitre,
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                President, Chief Executive
       /s/ DEEPA CHITRE           Officer and Director
------------------------------    (Principal Executive         May 26, 1998
      Deepa Chitre, M.D.          Officer)

      /s/ SANJEEV CHITRE
------------------------------  Chairman of the Board of       May 26, 1998
        Sanjeev Chitre            Directors

                                Chief Financial Officer
       /s/ NINA RENAUD            and Treasurer (Principal
------------------------------    Financial and Accounting     May 26, 1998
         Nina Renaud              Officer)

     /s/ MICHAEL SPLINTER
------------------------------  Director                       May 26, 1998
       Michael Splinter

      /s/ CYNTHIA R. MAY
------------------------------  Director                       May 26, 1998
        Cynthia R. May

    /s/ SUZANNE ROSENTHAL
------------------------------  Director                       May 26, 1998
      Suzanne Rosenthal

                               INDEX TO EXHIBITS


  EXHIBIT                                                                                                     PAGE
  NUMBER                                              DESCRIPTION                                            NUMBER
-----------  ---------------------------------------------------------------------------------------------  ---------
       1.1   Form of Underwriting Agreement.
       3.1   Certificate of Incorporation of the Registrant (including amendments thereto).(1)
       3.2   By-Laws of the Registrant, as amended.
       4.1   Form of Representative's Warrant Agreement.
       4.2   Form of Common Stock Certificate.
       5.1   Opinion of Rubin Baum Levin Constant & Friedman regarding legality.
      10.1   Form of Employment Agreement entered into between the Registrant and Barry Wald.(1)
      10.2   Form of Employment Agreement entered into between the Registrant and Deepa Chitre.(1)
      10.3   1997 Stock Option Plan (including forms of option agreements).(1)
      10.4   Form of Indemnification Agreement to be entered into between the Registrant and its directors and executive officers.
      10.5   Lease Deed, dated as of April 19, 1996, by and between BAIF Development Research Foundation and Bio-Ved Pharmaceuticals Private Limited ("Bio-Ved") (including agreement for furniture, fixtures and fittings).(1)
      10.6   Office Building Lease, dated as of September 8, 1995, by and between Northwestern Mutual Life
             Insurance Company by its Agent Gibson Speno Management Company and Bio-Ved.(1)
      10.7   Agreement, dated as of July 26, 1994, by and between Poona College Pharmacy and Bio-Ved.(1)
      10.8   Memorandum of Understanding, dated as of October 9, 1997, by and between Bio-Ved and Alembic
             Chemicals Works Co. Limited.(1)
      10.9   Memorandum of Understanding, dated as of October 23, 1997, by and between Kancor Flavours &
             Extracts Pvt. Ltd. and Bio-Ved.(1)(2)
      10.10  Agreement, dated as of October 10, 1997, by and between Bio-Ved and Eisen Pharmaceutical Co.
             (Pvt.) Ltd.(1)(2)
      10.11  Agreement, dated as of September 28, 1994, by and between Bio-Ved and Dr. Bhushan Patwardhan
             ("Patwardhan") regarding RA-11.(1)(2)
      10.12  Agreement, dated as of April 7, 1995, by and between Patwardhan and the Registrant regarding
             RA-11.(1)(2)
      10.13  Agreement, dated as of April 7, 1995, by and between Patwardhan and the Registrant regarding
             RA-11.(1)(2)
      10.14  Agreement, dated as of April 7, 1995, by and between Patwardhan and the Registrant regarding
             IM-10.(1)(2)
      10.15  Agreement, dated as of June 26, 1995, by and between the Registrant and S.V. Karnataki.(1)(2)
      10.16  Patent Agreement, dated as of December 15, 1995, by and between Dr. Abraham Rosenberg and the
             Registrant.(1)(2)
      10.17  Distribution Agreement, dated as of September 1, 1997, by and between the Registrant and MD
             Pharmaceuticals Laboratories Ltd.(1)(2)
      10.18  Memorandum of Understanding, dated as of April 1, 1996, by and between Bio-Ved and Blue Cross
             Laboratories Ltd. (including supplement thereto).(1)(2)
      10.19  Promissory Note, dated January 29, 1996, made by the Registrant in favor of Irwin
             Rosenthal,as amended by letter dated May 26, 1998.
      10.20  Promissory Note, dated as of March 24, 1998, made by the Registrant in favor of Sanjeev
             Chitre, as amended by letter dated May 26, 1998.
      10.21  Stock Purchase Agreement, dated as of October 31, 1997, between the Registrant and Fred
             Kassner.(1)

  EXHIBIT                                                                                                     PAGE
  NUMBER                                              DESCRIPTION                                            NUMBER
-----------  ---------------------------------------------------------------------------------------------  ---------
      10.22  Stock Purchase Agreement, dated as of October 31, 1997, between the Registrant and Michael
             Splinter and Patricia Roboostoff.(1)
      10.23  Form of Financial Advisory and Investment Banking Agreement between the Registrant and
             Network 1 Financial Securities, Inc.
      10.24  Form of Warrant, dated as of December 8, 1997, in favor of each of Fred Kassner and Marathon
             Investments, LLC.(1)
      10.25  Form of Registration Rights Agreement, dated as of December 8, 1997, in favor of each of Fred
             Kassner and Marathon Investments, LLC.(1)
      10.26  Promissory Note, dated December 23, 1997, made by Registrant in favor of Michael Splinter and
             Patricia Roboostoff, as amended by letter dated May 26, 1998.
      10.27  Memorandum of Understanding, dated as of December 10, 1997, by and between Bio-Ved and S.P.B.
             (Inc.)
      10.28  Promissory Note, dated April 1, 1998, made by Registrant in favor of Raj Rajartaman.
      10.29  Warrant, dated as of April 1, 1998, issued to Raj Rajartaman.
      10.30  Warrants, dated May 13, 1998, issued to each of Fred Kassner, Michael Splinter and Patricia
             Roboostoff and Paul Gupta in connection with prior loans.
      21.1   Subsidiaries of Registrant.(1)
      23.1   Consent of Richard A. Eisner & Company, LLP.
      23.2   Consent of Rubin Baum Levin Constant & Friedman (included in Exhibit 5).
      24.1   Power of Attorney (included with the signature page to the registration statement).(1)
      27.1   Financial Data Schedule.


------------------------


(1) Previously filed.


(2) Confidential treatment is being requested for portions of this exhibit pursuant to Rule 406 under the Securities Act.